Filed pursuant to Rule 424(b)(3)

Registration No. 333-175989

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

SUPPLEMENT NO. 1 DATED MARCH 11, 2014

TO THE PROSPECTUS DATED MAY 31, 2013

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 31, 2013 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

•	the status of the offering;

•	special suitability standards applicable to investors in Iowa and Ohio;

•	additional risk factors;

•	an update to our plan of distribution, including the entry into a selected dealer agreement with Raymond James & Associates, Inc. (“Raymond James”);

•	the renewal of our advisory agreement;

•	the appointment of J. Michael Lynch to serve as our president;

•	updated information regarding our management;

•	updated information regarding short-term trading discounts;

•	updated information regarding our equity incentive plans;

•	updated information regarding compensation of our directors;

•	an update to selected information about our real property portfolio as of January 31, 2014;

•	updated information with respect to our real properties and real estate-related debt and securities;

•	updated selected information regarding our operations;

•	updated information regarding our capitalization;

•	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Annual Report on Form 10-K for the period ended December 31, 2013;

•	updated certain historical NAV information, which includes the components of our NAV calculation as of December 31, 2013;

•	updated quantitative and qualitative disclosures about market risk;

•	a correction to our net tangible book value per share;

•	updated experts information;

•	updated information regarding incorporation by reference; and

•	our consolidated financial statements and the notes thereto as of and for the period ended December 31, 2013.

Status of the Offering

As of March 4, 2014, we had raised gross proceeds of approximately $34.8 million from the sale of approximately 5.1 million shares in this offering, including approximately $256,000 through our distribution reinvestment plan. As of March 4, 2014, approximately $2,965.2 million in shares remained available for sale pursuant to this offering, including approximately $749.7 million in shares available for sale through our distribution reinvestment plan.

Suitability Standards

The following requirements supplement the “Suitability Standards” section of the Prospectus.

Iowa—Iowa investors must have either (i) a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $300,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $100,000. Additionally, Iowa investors may not invest more than 10% of their liquid net worth in us.

Ohio—In addition to our suitability requirements, Ohio investors may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment trusts.

Risk Factors

The following risk factors supplement the risk factors contained in the Prospectus.

We may alter our exposure to various property categories and we may not always own properties in each category.

We primarily target direct investments, through equity interests and/or joint ventures, in our four target property categories of office, industrial, retail and multifamily. Although we aim to diversify our real estate portfolio by owning properties in each of these categories, we may not always have significant holdings, or any holdings at all, in each category. For example, we currently have no multifamily investments and have recently sold a large portion of our industrial holdings. We may elect to increase or decrease our holdings in each category at any time and we may change our target property categories at any time. If we decrease or eliminate our holdings in any property category or cease to target any of the four property categories our real estate portfolio will be less diversified and we may not realize the benefits of diversification.

Your investment will likely be impacted by class-specific expenses of future offerings.

Dealer manager fees and distribution fees are allocated on a class-specific basis, which means that the expenses are borne by all holders of the applicable class. For example, an investor who acquired Class A shares in a private offering will be allocated a proportional share of the dealer manager fees and distribution fees we pay with respect to Class A shares sold in this public offering. Such Class A expenses are allocated among all Class A shares ratably, regardless of how each Class A stockholder acquired his or her shares. As a result, purchasers of Class A, Class W or Class I shares in this offering will likely be impacted by class-specific expenses that we pay with respect to future offerings of Class A, Class W and Class I shares. Specifically, we intend to operate as a perpetual-life REIT with respect to Class A, Class W and Class I stockholders, which means that we intend to offer Class A, Class W and Class I shares continuously. In order to do so, we will be required to file a new registration statement to register additional Class A, Class W and Class I shares of common stock with the Commission prior to the end of each three-year period following the commencement of this offering described in Rule 415 under the Securities Act. Dealer manager fees and distribution fees that are payable to our Dealer Manager on an ongoing basis with respect to shares sold in this offering (i.e., pursuant to our current registration statement) will cease when total underwriting compensation in this offering equals 10% of the gross proceeds from the primary portion of this offering. However, we expect that dealer manager fees and distribution fees will be payable with respect to Class A, Class W and Class I shares sold in subsequent offerings, and that investors in this offering will be allocated a proportional share of such class-specific expenses.

Because we generally do not mark our debt investments or real estate-related liabilities to market, the realizable value of specific debt investments and real property assets that are encumbered by debt may be higher or lower than the value used in the calculation of our NAV.

We do not undertake to mark to market our debt investments or real estate-related liabilities, but rather these assets and liabilities are generally included in our determination of NAV at an amount determined in accordance with GAAP. As a result, the realizable value of specific debt investments and real property assets that are encumbered by debt used in the calculation of our NAV may be higher or lower than the value that would be derived if such debt investments or liabilities were marked to market. In some cases such difference may be significant. For example, in Note 8 to our financial statements included in this Supplement at “Financial

Statements – Notes to Condensed Consolidated Financial Statements,” we disclosed that the estimated fair value of our debt liabilities, net of the fair value of our debt investments, was $40.6 million higher than the GAAP carrying balance, meaning that if we used the fair value of our debt rather than the carrying balance, our NAV would have been lower by approximately $40.6 million as of December 31, 2013.

Updates to Plan of Distribution

The following disclosure replaces the third, fourth and fifth paragraphs of the “Plan of Distribution—General” section of the Prospectus and all similar disclosure in the Prospectus.

Our Class A shares, Class W shares and Class I shares are available for different categories of investors. Class A shares are available to the general public. Class W shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, (2) through participating broker-dealers that have alternative fee arrangements with their clients, (3) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law or (4) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers. Class I shares are available for purchase in this offering only (1) by institutional accounts as defined by FINRA Rule 4512(c), (2) through bank-sponsored collective trusts and bank-sponsored common trusts, (3) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (4) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (5) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (6) by investors purchasing shares in a transaction that entitles our Dealer Manager to a “primary dealer fee” as described below under “—Underwriting Compensation—Primary Dealer Fee,” (7) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (8) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. In particular, we intend to sell Class I shares to a bank-sponsored collective trust named The Trust Advisors Portfolios Program, Series Seven, Reliance Trust Real Estate Portfolio – Dividend Capital Focus. The trust presently intends to raise capital by selling units of interest in the trust, and to invest a substantial amount of the proceeds in our Class I shares. The trust is under no obligation to purchase any Class I shares. Neither the Dealer Manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in Dividend Capital Diversified Property Fund Inc.

The shares of our common stock being offered to the public are being offered on a “best efforts” basis, which means generally that the Dealer Manager and the participating broker-dealers described below will be required to use only their best efforts to sell the shares of our common stock and they have no firm commitment or obligation to purchase any shares of our common stock. Our agreement with the Dealer Manager may be terminated by either party upon 60 days’ written notice. This offering commenced on July 12, 2012, the initial effective date of the registration statement of which this prospectus forms a part.

The broker-dealers participating in the offering of shares of our common stock are not obligated to obtain any subscriptions on our behalf, and we cannot assure you that any shares of common stock will be sold. Although we expect that most sales will be made through participating broker dealers, in certain situations the Dealer Manager may make sales without a participating broker dealer. In addition, we may make issuer direct sales with respect to Class I shares purchased in this offering by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and its affiliates; this will not have any effect on the price they pay for their shares.

The following disclosure updates the “Plan of Distribution — Underwriting Compensation— Primary Dealer Fee” section of the Prospectus and all similar disclosure in the Prospectus.

On May 31, 2013, we entered into an amendment to our dealer manager agreement to provide for a primary dealer fee on the terms previously described under the section of our Prospectus entitled “Plan of Distribution—Underwriting Compensation—Primary Dealer Fee.” In addition, consistent with our previously disclosed plans to enter into a selected dealer agreement with Raymond James, on May 31, 2013, we, the Dealer Manager and the Advisor entered into a selected dealer agreement with Raymond James, pursuant to which Raymond James agreed to act as a participating broker-dealer in this offering.

The following disclosure replaces the “Plan of Distribution — Underwriting Compensation— Selling Commissions—Class A Shares” section of the Prospectus and all similar disclosure in the Prospectus.

Selling Commissions—Class A Shares

Subject to the provisions for a reduction of the selling commission described below, we pay the Dealer Manager selling commissions on Class A shares sold in the primary offering of up to 3.0% of the NAV per Class A share sold in the primary offering. The selling commission expressed as a percentage of the NAV per share may be higher or lower than 3.0% due to rounding. Substantially all of the selling commissions are expected to be reallowed to participating broker-dealers. Further, selling commissions may be reduced or waived at the direction of the Dealer Manager, in connection with volume or other discounts, other fee arrangements or for sales to certain categories of purchasers. The Dealer Manager is not required to sell any specific number or dollar amount of shares of our common stock but will use its best efforts to sell the shares offered hereby in the primary offering.

We are offering volume discounts to purchasers who purchase $500,000 or more in Class A shares from the same broker-dealer, whether in a single purchase or as the result of multiple purchases. The Dealer Manager and any participating broker-dealers and their registered representatives will be responsible for the proper implementation of any applicable volume discounts. Any reduction in the amount of the selling commissions as a result of volume discounts received may be credited to the qualifying purchasers in the form of the issuance of additional shares. The net offering proceeds we receive will not be affected by any reduction of selling commissions.

The following table illustrates the various discount levels that may be offered to purchasers for Class A shares purchased in the primary offering:

Your Investment	Commission as a % of NAV Per Class A Share (1)
Up to $499,999.99	3.00%
$500,000 to $999,999.99	2.50%
$1,000,000 to $1,499,999.99	2.00%
$1,500,000 to $1,999,999.99	1.50%
$2,000,000 to $2,499,999.99	1.00%
$2,500,000 to $2,999,999.99	0.50%
$3,000,000 and up	0.00%

(1)	This presents the commission before rounding. For each purchase, the total per share purchase price will be calculated by adding the applicable selling commission percentage to the NAV per share and rounding to four decimal places; the actual selling commission per share that we pay will be the total per share purchase price less the NAV per share.

For an example of how the volume discount is calculated, assuming Class A NAV per share of $6.7619 and no volume discount per share, if an investor purchases $950,000 of Class A shares, the investor would pay $6.9648 per share and purchase 136,400 shares. With the volume discount, the investor would pay $6.9309 per share and purchase 137,067 Class A shares.

If you qualify for a volume discount as the result of multiple purchases of our Class A shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally, once you qualify for a volume discount, you will receive the benefit for subsequent purchases through the same participating broker-dealer. For this purpose, if you purchase Class A shares issued and sold in this offering you will receive the benefit of such Class A share purchases in connection with qualifying for volume discounts in our subsequent offerings through the same participating broker-dealer.

Notwithstanding the above, the Dealer Manager may, at its sole discretion, enter into an agreement with a participating broker-dealer, whereby such broker-dealer may aggregate subscriptions, including future subscriptions for which a bona fide letter of intent is provided, as part of a combined order for the purposes of offering investors reduced sales commissions, provided that any such aggregate group of subscriptions must be received from such broker-dealer. Any reduction in sales commissions would be prorated among the separate subscribers.

In addition, we will not pay selling commissions with respect to sales of Class A shares through either of the following distribution channels: (1) through fee-based programs, also known as wrap accounts or (2) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law.

Your ability to receive a discount or fee waiver based on combining orders or otherwise may depend on the financial advisor or broker-dealer through which you purchase your Class A shares. An investor qualifying for a discount will receive a higher percentage return on his or her investment than investors who do not qualify for such discount. Accordingly, you should consult with your financial advisor about the ability to receive such discounts or fee waivers before purchasing Class A shares.

The Dealer Manager may now pay certain supplemental fees and commissions in connection with the sale of Class I shares. The following disclosure supplements the “Plan of Distribution — Underwriting Compensation” section of the Prospectus and all similar disclosure in the Prospectus.

Supplemental Fees and Commissions

In addition to the fees and commissions that we pay in connection with this offering, the Dealer Manager may elect to pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to Class I shares sold in the primary offering. If such supplemental fees or commissions are paid with respect to an investment, the investor will be notified through disclosure on the subscription agreement. Such supplemental fees or commissions may be paid at the time of sale or over time. Any such supplemental fees and commissions will be considered underwriting compensation subject to the 10% underwriting compensation limit described below and will not be reimbursed by us, but may be reimbursed by the Advisor. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such supplemental fees and commissions to exceed $7.5 million.

The following disclosure replaces the disclosure in the “Plan of Distribution — Underwriting Compensation—Other Compensation” section of the Prospectus and all similar disclosure in the Prospectus.

Other Compensation

We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any organization and offering expenses (other than selling commissions, the dealer manager fee, distribution fees, the primary dealer fee, and certain amounts described in the paragraph below) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, legal fees of the Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the cost of educational conferences held by us, including costs reimbursement for registered persons associated with the Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us, and attendance fees and costs reimbursement for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers and promotional items.

In addition, the Advisor may pay the Dealer Manager, without reimbursement by us, additional amounts in order to fund certain of the Dealer Manager’s costs and expenses related to the distribution of the offering, including compensation of certain registered employees of the Dealer Manager as well as supplemental fees and commissions paid by the Dealer Manager with respect to sales of Class I shares described above. Such payments will be considered underwriting compensation subject to the 10% underwriting compensation limit described below. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect such payments to exceed $16.5 million (including payments to reimburse the Dealer Manager for payments of any supplemental fees or commissions in connection with the sale of Class I shares that are not reimbursable by us, as described in the “Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions” disclosure in this Supplement).

The following disclosure replaces the “Plan of Distribution—Underwriting Compensation—Limitations on Underwriting Compensation” section of the Prospectus and all similar disclosure in the Prospectus.

Limitations on Underwriting Compensation

The Dealer Manager monitors the aggregate amount of underwriting compensation that we and the Advisor pay in connection with this offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules. Under applicable FINRA rules, total underwriting compensation in this offering, including selling commissions, dealer manager fees, distribution fees, primary dealer fees, supplemental fees and commissions, and expense reimbursements or payments to the Dealer Manager and participating broker-dealers described in the table and footnotes below, may not exceed 10% of the gross offering proceeds of our primary offering. We will cease paying dealer manager fees and distribution fees with respect to shares sold in this offering on the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange, (ii) following the completion of this offering, total underwriting compensation in this offering equaling 10% of the gross proceeds from the primary portion of this offering or (iii) such shares no longer being outstanding, for example (without limitation) upon their redemption or other repurchase by us, upon our dissolution, or upon a merger or other extraordinary transaction in which we are a party and in which the shares are exchanged for cash or other securities. FINRA rules also limit our total cumulative organization and offering expenses (including selling commissions, bona fide due diligence expenses and underwriting compensation) to 15% of our gross offering proceeds. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering.

In order to show the maximum amount of compensation that may be paid in connection with this offering, the following table assumes that we sell all of the shares offered by this prospectus, that all shares sold are Class A shares, that no shares are reallocated between the primary offering and the distribution reinvestment plan and that all Class A shares are sold with the highest possible selling commissions.

Maximum Estimated Underwriting Fees, Expenses and Other Compensation

At Maximum Primary Offering of $2,250,000,000 (1) (2)

Selling commissions (3)	$65,533,981	2.91%
Dealer manager fee (4)	81,908,738	3.64%
Distribution fee (5)	68,257,281	3.03%
Wholesaling compensation allocations (6)	2,373,084	0.11%
Reimbursements related to retail seminars (7)	900,000	0.04%
Reimbursements related to bona fide training and education meetings (8)	1,274,563	0.06%
Reimbursements for wholesaling activities (9)	2,357,786	0.10%
Legal fees allocable to dealer manager	150,000	0.01%
Promotional items	244,567	0.01%
Right of First Refusal (10)	2,000,000	0.09%

Total	$225,000,000	10.00%

(1)	Because this table assumes that all shares sold are Class A shares, it does not reflect the payment of any primary dealer fees which are payable on certain Class I shares as described elsewhere in this prospectus. To the extent primary dealer fees are paid on Class I shares, such primary dealer fees will be considered underwriting compensation subject to the 10% underwriting compensation limit described above and thus will reduce the maximum amounts available for the other underwriting compensation expenses set forth in this table. In addition, to the extent that the Dealer Manager reimburses Raymond James for out-of-pocket expenses as described in “Plan of Distribution—Underwriting Compensation—Primary Dealer Fee,” such reimbursements will be considered underwriting compensation subject to the 10% underwriting compensation limit described above and thus will reduce the maximum amounts available for the other underwriting compensation expenses set forth in this table.
(2)	This table does not reflect payments by the Dealer Manager of any supplemental fees or commissions in connection with the sale of Class I shares that are not reimbursable by us, as described in the “Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions” disclosure in this Supplement, or payments by the Advisor to the Dealer Manager that are not reimbursable by us, as described in the “Plan of Distribution—Underwriting Compensation— Other Compensation” disclosure in this Supplement. To the extent any such payments are made, such payments will be subject to the 10% underwriting compensation limit described above and thus will reduce the maximum amounts available for the other underwriting compensation expenses set forth in this table, except with respect to reimbursements for expenses already included in the table. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect payments by the Dealer Manager of supplemental fees or commissions in connection with the sale of Class I shares that are not reimbursable by us, as described in the “Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions” disclosure in this Supplement, to exceed $7.5 million. Assuming that we sell the maximum primary offering in equal dollar amounts of each class offered, we do not expect payments by the Advisor to the Dealer Manager that are not reimbursable by us, as described in the “Plan of Distribution—Underwriting Compensation— Other Compensation” disclosure in this Supplement, to exceed $16.5 million (including payments to reimburse the Dealer Manager for payments of any supplemental fees or commissions in connection with the sale of Class I shares that are not reimbursable by us, as described in the “Plan of Distribution—Underwriting Compensation—Supplemental Fees and Commissions” disclosure in this Supplement).
(3)	Assumes the full selling commission of 3% of the NAV per share is paid for each Class A share sold in this offering.
(4)	The dealer manager fee accrues daily in an amount equal to 1/365th of 0.60% of our NAV per share for Class A and Class W shares and in an amount equal to 1/365th of 0.10% of our NAV per share for Class I shares for such day. The numbers presented reflect that dealer manager fees are paid over a number of years, and as a result, can cumulatively increase above 0.60% over time. The Dealer Manager may reallow a portion of the dealer manager fee to participating broker-dealers that meet certain thresholds of our shares under management and certain other metrics.
(5)	The distribution fee accrues daily in an amount equal to 1/365th of 0.50% of the amount of our NAV per share for our Class A shares for each day. The numbers presented reflect that distribution fees are paid over a number of years and, as a result, can cumulatively increase above 0.50% over time. The Dealer Manager may reallow the distribution fee to participating broker-dealers. The distribution fee is not payable on Class W or Class I shares.
(6)	Represents the estimated amount of non-transaction based compensation of the Dealer Manager’s employees engaged in the distribution of this offering that will be allocated to this offering under applicable FINRA rules.
(7)	Consists primarily of (a) fees paid to participating broker-dealers to attend retail seminars sponsored by such participating broker-dealers and (b) amounts used to reimburse wholesaling employees of the Dealer Manager for actual costs incurred by such employees for travel, meals and lodging in connection with attending retail seminars sponsored by participating broker-dealers.

(8)	Consists primarily of amounts used to reimburse participating broker-dealers for the actual costs incurred by registered representatives for travel, meals and lodging in connection with attending bona fide training and education meetings sponsored by us or the Dealer Manager.
(9)	Consists primarily of expense reimbursements for actual costs incurred by employees of the Dealer Manager in the performance of wholesaling activities, including entertainment expenses. We will reimburse the Dealer Manager for these expenses to the extent permissible under applicable FINRA rules.
(10)	Under applicable FINRA rules, the right of first refusal granted to Raymond James described in “Plan of Distribution—Underwriting Compensation—Primary Dealer Fee” is considered underwriting compensation subject to the 10% underwriting compensation limit and is attributed a value equal to $2,000,000.

Renewal of Advisory Agreement

On June 27, 2013, we, the Operating Partnership and our Advisor agreed to renew the Advisory Agreement effective as of June 30, 2013 for an additional one-year term expiring June 30, 2014. The terms of the Advisory Agreement otherwise remain unchanged.

Appointment of J. Michael Lynch to Serve as President

On June 27, 2013, our board of directors appointed J. Michael Lynch to serve as President, effective as of July 1, 2013. Mr. Lynch became an employee of the Advisor, effective as of July 1, 2013. Mr. Lynch, age 60, has over 30 years of real estate development and investment experience. Prior to joining the Company, Mr. Lynch served as Chief Investment Officer of Arden Realty, Inc., a GE Capital Real Estate Company, from May 2007 to June 2013. While with Arden Realty, Mr. Lynch oversaw capital market activities for a $4.5 billion office and industrial portfolio and led a team responsible for approximately $2 billion in acquisition and disposition activity. From May 2004 to March 2007, he served as Senior Vice President of Investments for Equity Office Properties Trust. While at Equity Office Properties Trust, Mr. Lynch managed office investment activity in major cities in the Western U.S. and development activity throughout the U.S. and completed transactions valued at over $1.5 billion of core and core-plus properties.

Mr. Lynch serves as an Advisory Board member for American Homes 4 Rent. Mr. Lynch received his Bachelor of Science Degree in Economics, cum laude, from Mount Saint Mary’s College and his Master’s Degree in Architecture from Virginia Polytechnic Institute.

Management

The following paragraph replaces the similar paragraph under “—Management—Board of Directors” in the Prospectus.

Our charter and bylaws provide that the number of our directors may be established by a majority of the board but may not be fewer than three nor more than 15. The foregoing is the exclusive means of fixing the number of directors. Our charter also provides that a majority of the directors must be independent directors. Our charter provides that at least one of the independent directors must have at least three years of relevant real estate experience. The independent directors will nominate replacements for vacancies among the independent directors.

Short-Term Trading Discounts

The following disclosure replaces the similar disclosure under “—Description of Capital Stock—Class A, Class W and Class I Share Redemption Program—Short-Term Trading Discounts” in the Prospectus.

Short-Term Trading Discounts

There is no minimum holding period for shares of our common stock and stockholders can request that we redeem their shares at any time. However, subject to limited exceptions, shares redeemed within 365 days of the date of purchase will be redeemed at NAV per share for the class of shares being redeemed less a short-term trading discount equal to 2% of the gross proceeds otherwise payable with respect to the redemption. This short-term trading discount will also generally apply to minimum account redemptions that occur during the 365 day period following the purchase of the shares. The short-term trading discount will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the short-term trading discount in the following circumstances:

•	redemptions resulting from death or qualifying disability;

•	in the event that a stockholder’s shares are redeemed because the stockholder has failed to maintain the $2,000 minimum account balance; or

•	with respect to shares purchased through our distribution reinvestment plan.

In addition, the short-term trading discount may not apply to transactions initiated by the trustee or adviser to a donor-advised charitable gift fund, collective trust fund, common trust fund, fund of fund(s) or other institutional accounts, strategy funds or programs if we determine, in our sole discretion, such account, fund or program has an investment strategy or policy that is reasonably likely to control short-term trading. Further, shares of our common stock may be sold to certain employer sponsored plans, bank or trust company accounts and accounts of certain financial institutions or intermediaries for which we may not apply the redemption discount to underlying stockholders, often because of administrative or systems limitations.

Equity Incentive Plans

The following disclosure updates the section of the Prospectus entitled “Management—Equity Incentive Plan” and all similar disclosure in the Prospectus.

Amended and Restated Equity Incentive Plan

On December 5, 2013, our board of directors adopted the Amended and Restated Equity Incentive Plan (the “Amended Plan”). The Amended Plan amends and restates our prior equity incentive plan (the “Prior Plan”) that was adopted by the board of directors on January 12, 2006 and suspended indefinitely by the board of directors on June 17, 2011. In connection with adopting the Amended Plan, the board of directors lifted the suspension and reinstated the plan, as amended. The main changes in the Amended Plan are (i) removing automatic grants of stock options to our independent directors, (ii) clarifying that eligible participants under the plan include employees of the Company’s external advisor and other consultants, provided that the recipients are natural persons providing bona fide services to the Company and those services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s stock, and (iii) clarifying that awards under the plan may be made with respect to any shares of the Company’s common stock, including unclassified (or “Class E”) shares as well as Class A, Class W and Class I shares. Other minor clarifications were made as well.

The Amended Plan provides for the granting of stock options, stock appreciation rights, restricted stock, stock units and/or other stock-based awards to our employees (if we have any in the future), our independent directors, employees of the Advisor or its affiliates and other advisors and consultants of ours and of the Advisor selected by the plan administrator for participation in the Amended Plan. Any such stock options, stock appreciation rights, restricted stock, stock units and/or other stock-based awards will provide for exercise prices, where applicable, that are not less than the fair market value of shares of our common stock on the date of the grant.

Our board of directors administers the Amended Plan as the plan administrator, with sole authority to select participants, determine the types of awards to be granted and determine all the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our status as a real estate investment trust for tax purposes or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless determined by the plan administrator, no award granted under the Amended Plan will be transferable except through the laws of descent and distribution.

An aggregate maximum of 5.0 million shares may be issued upon grant, vesting or exercise of awards under the Amended Plan, although the board of directors, to date, has only authorized and reserved for issuance a total of 2.0 million shares of our common stock under the Amended Plan. In addition, to any individual in any single calendar year no more than 200,000 shares may be made subject to stock options or stock appreciation rights under the Amended Plan and no more than 200,000 shares may be made subject to other stock-based awards under the Amended Plan. In connection with the adoption of the Prior Plan, our board of directors adopted an administrative rule, which is subject to change at any time, to the effect that it will not approve the issuance of new awards under the plan (other than the initial grant of options to our independent directors) if, after giving pro forma effect to such issuance, the aggregate number of shares of our common stock subject to all outstanding awards exceeds 4% of the sum of (i) the number of shares of our then outstanding common stock and (ii) the number of then outstanding OP Units, other than those held by us. If any shares subject to an award under the Amended Plan are forfeited, cancelled, exchanged or surrendered or an award terminates or expires without a distribution of shares or if shares are surrendered or withheld as payment of either the exercise price of an award or withholding taxes in respect of an award, such number of shares will again be available for awards under the Amended Plan. In the event of certain corporate transactions affecting our common stock, such as, for example, a reorganization, recapitalization, merger, spin-off, split-off, stock dividend or extraordinary dividend, our board of directors will have the sole authority to determine whether and in what manner to equitably adjust the number and type of shares and the exercise prices applicable to outstanding awards under the plan, the number and type of shares reserved for future issuance under the plan, and, if applicable, performance goals applicable to outstanding awards under the plan.

Under the Amended Plan, our board of directors will determine the treatment of awards in the event of a change in our control. The Amended Plan will automatically expire on January 12, 2016, unless extended or earlier terminated by our board of directors. Our board of directors may terminate the Amended Plan at any time. The expiration or other termination of the Amended Plan will have no adverse impact on any award that is outstanding at the time the Amended Plan expires or is terminated without the consent of the holder of the outstanding award. Our board of directors may amend the Amended Plan at any time, but no amendment will adversely affect any award on a retroactive basis without the consent of the holder of the outstanding award, and no amendment to Amended Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Amended Plan.

Secondary Equity Incentive Plan

On December 5, 2013, the board of directors also adopted the Secondary Equity Incentive Plan (the “Secondary Plan”). The Secondary Plan is substantially similar to the Amended Plan, except that under the Secondary Plan, an eligible participant is any person, trust, association or entity to which the plan administrator desires to grant an award. An aggregate maximum of 5.0 million shares may be issued upon grant, vesting or exercise of awards under the Secondary Plan, although the board of directors, to date, has only authorized and reserved for issuance a total of 2.0 million shares of our common stock under the Secondary Plan.

Compensation of Directors

The following disclosure updates the section of the Prospectus entitled “Management— Compensation of Directors” and all similar disclosure in the Prospectus.

On December 5, 2013, our board of directors approved revised compensation for our independent directors. As revised, we pay each of our independent directors $8,750 per quarter plus $2,000 for each regular board of directors meeting attended in person, $1,000 for each regular board of directors meeting attended by telephone, and $2,000 for each committee meeting and each special board of directors meeting attended in person or by telephone. We also pay the chairman of the Audit Committee an annual retainer of $7,500 (prorated for a partial term). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending board meetings. If a director is also one of our officers, we will not pay additional compensation for services rendered as a director.

RSU Awards

In addition, commencing with the 2014 annual meeting of stockholders, at each annual meeting of stockholders the independent directors will automatically, upon election, receive an award (“Annual Award”), pursuant to either the Amended Plan or the Secondary Plan, of $10,000 in restricted stock units (“RSUs”) with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting. Independent directors appointed after an annual meeting will, upon appointment, receive a pro rata Annual Award, with the number of RSUs based on the Class I NAV as of the end of the day of appointment and reflecting the number of days remaining until the one-year anniversary of the prior annual meeting of stockholders (or, if earlier and if scheduled as of the day of appointment, the date of the next scheduled annual meeting of stockholders).

Prior to the 2014 annual meeting of stockholders, on January 2, 2014, each independent director then in office will receive a pro rata Annual Award, with the number of RSUs based on the Class I NAV as of the end of the day on January 2, 2014 and reflecting the number of days remaining until the one-year anniversary of the 2013 annual meeting of stockholders.

RSUs will vest if and when the director completes the term for which he or she was elected/appointed. Unvested awards will also vest in the event of death or disability of the director or upon a change of control of our company. Unvested awards will be forfeited if the director’s term in office terminates prematurely for any other reason. The directors may elect to defer settlement of vested awards in shares pursuant to Section 409A of the Code.

The independent directors will accrue dividend equivalents on unsettled RSUs, in amounts and with accrual dates that mirror the dividend amounts and payment dates on the underlying Class I shares. Any such dividend equivalents will be paid in the form of additional RSUs, will be subject to the same terms and vesting as the underlying RSUs with respect to which the dividend equivalents are paid, and will be settled in shares at the same time as the underlying RSUs with respect to which the dividend equivalents are paid.

Stock Option Awards

In addition, in connection with our 2007, 2008, 2009, and 2010 annual meetings of stockholders, on August 27, 2007, August 21, 2008, June 29, 2009, and June 29, 2010, respectively, each of our three independent directors was granted an option to purchase 5,000 Class E shares of our common stock under the Amended Plan with an exercise price equal to $11.00 per share. These options have all vested and remain outstanding.

Real Properties

On January 22, 2014, Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) sold a portfolio of 12 industrial properties comprising 3.4 million net rentable square feet to an unrelated third party. The following information provides a summary snapshot of our real property portfolio as of January 31, 2014.

As of January 31, 2014, we held the majority ownership in 70 operating properties located in 25 geographic markets in the United States, aggregating approximately 11.9 million square feet. As of January 31, 2014, our real property portfolio was approximately 91.9% leased to approximately 450 tenants. As of January 31, 2014, these properties had an estimated fair value of approximately $2.4 billion (calculated in accordance with our valuation policies), comprising:

•	26 office properties located in 16 geographic markets, aggregating approximately 5.1 million net rentable square feet, with an aggregate fair value amount of approximately $1.4 billion. Of these 26 properties, nine are considered “multi-tenant” properties and aggregate approximately 1.9 million net rentable square feet, with an aggregate fair value amount of approximately $611.1 million, and 17 are considered “single-tenant” properties and aggregate approximately 3.2 million net rentable square feet, with an aggregate fair value amount of approximately $763.4 million; and

•	31 retail properties located in seven geographic markets, aggregating approximately 3.1 million net rentable square feet, with an aggregate fair value amount of approximately $718.2 million; and

•	13 industrial properties located in 9 geographic markets, aggregating approximately 3.7 million net rentable square feet, with an aggregate fair value amount of approximately $260.9 million.

The chart below shows the current allocations of our real property investments across geographic markets. Percentages in the chart correspond to our fair value as of January 31, 2014.

In addition, we own real property investments in the following markets, though the fair value of the investments in each market account for 1% or less of the total fair value of our real property investments: Central Kentucky, Cleveland, OH, Denver, CO, Fayetteville, AR, Jacksonville, FL, Little Rock, AR, Louisville, KY, Minneapolis/St. Paul, Pittsburgh, PA, and San Antonio, TX.

INVESTMENTS IN REAL PROPERTIES AND REAL ESTATE-RELATED DEBT AND SECURITIES

Our long-term investment strategy includes diversification across multiple dimensions, including investment type (i.e. real properties and real estate-related debt and securities), property type (e.g. office, industrial, retail, etc.) and geography. We believe that a diversified investment portfolio may potentially offer investors significant benefits for a given level of risk relative to a more concentrated invested portfolio. However, we cannot assure you that we will attain our long-term investment objectives. Over time, we expect our portfolio allocations to become more consistent with our long-term diversification strategy. The following series of charts illustrates our investment portfolio allocations as of December 31, 2013.

The chart below describes the diversification of our investment portfolio across real estate investment type. Percentages in the chart correspond to the fair value as of December 31, 2013.

The chart below describes the diversification of our investment portfolio across real property type. Percentages in the chart correspond to the fair value as of December 31, 2013.

Through our investments in real property and real estate-related investments, we also seek diversification across multiple geographic regions located in the United States. The chart below shows the current allocations of our investments across geographic regions within the continental United States, as defined by the National Council of Real Estate Investment Fiduciaries (“NCREIF”), for our operating real property and debt-related investments. Percentages in the chart correspond to our fair value as of December 31, 2013. As of December 31, 2013, our real property investments were geographically diversified across 30 markets throughout eight regions. Our debt-related investments were located in six additional markets resulting in a combined portfolio allocation across 36 markets and eight regions.

Real Properties

The following table describes our operating properties as of December 31, 2013, by market (dollar amounts and square footage amounts in thousands).

Market	Number of Properties	Gross Investment Amount	Net Rentable Square Feet	Secured Indebtedness (2)	% of Gross Investment Amount	% of Total Net Rentable Square Feet	% Leased (1)
Office Properties:
Washington, DC	3	$283,085	878	$60,404	11.1%	5.7%	99.5%
Northern New Jersey	2	249,595	807	130,768	9.7%	5.3%	100.0%
East Bay, CA	2	151,337	465	—	5.9%	3.0%	87.1%
Dallas, TX	3	116,917	618	46,677	4.5%	4.1%	90.6%
San Francisco, CA	1	116,313	269	57,827	4.5%	1.8%	84.8%
Los Angeles, CA	3	76,897	450	31,619	3.0%	3.0%	75.3%
Silicon Valley, CA	2	60,635	196	30,998	2.4%	1.3%	84.4%
Princeton, NJ	1	51,163	167	34,227	2.0%	1.1%	100.0%
Miami, FL	1	48,232	240	19,372	1.9%	1.6%	100.0%
Chicago, IL	2	45,846	303	29,880	1.8%	2.0%	79.3%
Austin, TX	1	44,978	156	19,786	1.7%	1.0%	100.0%
Philadelphia, PA	1	41,049	173	24,000	1.6%	1.1%	94.8%
Minneapolis/St Paul, MN	1	29,441	107	—	1.1%	0.7%	100.0%
Little Rock, AR	1	22,015	102	13,650	0.9%	0.7%	100.0%
Denver, CO	1	17,887	138	—	0.7%	0.9%	100.0%
Fayetteville, AR	1	11,695	63	—	0.5%	0.4%	100.0%

Total Office: 26 properties, 16 markets with average annual rent of $25.22 per sq. ft.	26	1,367,085	5,132	499,208	53.3%	33.7%	92.7%
Industrial Properties:
Dallas, TX	4	82,764	1,204	49,263	3.2%	7.8%	76.3%
Los Angeles, CA	1	78,160	107	16,923	3.0%	0.7%	100.0%
Houston, TX	1	41,338	465	18,537	1.6%	3.0%	100.0%
Minneapolis/St Paul, MN	3	36,394	472	15,259	1.4%	3.1%	100.0%
Central Pennsylvania	1	29,464	502	9,767	1.1%	3.3%	100.0%
Louisville, KY	4	26,114	736	8,298	1.0%	4.8%	100.0%
Central Kentucky	1	25,820	727	11,579	1.0%	4.8%	100.0%
Cleveland, OH	1	23,805	230	8,684	0.9%	1.5%	100.0%
Atlanta, GA	1	23,272	491	—	0.9%	3.2%	100.0%
Indianapolis, IN	1	22,994	475	12,000	0.9%	3.1%	96.2%
Columbus, OH	2	21,667	451	11,651	0.8%	3.0%	100.0%
Cincinnati, OH	2	20,682	349	8,751	0.8%	2.3%	100.0%
Chicago, IL	1	20,660	575	8,907	0.8%	3.8%	100.0%
Silicon Valley, CA	1	18,989	177	14,250	0.7%	1.2%	41.3%
Denver, CO	1	6,232	85	2,794	0.2%	0.6%	100.0%

Total Industrial: 25 properties, 15 markets with average annual rent of $4.73 per sq. ft.	25	478,355	7,046	196,663	18.3%	46.2%	94.2%
Retail Properties:
Boston	25	437,048	1,934	110,710	17.1%	12.6%	92.9%
Philadelphia, PA	1	104,157	426	67,800	4.1%	2.8%	100.0%
Washington, DC	1	62,624	233	38,926	2.4%	1.5%	100.0%
Raleigh, NC	1	45,184	142	26,200	1.8%	0.9%	100.0%
San Antonio, TX	1	32,060	161	21,500	1.2%	1.1%	89.6%
Pittsburgh, PA	1	24,468	103	16,000	1.0%	0.7%	91.3%
Jacksonville, FL	1	19,499	73	—	0.8%	0.5%	54.4%

Total Retail: 31 properties, seven markets with average annual rent of $15.62 per sq. ft.	31	725,040	3,072	281,136	28.4%	20.1%	93.6%

Grand Total/Weighted Average	82	$2,570,480	15,250	$977,007	100.0%	100.0%	93.6%

(1)	“Gross Investment Amount” as used here and throughout this document represents the investment amount reported for purposes of U.S. Generally Accepted Accounting Principles, before accumulated depreciation and amortization. Gross Investment Amount for real property (i) includes the effect of intangible lease liabilities of approximately $113.5 million as of December 31, 2013 and (ii) excludes accumulated depreciation and amortization on assets of approximately $502.8 million as of December 31, 2013. Amounts reported for debt-related investments represent our net accounting basis of the debt investments, which includes (i) unpaid principal balances, (ii) unamortized discounts, premiums, and deferred charges, and (iii) allowances for loan loss of approximately $3.0 million as of December 31, 2013.
(2)	Percentage leased is based on commenced leases as of December 31, 2013.

Net Operating Income

The following table illustrates the historic net operating income derived from our investments in real properties that were owned as of December 31, 2013 by property type for the years ended December 31, 2013 and 2012. Amounts relating to four properties that we had previously classified as office properties have been reclassified into amounts relating to industrial properties for all periods presented (amounts in thousands).

	For the Year Ended December 31, 2013				For the Year Ended December 31, 2012
	Office	Industrial	Retail	Total	Office	Industrial	Retail	Total
Rental Revenue (1)	$123,838	$26,108	$57,382	$207,328	$122,264	$26,715	$57,937	$206,916
Rental Expenses	(28,220)	(2,215)	(13,237)	(43,672)	(26,639)	(1,933)	(11,963)	(40,535)

Net Operating Income	$95,618	$23,893	$44,145	$163,656	$95,625	$24,782	$45,974	$166,381

(1)	Rental revenues include adjustments as defined by GAAP such as straight-line rent adjustments and above and below market rent amortization. In addition, rental revenues include percentage rents, operating expense reimbursements and other miscellaneous items.

We consider net operating income, or NOI, to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt-related investments and excludes certain items that are not considered to be controllable in connection with the management of each property, such as gains on the disposition of securities, other-than-temporary impairment, gains and losses related to provisions for losses on debt-related investments, gains or losses on derivatives, acquisition related expenses, losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, asset management fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our NOI to our reported net income (loss) attributable to common stockholders for the years ended December 31, 2013 and 2012. Certain amounts included in the following table for 2012 have been reclassified to conform to the 2013 financial statements presentation. Amounts for properties disposed of or classified as held for sale during 2013 have been reclassified to discontinued operations (amounts in thousands).

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012
Net operating income	$163,656	$166,381
Debt-related investment income	10,449	9,409
Interest and other income	(153)	807
Real estate depreciation and amortization expense	(87,174)	(91,127)
General and administrative expenses	(9,973)	(7,229)
Advisory fees, related party	(15,120)	(17,659)
Acquisition-related expenses net of other (losses) gains	(337)	(325)
Interest expense	(65,325)	(69,844)
Impairment of real estate property	(2,600)	—
Loss on extinguishment of debt and financing commitments	(2,507)	(5,374)
Discontinued operations, net of taxes	65,554	(7,410)
Net loss attributable to noncontrolling interests	(4,002)	110

Net loss attributable to common stockholders	$52,468	$(22,261)

Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our properties are generally leased to tenants for terms ranging from three to ten years. As of December 31, 2013, the weighted average remaining term of our leases was approximately 7.1 years, based on contractual remaining base rent, and 4.7 years, based on leased square footage. The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of December 31, 2013 and assuming no exercise of lease renewal options (dollar amounts and square footage in thousands).

	Lease Expirations
Year	Number of Leases Expiring	Annualized Base Rent (1)%		Square Feet	%
2014 (2)	118	$12,899	6.6%	1,878	13.2%
2015	97	16,969	8.6%	1,784	12.5%
2016	64	23,582	11.9%	1,514	10.6%
2017 (3)	52	53,054	26.9%	2,646	18.5%
2018	72	11,934	6.0%	1,367	9.6%
2019	55	24,246	12.3%	1,252	8.8%
2020	30	8,370	4.2%	471	3.3%
2021	14	12,440	6.3%	1,004	7.0%
2022	11	5,983	3.0%	431	3.0%
2023	19	16,042	8.1%	801	5.6%
Thereafter	20	11,994	6.1%	1,122	7.9%

Total	552	$197,513	100.0%	14,270	100.0%

(1)	Annualized base rent represents the annualized monthly base rent of leases in place as of December 31, 2013, based on their respective non-cancellable terms.
(2)	Includes leases that are on a month-to-month basis at annualized amounts.
(3)	Includes approximately $22.8 million annualized base rent and 594,000 square feet attributable to a lease with Charles Schwab & Co., Inc. (“Charles Schwab”) at one of our office properties located in New Jersey which expires in September 2017. Charles Schwab has subleased all of this area to various other sub-tenants. Approximately $7.9 million and 219,000 square feet are subject to lease agreements which expire subsequent to December 31, 2017. The leases with subtenants will become our direct tenants upon expiration of our lease with Charles Schwab.

The following table describes our top ten tenants and their industry sectors as of December 31, 2013 (dollar and square footage amounts in thousands).

	Tenant	Locations	Industry Sector	Annualized Base Rent (1)	% of Total Annualized Base Rent	Square Feet	% of Occupied Square Feet
1	Charles Schwab & Co, Inc	1	Securities, Commodities, Fin. Inv./Rel. Activites	$22,761	11.5%	594	4.2%
2	Northrop Grumman	2	Professional, Scientific and Technical Services	17,532	8.9%	699	4.9%
3	Sybase	1	Publishing Information (except Internet)	17,283	8.8%	405	2.8%
4	Stop & Shop	15	Food and Beverage Stores	13,828	7.0%	872	6.1%
5	CEVA Freight/Logistics	3	Truck Transportation	5,198	2.6%	790	5.5%
6	Novo Nordisk	1	Chemical Manufacturing	4,353	2.2%	167	1.2%
7	Seton Health Care	1	Hospitals	4,339	2.2%	156	1.1%
8	Crawford and Company	1	Insurance Carriers and Related Activities	3,894	2.0%	240	1.7%
9	Nokia Siemens Networks US LLC	1	Telecommunications	3,821	1.9%	294	2.1%
10	Equinix Operating Co Inc	1	Information	3,584	1.8%	107	0.7%

	Total	27		$96,593	48.9%	4,324	30.3%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2013.

The following table describes our top ten industry sectors as of December 31, 2013 (dollar and square footage amounts in thousands).

Industry Sector	Number of Leases	Annualized Base Rent (1)	% of Annualized Base Rent	Occupied Square Feet	% of Occupied Square Feet
Professional, Scientific and Technical Services	68	$27,534	13.9%	1,292	9.1%
Securities, Commodities, Fin. Inv./Rel. Activites	22	25,349	12.8%	683	4.8%
Food and Beverage Stores	34	22,440	11.4%	1,499	10.5%
Publishing Information (except Internet)	3	17,479	8.8%	410	2.9%
Computer and Electronic Product Manufacturing	10	6,801	3.4%	609	4.3%
Administrative and Support Services	23	6,468	3.3%	332	2.3%
Insurance Carriers and Related Activities	12	5,977	3.0%	449	3.1%
Truck Transportation	5	5,874	3.0%	973	6.8%
Miscellaneous Store Retailers	18	5,722	2.9%	955	6.7%
Chemical Manufacturing	6	5,545	2.8%	503	3.5%
Other (2)	351	68,324	34.7%	6,565	46.0%

Total	552	$197,513	100.0%	14,270	100.0%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2013.
(2)	Other industry sectors include 49 additional sectors as of December 31, 2013.

Debt-Related Investments

The following table describes our debt-related investments in more detail as of December 31, 2013 (dollar amounts in thousands).

	Number of Investments as of December 31, 2013	Property Type	Market	Net Investment as of December 31, 2013 (1)	Weighted Average
Investment Type					Yield (2)	Maturity in Years (3)
Mortgage notes	12	Office/Industrial/Retail	Various (4)	$108,035	5.7%	2.5
B-note (5)	1	Office	San Diego, CA	—	0.0%	0.0
Mezzanine debt	1	Office	Washington, D.C.	15,900	16.7%	2.5

Total	14			$123,935	7.1%	2.5

(1)	Amounts reported for debt-related investments represent our net accounting basis of the debt investments, which includes (i) unpaid principal balances, (ii) unamortized discounts, premiums and deferred charges and (iii) allowances for loan loss of approximately $3.0 million as of December 31, 2013.
(2)	Weighted average yield is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment for each investment type as of December 31, 2013. Yields for LIBOR-based, floating-rate investments have been calculated using the one-month LIBOR rate as of December 31, 2013 for purposes of this table. We have assumed a yield of zero on the debt-related investments for which we have recognized a full allowance for loss as of December 31, 2013.
(3)	Reflects the contractual loan term as of December 31, 2013. Certain of these debt-related investments have extension options that may be exercised by the borrower.
(4)	As of December 31, 2013, we held mortgage note investments in the following markets: Washington D.C.; Honolulu, HI; St. Louis, MO; Denver, CO; Sarasota, FL; Columbus, OH; State College, PA; Tampa, FL; St. Paul/Minneapolis, MN; San Antonio, TX; Colorado Springs, CO; and Philadelphia, PA.
(5)	We have recorded a complete provision for loan loss on our B-note debt-related investment as of December 31, 2013.

Borrowings

The following table describes our borrowings as of December 31, 2013 (dollar amounts in thousands).

	Weighted Average Stated Interest Rate as of December 31, 2013	Outstanding Balance as of December 31, 2013(1)	Gross Investment Amount Securing Borrowings as of December 31, 2013
Fixed rate mortgages	5.8%	$969,622	$1,898,946
Floating rate mortgages(2)	3.9%	8,580	15,571

Total mortgage notes	5.8%	978,202	1,914,517
Repurchase facilities (3)	2.8%	45,270	65,726

Total other secured borrowings	2.8%	45,270	65,726

Total secured borrowings	5.6%	1,023,472	1,980,243

Line of credit	1.9%	30,000	N/A
Term loan (4)	2.2%	270,000	N/A

Total unsecured borrowings	2.2%	300,000	N/A

Total borrowings	4.9%	$1,323,472	$1,980,243

(1)	Amounts presented are net of (i) unamortized discounts to the face value of our outstanding fixed-rate mortgages of $2.7 million as of December 31, 2013, and (ii) GAAP principal amortization related to troubled debt restructurings of $1.5 million as of December 31, 2013.
(2)	As of December 31, 2013, floating-rate mortgage notes were subject to an interest rate spread of 3.75% over one-month LIBOR.
(3)	As of December 31, 2013, borrowings under our repurchase facility were subject to interest at a floating rate of 2.25% over one-month LIBOR. However, we had effectively fixed the interest rate of the borrowings using an interest rate swap, resulting in a fixed interest rate of 2.84% for the term of the borrowings.
(4)	As of December 31, 2013, borrowings under our term loan were subject to interest at a floating rate of 1.70% over one-month LIBOR. However, we had effectively fixed the interest rate for $200.0 million of the total of $270.0 million in borrowings using an interest rate swap at 2.34%, resulting in a weighted average interest rate on the total term loan of 2.21%.

The following table reflects our contractual debt maturities as of December 31, 2013, specifically our obligations under mortgage note agreements and other secured borrowings (dollar amounts in thousands).

	As of December 31, 2013
	Mortgage Notes and Other Secured Borrowings		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Balance (1)	Number of Borrowings Maturing	Outstanding Balance (2)	Outstanding Balance (3)(4)
2014	4	$145,190	0	$—	$145,190
2015	5	127,206	0	—	127,206
2016	13	347,496	1	30,000	377,496
2017	7	223,371	0	—	223,371
2018	0	4,999	1	270,000	274,999
2019	0	5,292	0	—	5,292
2020	1	157,944	0	—	157,944
2021	0	1,707	0	—	1,707
2022	1	1,663	0	—	1,663
2023	0	978	0	—	978
Thereafter	2	6,431	0	—	6,431

Total	33	$1,022,277	2	$300,000	$1,322,277

(1)	Secured borrowings presented include (i) mortgage note borrowings of approximately $977.0 million with maturities ranging from 2014 to 2029, and (ii) borrowings under one of our repurchase facilities of approximately $45.3 million, which mature in 2014 and are subject to three one-year extension options.
(2)	Unsecured borrowings presented include term loan borrowings of $270.0 million which mature in 2018. Our revolving credit facility, under which we had borrowings of $30.0 million as of December 31, 2013, matures in 2016, and is subject to two one-year extension options.
(3)	Outstanding balance represents expected cash outflows for contractual amortization and scheduled balloon payment maturities and does not include (i) the mark-to-market adjustment on assumed debt of $2.7 million as of December 31, 2013, and (ii) the GAAP principal amortization of our restructured mortgage note of approximately $1.5 million that does not reduce the contractual amount due of the related mortgage note as of December 31, 2013.
(4)	As of December 31, 2013, our mortgage notes and secured borrowings are secured by interests in real properties and debt investments totaling approximately $2.0 billion.

SELECTED INFORMATION REGARDING OUR OPERATIONS

Selected Financial Data

The following table presents selected historical consolidated financial information for the years ended December 31, 2013, 2012, 2011, 2010, and 2009; and balance sheet information as of December 31, 2013, 2012, 2011, 2010, and 2009. The selected historical consolidated financial information presented below has been derived from our consolidated financial statements. Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2013, which are included in this Supplement. The amounts in the table are in thousands except per share data.

	As of or For the Year Ended December 31,
	2013	2012	2011	2010 (1)	2009
Statement of Operations Data:
Total revenue (2)	$217,777	$216,325	$218,857	$180,523	$118,414
Total operating expenses, excluding acquisition-related expenses and gains and losses on real property, debt-related investments, and real estate securities	(155,939)	(156,550)	(162,885)	(130,305)	(81,347)
Acquisition-related expenses net of other gains	(337)	(325)	(610)	(18,185)	(4,936)
Impairments and provisions for loss on real property, real estate-related debt investments and real estate securities (3)	(2,600)	—	(26,406)	(6,665)	(30,480)
Interest expense	(65,325)	(69,844)	(74,406)	(61,324)	(39,821)
(Loss) income from continuing operations (4)	(9,084)	(14,961)	(43,056)	4,150	(43,608)
Discontinued operations, net of tax (5)	65,554	(7,410)	(21,510)	(26,557)	(3,473)
Net income (loss)	56,470	(22,371)	(64,566)	(22,407)	(47,081)
Net loss (income) attributable to noncontrolling interests	(4,002)	110	6,886	1,705	2,296
Net (loss) income attributable to common stockholders	$52,468	$(22,261)	$(57,680)	$(20,702)	$(44,785)
Comprehensive (Loss) Income Data:
Net (loss) income	$56,470	$(22,371)	$(64,566)	$(22,407)	$(47,081)
Net unrealized change from available-for-sale securities	—	(1,426)	1,260	(28,864)	36,153
Net unrealized change from cash flow hedging derivatives	4,975	3,963	2,837	2,499	16,380
Total other comprehensive income	4,975	2,537	4,097	(26,365)	52,533
Comprehensive (loss) income	$61,445	$(19,834)	$(60,469)	$(48,772)	$5,452
Per Share Data:
Net (loss) income per basic and diluted common share:
Continuing operations	$(0.05)	$(0.08)	$(0.22)	$0.02	$(0.24)
Discontinued operations	$0.34	$(0.04)	$(0.09)	$(0.13)	$(0.02)
Common Stock Distributions
Common stock distributions declared	$62,330	$84,259	$105,704	$110,430	$104,366
Weighted average common stock distributions declared per share	$0.3498	$0.4625	$0.5750	$0.6000	$0.6000
Other Information:
Weighted average number of common shares outstanding:
Basic	178,196	181,982	183,813	184,215	174,006
Diluted	191,932	197,244	197,377	193,773	181,109
Number of common shares outstanding at end of period	176,007	178,128	182,331	182,717	182,839
Number of diluted shares outstanding at end of period	189,278	192,303	198,529	195,529	189,842
Balance Sheet Data:
Real estate, before accumulated depreciation (6)	$2,570,480	$2,819,550	$2,724,684	$2,858,307	$1,685,572
Total assets	$2,305,409	$2,659,254	$2,670,419	$2,999,207	$2,362,991
Total debt obligations (7)	$1,323,472	$1,619,452	$1,481,503	$1,592,780	$840,966
Total liabilities	$1,500,398	$1,817,727	$1,671,150	$1,842,233	$1,090,405
Cash Flow Data:
Net cash provided by operating activities	$86,589	$94,487	$94,342	$50,200	$51,221
Net cash provided by (used in) investing activities	$72,847	$(39,465)	$89,457	$(1,297,007)	$(245,114)
Net cash (used in) provided by financing activities	$(171,530)	$(146,597)	$(138,911)	$815,580	$168,466
Supplemental Information
FFO attributable to common stockholders (4)(8)	$85,216	$82,851	$65,237	$83,728	$7,944
Company-defined FFO attributable to common stockholders (8)	$87,859	$88,402	$90,680	$76,686	$52,819

(1)	In June 2010, we completed the purchase of a portfolio of 32 office and industrial properties for a total purchase price of approximately $1.4 billion, effectively doubling the value and size of our real property portfolio. Related to this purchase, we incurred incremental borrowings of approximately $858.6 million and acquisition costs of $18.2 million.
(2)	Includes equity-in-earnings from an unconsolidated joint venture of approximately $941,000 and $2.2 million for the years ended December 31, 2010 and 2009, respectively.
(3)	Impairments and provisions for loss on real property, debt-related investments and real estate securities include (i) real property impairment of $2.6 million during 2013, (ii) provisions for loan loss, net of reversals, of $23.0 million, $1.3 million, and $17.3 million during 2011, 2010 and 2009, respectively, and (iii) other than temporary impairment on securities of $3.4 million, $5.4 million and $13.1 million during 2011, 2010 and 2009, respectively. Real property impairment losses of $5.7 million and $23.5 million recorded during the years ended December 31, 2012 and 2011, respectively, relate to properties that we have disposed of and are included within discontinued operations.
(4)	Loss from continuing operations and FFO attributable to common stockholders includes (i) realized gain on the disposition of securities of $39.9 million during 2010, (ii) loss on derivatives of $8.0 million during 2009, and (iii) losses on extinguishment of debt of $2.5 million, $5.7 million and $5.1 million in 2013, 2012 and 2010, respectively.
(5)	Discontinued operations, net of tax represents the results of operations and any gains or losses upon the disposition directly attributable to all properties sold or classified as held for sale as of December 31, 2013, and includes the results of (i) 12 properties classified as held for sale as of December 31, 2013, (ii) 13 properties disposed of during 2013, (iii) three properties disposed of during 2012, (iv) five properties disposed of during 2011, and (v) 13 properties disposed of during 2010, including 12 operating properties and one property that we had previously held an interest in as a mezzanine lender.
(6)	Real estate, before accumulated depreciation includes approximately $193.6 million that we classified within assets held for sale as of December 31, 2013.
(7)	Total debt obligations includes approximately $80.4 million that we classified within liabilities related to assets held for sale as of December 31, 2013.
(8)	Funds from Operations (FFO) and Company-Defined FFO are defined, reconciled to GAAP net income, and discussed in “How We Measure Our Performance – Funds From Operations”.

Share Redemptions

With respect to our share redemption program for Class E shares, the program imposes greater restrictions on the amount of Class E shares that can be redeemed in any given quarter compared with our share redemption program for Class A, Class W and Class I shares. As a result of such restrictions, coupled with higher demand for redemptions, we have honored Class E share redemption requests on a pro rata basis since March 2009, being unable to satisfy all requests.

Below is a summary of common stock redemptions pursuant to the Class E share redemption program for each quarter during 2012 and 2013. Additionally, during the fourth quarter of 2013, we satisfied 100% of redemption requests received pursuant to our Class A, Class W and Class I share redemption program; we redeemed 4,428 Class I shares for an average price of approximately $6.72 per share pursuant to our Class A, Class W and Class I share redemption program.

For the Quarter Ended:	Number of Shares Requested for Redemption	Number of Shares Redeemed	Percentage of Shares Requested for Redemption Redeemed	Percentage of Shares Requested for Redemption Redeemed Pro Rata (1)	Average Price Paid per Share
March 31, 2012	11,853	1,545	13.0%	5.3%	$8.45
June 30, 2012	12,886	827	6.4%	1.0%	8.45
September 30, 2012	16,745	4,223	25.2%	20.4%	6.64
December 31, 2012	14,770	1,693	11.5%	7.8%	6.70

Average 2012	14,064	2,072	14.7%	9.4%	$7.17
March 31, 2013	14,978	1,721	11.5%	8.7%	6.79
June 30, 2013	15,824	4,145	26.2%	22.6%	6.83
September 30, 2013	13,968	2,111	15.1%	11.4%	6.87
December 31, 2013	15,368	2,004	13.0%	9.6%	6.93

Average 2013	15,035	2,495	16.6%	13.2%	$6.85

(1)	Represents redemptions of shares from investors that did not qualify for death or disability.

Distribution Information

On December 5, 2013, our board of directors authorized a quarterly distribution of $0.0875 per share of common stock for the first quarter of 2014, subject to adjustment for class-specific expenses, although it reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distribution will be payable to stockholders of record as of the close of business on each day during the period, from January 1, 2014 through and including March 31, 2014, prorated for the period of ownership. Distributions on our shares accrue daily.

In the prior eight quarters, our board of directors authorized quarterly distributions for our stockholders equal to $0.125 per share for the first, second and third quarters of 2012, and a quarterly distribution equal to $0.0875 per share for the fourth quarter of 2012 and all four quarters of 2013, subject to adjustment for class-specific expenses. We paid these distributions on April 16, 2012, July 24, 2012, October 16, 2012, January 16, 2013, April 16, 2013, July 16, 2013, October 16, 2013, and January 16, 2014, respectively.

The following table sets forth relationships between the amounts of total distributions, including distributions to noncontrolling interests, declared for such period and the amount reported as cash flow from operations in accordance with GAAP, and the amount reported as NAREIT-defined FFO for each quarter during 2012 and 2013. All authorized distributions reduce our NAV, including those funded with borrowings.

Three Months Ended:	Paid in Cash	% Paid in Cash	Reinvested in Shares	% Reinvested in Shares	Total	Cash Flow from Operations (1)	% Funded with Cash Flows from Operations (1)	Borrowings (2)	% Funded with Borrowings
March 31, 2012	16,468	65%	8,845	35%	25,313	19,303	76%	6,010	24%
June 30, 2012	17,019	67%	8,545	33%	25,564	23,171	91%	2,393	9%
September 30, 2012	16,823	68%	8,052	32%	24,875	24,857	100%	18	0%
December 31, 2012	11,618	68%	5,505	32%	17,123	27,156	100%	—	0%

Total 2012	$61,928	67%	$30,947	33%	$92,875	$94,487	100%	$—	0%

March 31, 2013	11,727	69%	5,390	31%	17,117	17,452	100%	—	0%
June 30, 2013	11,817	69%	5,289	31%	17,106	21,882	100%	—	0%
September 30, 2013	11,491	68%	5,291	32%	16,782	23,325	100%	—	0%
December 31, 2013	11,535	69%	5,238	31%	16,773	23,930	100%	—	0%

Total 2013	$46,570	69%	$21,208	31%	$67,778	$86,589	100%	$—	0%

(1)	Commencing on January 1, 2009, expenses associated with the acquisition of real property, including acquisition fees paid to our Advisor and gains or losses related to the change in fair value of contingent consideration related to the acquisition of real property, are recorded to earnings and as a deduction to our cash from operations. In addition, we incurred such acquisition-related expenses, net of other gains, of approximately $337,000 for the three and twelve months ended December 31, 2013, and $2,000 and $325,000 during the three and twelve months ended December 31, 2012, respectively. See “Selected Information Regarding Our Operations—How We Measure Our Operating Performance” for a discussion of acquisition-related expenses, net of other gains, and its impact on our cash flow from operations.
(2)	For purposes of this table, we presented the amounts funded from borrowings by subtracting the amount reported for cash flow from operations in accordance with GAAP from the total amount of distributions declared for such period.

For the years ended December 31, 2013 and 2012, our NAREIT-defined FFO was $91,791 and $89,798, respectively, or 135% and 97%, respectively, of our total distributions paid. NAREIT-defined FFO is an operating metric and should not be used as a liquidity measure. However, management believes the relationship between NAREIT-defined FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. The definition of NAREIT-defined FFO, a reconciliation to GAAP net income, and a discussion of NAREIT-defined FFO’s inherent limitations are provided below in “Selected Information Regarding Our Operations – How We Measure Our Operating Performance.”

How We Measure Our Operating Performance

Funds From Operations

FFO Definition (“FFO”)

We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expense. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that consists of net income (loss), calculated in accordance with GAAP, plus real estate-related depreciation and amortization and impairment of depreciable real estate, less gains (or losses) from dispositions of real estate held for investment purposes.

The following unaudited table presents a reconciliation of FFO to net income (loss) for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 (amounts in thousands, except per share information).

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Reconciliation of net earnings to FFO:
Net income (loss) attributable to common stockholders	$52,468	$(22,261)	$(57,680)	$(20,702)	$(44,785)
Add (deduct) NAREIT-defined adjustments:
Real estate depreciation and amortization expense	108,191	129,116	126,890	98,635	57,834
(Gain) loss on real estate property dispositions	(74,306)	(21,108)	(13,588)	10,627	—
Impairment of real property	2,600	5,700	23,500	3,900	—
Noncontrolling interests’ share of net loss	4,002	(110)	(6,886)	(1,705)	(2,296)
Noncontrolling interests’ share of FFO	(7,739)	(8,486)	(6,999)	(7,027)	(2,809)

FFO attributable to common shares-basic	85,216	82,851	65,237	83,728	7,944
FFO attributable to dilutive OP units	6,575	6,947	4,810	4,660	363

FFO attributable to common shares-diluted	$91,791	$89,798	$70,047	$88,388	$8,307

FFO per share-basic and diluted	0.48	0.46	0.35	0.45	0.05

Weighted average number of shares outstanding
Basic	178,196	181,982	183,813	184,215	174,006

Diluted	191,932	197,244	197,377	193,773	181,109

Company-Defined FFO

As part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to FFO are common among REITs as companies seek to provide financial measures that meaningfully reflect the specific characteristics of their businesses. In addition to the NAREIT definition of FFO and other GAAP measures, we provide a Company-Defined FFO measure that we believe is helpful in assisting management and investors assess the sustainability of our operating performance. As described further below, our Company-Defined FFO presents a performance metric that adjusts for items that we do not believe to be related to our ongoing operations. In addition, these adjustments are made in connection with calculating certain of the Company’s financial covenants including its interest coverage ratio and fixed charge coverage ratio and therefore we believe this metric will help our investors better understand how certain of our lenders view and measure the financial performance of the Company and ultimately its compliance with these financial covenants. However, no single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations.

Our Company-Defined FFO is derived by adjusting FFO for the following items: gains and losses on real estate securities, gains and losses associated with provisions for loss on debt-related investments, acquisition-related expenses, gains and losses on derivatives and gains and losses associated with extinguishment of debt and financing commitments. Management’s evaluation of our future operating performance excludes these items based on the following economic considerations:

Gains and losses on real estate securities and provision for loss on debt-related investments—Our investment strategy does not include purchasing and selling real properties, real estate securities or debt-related investments for purposes of generating short-term gains. Rather, our strategy is focused on longer term investments while generating current income. As such, management believes any gains or losses generated from the sale or impairment of any of our real estate securities or debt-related investments are not related to our ongoing operations. Management believes that providing a performance metric based primarily on income generated from the portfolio, absent the effects of gains and losses and impairments, to be a useful metric providing for a better indication of the sustainability of our operating performance for management and investors.

Acquisition-related expenses—For GAAP purposes, expenses associated with the acquisition of real property, including acquisition fees paid to our Advisor and gains or losses related to the change in fair value of contingent consideration related to the acquisition of real property, are recorded to earnings. We believe by excluding acquisition-related expenses, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance, because these types of expenses are directly correlated to our investment activity rather than our ongoing operating activity.

Gains and losses on derivatives—Gains and losses on derivatives represent the gains or losses on the fair value of derivative instruments that are not accounted for as hedges of the underlying financing transactions. Such gains and losses may be due to the nonoccurrence of forecasted financings or ineffectiveness due to changes in the expected terms of financing transactions. As these gains or losses relate to underlying long-term assets and liabilities, where we are not speculating or trading assets, our management believes that any such gains or losses are not reflective of our ongoing operations. Accordingly, we believe by excluding anticipated gains or losses on derivatives, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance.

Losses on extinguishment of debt and financing commitments—Losses on extinguishment of debt and financing commitments represent losses incurred as a result of the early retirement of debt obligations and breakage costs and fees incurred related to rate lock agreements with prospective lenders. Such losses may be due to dispositions of assets, the repayment of debt prior to its contractual maturity or the nonoccurrence of forecasted financings. Our management believes that any such losses are not related to our ongoing operations. Accordingly, we believe by excluding losses on extinguishment of debt and financing commitments, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance.

We also believe that Company-Defined FFO allows investors and analysts to compare the performance of our portfolio with other REITs that are not currently affected by the adjusted items. In addition, as many other REITs adjust FFO to exclude the items described above, we believe that our calculation and reporting of Company-Defined FFO may assist investors and analysts in comparing our performance with that of other REITs. However, because Company-Defined FFO excludes items that are an important component in an analysis of our historical performance, such supplemental measure should not be construed as a complete historical performance measure and may exclude items that have a material effect on the value of our common stock.

The following unaudited table presents a reconciliation of Company-Defined FFO to FFO for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 (amounts in thousands, except per share information).

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	85,216	82,851	65,237	83,728	7,944
Add (deduct) our adjustments:
Gain on disposition of securities	—	—	—	(39,870)	—
Other-than-temporary impairment and related amortization on securities	—	—	3,495	7,351	16,407
Provision for loss on debt-related investments	—	—	23,037	1,278	17,339
Acquisition-related expenses (gains)	337	325	610	18,185	4,936
(Gain) loss on derivatives	—	19	85	245	7,998
Loss on extinguishment of debt and financing commitments	2,507	5,675	95	5,094	—
Noncontrolling interests’ share of NAREIT-defined FFO	7,739	8,486	6,999	7,027	2,809
Noncontrolling interests’ share of Company-Defined FFO	(7,940)	(8,954)	(8,878)	(6,352)	(4,614)

Company-Defined FFO attributable to common shares-basic	87,859	88,402	90,680	76,686	52,819
Company-Defined FFO attributable to dilutive OP units	6,776	7,414	6,689	3,979	2,156

Company-Defined FFO attributable to common shares-diluted	$94,635	$95,816	$97,369	$80,665	$54,975

Company-Defined FFO per share-basic and diluted	0.49	0.49	0.49	0.42	0.30

Weighted average number of shares outstanding
Basic	178,196	181,982	183,813	184,215	174,006

Diluted	191,932	197,244	197,377	193,773	181,109

Limitations of FFO and Company-Defined FFO

FFO (both NAREIT-defined and Company-Defined) is presented herein as a supplemental financial measure and has inherent limitations. We do not use FFO or Company-Defined FFO as, nor should they be considered to be, an alternative to net income (loss) computed under GAAP as an indicator of our operating performance, or as an alternative to cash from operating activities computed under GAAP, or as an indicator of liquidity or our ability to fund our short or long-term cash requirements, including distributions to stockholders. Management uses FFO and Company-Defined FFO as indications of our future operating performance and as a guide to making decisions about future investments. Our FFO and Company-Defined FFO calculations do not present, nor do we intend them to present, a complete picture of our financial condition and operating performance. In addition, other REITs may define FFO and an adjusted FFO metric differently and choose to treat impairment charges, acquisition-related expenses and potentially other accounting line items in a manner different from us due to specific differences in investment strategy or for other reasons; therefore, comparisons with other REITs may not be meaningful.

Our Company-Defined FFO calculation is limited by its exclusion of certain items previously discussed, but we continuously evaluate our investment portfolio and the usefulness of our Company-Defined FFO measure in relation thereto. We believe that net income (loss) computed under GAAP remains the primary measure of performance and that FFO or Company-Defined FFO are only meaningful when they are used in conjunction with net income (loss) computed under GAAP. Further, we believe that our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and operating performance.

Specifically with respect to fees and expenses associated with the acquisition of real property, which are excluded from Company-Defined FFO, such fees and expenses are characterized as operational expenses under GAAP and included in the determination of net income (loss) and income (loss) from operations, both of which are performance measures under GAAP. The purchase of operating properties is a key strategic objective of our business plan focused on generating operating income and cash flow in order to fund our obligations and to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, these acquisition-related costs negatively impact our GAAP operating performance and our GAAP cash flows from operating activities during the period in which properties are acquired. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, such costs will then be paid from other sources of cash such as additional debt proceeds, operational earnings or cash flow, net proceeds from the sale of properties, or other ancillary cash flows. Among other reasons as previously discussed, the treatment of acquisition-related costs is a reason why Company-Defined FFO is not a complete indicator of our overall financial performance, especially during periods in which properties are being acquired. Note that, pursuant to our valuation procedures, acquisition expenses result in an immediate decrease to our NAV.

FFO and Company-Defined FFO may not be useful performance measures as a result of the various adjustments made to net income for the charges described above to derive such performance measures. Specifically, we intend to operate as a perpetual-life vehicle and, as such, it is likely for our operating results to be negatively affected by certain of these charges in the future, specifically acquisition-related expenses, as it is currently contemplated as part of our business plan to acquire additional investment properties which would result in additional-acquisition related expenses. Any change in our operational structure would cause the non-GAAP measure to be re-evaluated as to the relevance of any adjustments included in the non-GAAP measure. As a result, we caution investors against using FFO or Company-Defined FFO to determine a price to earnings ratio or yield relative to our NAV.

Further, FFO or Company-Defined FFO is not comparable to the performance measure established by the Investment Program Association (the “IPA”), referred to as “modified funds from operations,” or “MFFO,” as MFFO makes further adjustments including certain mark-to-market items and adjustments for the effects of straight-line rent. As such, FFO and Company-Defined FFO may not be comparable to the MFFO of non-listed REITs that disclose MFFO in accordance with the IPA standard. More specifically, Company-Defined FFO has limited comparability to the MFFO and other adjusted FFO metrics of those REITs that do not intend to operate as perpetual-life vehicles as such REITs have a defined acquisition stage. Because we do not have a defined acquisition stage, we may continue to acquire real estate and real estate-related investments for an indefinite period of time. Therefore, Company-Defined FFO may not reflect our future operating performance in the same manner that the MFFO or other adjusted FFO metrics of a REIT with a defined acquisition stage may reflect its operating performance after the REIT had completed its acquisition stage.

Neither the Commission nor any other regulatory body, nor NAREIT, has adopted a set of standardized adjustments that includes the adjustments that we use to calculate Company-Defined FFO. In the future, the Commission or another regulatory body, or NAREIT, may decide to standardize the allowable adjustments across the non-listed REIT industry at which point we may adjust our calculation and characterization of Company-Defined FFO.

CAPITALIZATION

The following table sets forth our actual capitalization as of December 31, 2013. The information set forth in the following table should be read in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2013, which are included in this Supplement. The amounts in the table are in thousands except share data.

As of December 31, 2013
FINANCING:
Mortgage notes and other secured borrowings	$1,023,472
Unsecured borrowings	300,000
Financing obligations	18,043

Total Financing	1,341,515
EQUITY:
Stockholders’ equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none outstanding	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 176,006,755 shares issued and outstanding, as of December 31, 2013	1,760
Additional paid-in capital	1,582,886
Distributions in excess of earnings	(860,747)
Accumulated other comprehensive income (loss)	(10,794)

Total stockholders’ equity	713,105
Noncontrolling interests	91,906

Total Equity	805,011

TOTAL CAPITALIZATION	$2,146,526

FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES

The table below provides information regarding fees and expenses paid or payable to our Advisor, our Dealer Manager, and their affiliates in connection with their services provided to us. The table includes amounts incurred and payable for the years ended December 31, 2013 and 2012 (amounts in thousands). Please refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information with respect to the years ended December 31, 2013 and 2012.

	Incurred For the Year Ended December 31, 2013	Payable as of December 31, 2013	Incurred For the Year Ended December 31, 2012	Payable as of December 31, 2012
Acquisition fees (1)	$—	$—	$1,534	$—
Advisory fees (2)	15,120	1,382	17,659	1,260
Development management fee (3)	223	82	133	45
Dealer manager and distribution fees (4)	1,415	4	—	—
Other reimbursements (5)	6,234	96	3,253	86
Asset management fees related to the disposition of real properties	2,639	—	101	—

Total	$25,631	$1,564	$22,680	$1,391

(1)	Comprises fees earned by the Advisor prior to the effectiveness of the Advisory Agreement on July 12, 2012.
(2)	$7.1 million of the fees earned by the Advisor during the year ended December 31, 2012 were earned after the effectiveness of the Advisory Agreement on July 12, 2012.
(3)	Comprises fees earned by the Advisor after the effectiveness of the Advisory Agreement on July 12, 2012.
(4)	An immaterial amount (less than $500) of dealer manager fees were recorded to deferred selling costs for the year ended December 31, 2012. During the year ended December 31, 2013, we incurred approximately $1.4 million in dealer manager fees, of which approximately $1.3 million was re-allowed to participating broker-dealers.
(5)	Includes approximately $1.6 million in offering-related expenses comprising approximately $1.4 million of costs incurred by our Advisor and approximately $213,000 of costs incurred by our Dealer Manager during the year ended December 31, 2013, and $721,000 in offering-related expenses comprising approximately $250,000 of costs incurred by our Dealer Manager and approximately $471,000 of costs incurred by our Advisor during the year ended December 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments.

We believe we have operated in such a manner to qualify as a REIT for federal income tax purposes, commencing with the taxable year ended December 31, 2006, when we first elected REIT status. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through our Operating Partnership. Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp. (the “TRS”), through which we execute certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership. We are an externally managed REIT and have no employees. Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement.

On July 12, 2012, the Commission declared effective our Registration Statement on Form S-11 (the “Registration Statement”). The Registration Statement applies to this offering of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares are expected to be offered to the public in a primary offering and $750,000,000 of shares are expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In this offering, we are offering to the public three new classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. See “Certain Historical NAV Information—Net Asset Value Calculation” below, for a description of our valuation procedures and valuation components, including important disclosure regarding real property valuations provided by Altus Group U.S., Inc., an independent valuation firm (“the Independent Valuation Firm”). Our NAV is not audited by our independent registered public accounting firm. We are offering to sell any combination of Class A shares, Class W shares and Class I shares with a dollar value up to the maximum offering amount. We will continue to sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636) (the “Class E DRIP Offering”). As of December 31, 2013, we had 216,745 Class A shares, 208,889 Class W shares, and 4,327,085 Class I shares outstanding. We refer to this offering and the Class E DRIP Offering collectively as our “Public Offerings.”

The primary sources of our revenue and earnings include rent received from customers under long-term operating leases at our properties, including reimbursements from customers for certain operating costs, and interest payments from our debt related investments. Our primary expenses include rental expenses, depreciation and amortization expenses, general and administrative expenses, asset management fees and interest expenses.

Our current investments include:

(1)	Direct investments in real properties, consisting of office, industrial, and retail properties, located in the United States; and

(2)	Certain debt related investments, including originating and participating in whole mortgage loans secured by commercial real estate, B-notes, mezzanine debt and other related investments (herein referred to as “debt related investments”).

As of December 31, 2013, we had total gross investments with an estimated fair value of approximately $2.6 billion (calculated in accordance with our valuation procedures), comprised of:

(1)	82 operating properties located in 30 geographic markets in the United States, aggregating approximately 15.3 million net rentable square feet, which were approximately 93.6% leased. Our operating real property portfolio includes an aggregate fair value of approximately $2.5 billion and consists of:

•	26 office properties located in 16 geographic markets, aggregating approximately 5.1 million net rentable square feet, with an aggregate fair value of approximately $1.4 billion;

•	25 industrial properties located in 15 geographic markets, aggregating approximately 7.0 million net rentable square feet, with an aggregate fair value of approximately $430.8 million; and

•	31 retail properties located in seven geographic markets, aggregating approximately 3.1 million net rentable square feet, with an aggregate fair value of approximately $716.5 million.

(2)	Approximately $123.9 million in net debt related investments, including (i) investments in mortgage notes of approximately $108.0 million, and (ii) investments in mezzanine debt of $15.9 million.

Consistent with our investment strategy, we currently have four business segments: (i) investments in office real property, (ii) investments in industrial real property, (iii) investments in retail real property, and (iv) debt related investments. We may have additional segments in the future to the extent we enter into additional real property sectors, such as multifamily, hospitality, and other real property types. For a discussion of our business segments and the associated revenue and net operating income by segment, see Note 13 to our financial statements beginning on page F-1 of this Supplement.

Any future and near-term obligations are expected to be funded primarily through the use of cash on hand, cash generated from operations, proceeds from the Public Offerings, proceeds from the sale of existing investments, and the issuance and assumption of debt obligations.

•	Cash on hand — As of December 31, 2013, we had approximately $24.8 million of cash and cash equivalents.

•	Cash available under our line of credit — As of December 31, 2013, the unused portion of our revolving credit facility was approximately $320.0 million, of which approximately $86.1 was available.

•	Cash generated from operations — During the year ended December 31, 2013, we generated approximately $86.6 million from operations of our real properties and income from debt related investments.

•	Proceeds from public offerings of equity securities — We currently maintain this offering, which consists of the offer and sale of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares are expected to be offered to the public in a primary offering and $750,000,000 of shares are expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). During the year ended December 31, 2013, we raised approximately $32.3 million in proceeds from the sale of Class A, W and I shares in this offering, including approximately $121,000 under the distribution reinvestment plan. Additionally, during the year ended December 31, 2013, we received approximately $21.4 million in proceeds from the Class E DRIP Offering.

•	Proceeds from sales and repayments of existing investments — During the year ended December 31, 2013, we sold 12 operating properties for approximately $267.0 million. After buyer credits, closing costs and the repayment of the related mortgage notes, we received net proceeds of $133.5 million. Subsequent to December 31, 2013, we sold a portfolio of 12 operating properties for approximately $175.0 million, and we received net cash proceeds of approximately $90.6 million. In addition, during the year ended December 31, 2013, four of our debt related investments with aggregate principal balances of $73.7 million were repaid to us in full.

•	The issuance and assumption of debt obligations — During the year ended December 31, 2013, we assumed the mortgage related to an office property in the San Francisco, CA market with a principal balance of approximately $57.9 million at acquisition as a result of our acquisition of the property.

We believe that our existing cash balance, cash generated from operations, proceeds from our Public Offerings and our ability to sell investments and to issue debt obligations, remains adequate to meet our expected capital obligations for the next twelve months. Maintaining a strong balance sheet remains critical in the current market to position us well to preserve the value of our portfolio and to take advantage of investment opportunities.

Current Business Environment

During 2013, gross domestic product (“GDP”) grew at an estimated annualized rate of 1.9%, compared to 2.8% in 2012. While the rate of GDP growth decreased when compared to 2012, during the third and fourth quarters of 2013 GDP grew at annualized rates of 4.1% and 2.4%, respectively. The consumer price index increased 1.5% in 2013 which compares to an increase of 1.7% in 2012, continuing the recent trend of very low levels of inflation. The unemployment rate was 6.7% at the end of 2013 compared with 7.8% at the end of 2012. The Federal Reserve currently estimates GDP growth for 2014 to be between 2.8% and 3.2% while an analyst composite estimates growth of 2.9% during 2014, with a positive outlook based on these and other macroeconomic factors.

With inflation seemingly in check for the foreseeable future, the Federal Reserve has not completely backed off from stimulating the economy through the strategy of quantitative easing which has resulted in generally lower interest rates. The low interest rate environment has created an extremely competitive environment within the capital markets for high-quality and higher yielding investments. The lower interest rate environment has also created a very attractive financing market for real estate owners who can obtain long-term financing at historically low interest rates for quality balance sheets and properties. Although the demand for high-quality investments is high, the underwriting standards also continue to be very high and the focus is generally concentrated in higher quality assets and more desirable locations.

Fundamentals within the real estate industry continue to improve according to national statistics, with few, if any, recent surprises. Occupancy and rent growth are proceeding at a steady pace across our four target property sectors (office, retail, industrial and multifamily), and vacancies as of the end of 2013 were lower than in 2012. National rental rates are up year-over-year across the major sectors. Operating fundamentals are expected to be solid through 2014, with the sectors that were slower to recover from the recession gaining momentum. Growth in the supply of commercial real estate has lagged, making up for the long recovery in demand. Commercial real estate pricing has improved to pre-recession levels in most major sectors, and in some instances actually exceeds these levels. We believe that these improving fundamentals provide us with an opportunity to improve leasing within our portfolio in 2014. The low interest rate environment combined with the lack of new supply in conjunction with a modestly improving economy could continue to position commercial real estate owners well for the future.

Significant Transactions During the Year Ended December 31, 2013

Real Estate Acquisitions

During the year ended December 31, 2013, we acquired one office property in the San Francisco, CA market comprising approximately 269,000 square feet with a purchase price of approximately $109.7 million. The property was subject to a mortgage note with an outstanding principal balance of approximately $57.9 million at acquisition bearing interest at a fixed rate of 6.01%, which matures in June 2016.

Real Estate Dispositions

During the year ended December 31, 2013, we sold or disposed of 13 properties for a combined sales price of approximately $389.3 million. We received net cash proceeds from the dispositions of approximately $133.5 million, after the satisfaction of approximately $239.9 million of outstanding mortgage note balances, and the payment of closing costs and fees related to the sale of the properties and the payoff of debt. Related to these dispositions, we recorded gains of approximately $74.3 million. The properties disposed included (i) two office properties in the Dallas, TX market, one of which was disposed of via foreclosure, (ii) an industrial portfolio comprising seven properties in the Philadelphia, PA, Sacramento, CA, Central Pennsylvania, Charlotte, NC, Atlanta, GA, and Chicago, IL markets, (iii) two office properties in the Denver, CO market, (iv) an office property in the Boston, MA market, and (v) an office property in the Chicago, IL market, comprising an aggregate of approximately 4.1 million net rentable square feet.

Debt Related Investments

During the year ended December 31, 2013, we received full repayment of four debt related investments, three of which were structured as mortgage notes and one of which was structured as a B-note. The repayments resulted in a net decrease in our debt related investments principal outstanding of $73.7 million. We received net cash proceeds from the repayments of approximately $28.1 million, which comprised borrower repayment of principal and other costs of $74.3 million, partially offset by our repayment of borrowings secured by the debt related investments of approximately $46.2 million.

Increase of Revolving Credit Facility

On December 19, 2012, we entered into a credit agreement providing for a $450.0 million senior unsecured term loan and revolving line of credit, with a syndicate of lenders led by Bank of America, N.A. as Administrative Agent, (collectively, the “Facility”). The Facility provided us with the ability from time to time to increase the size of the Facility up to a total of $800 million less the amount of any prepayments under the term loan component of the Facility, subject to receipt of lender commitments and other conditions. During the year ended December 31, 2013, we increased the revolving line of credit by $170.0 million, thereby providing us with a $270.0 million term loan and a $350.0 million revolving credit facility, for a total of $620.0 million in aggregate.

How We Measure Our Performance

Funds From Operations

For definitions of FFO and Company-Defined FFO and other important information regarding FFO and Company-Defined FFO, see “Selected Information Regarding Our Operations — How We Measure Our Operating Performance” above.

The following unaudited tables present a reconciliation of FFO to net income (loss) for the three months and years ended December 31, 2013, 2012, and 2011 (amounts in thousands, except per share information).

	For the Three Months Ended,			For the Year Ended,
	December 31,			December 31,
	2013	2012	2011	2013	2012	2011
Reconciliation of net earnings to FFO:
Net (loss) income attributable to common stockholders	$(1,367)	$(14,165)	$(33,873)	$52,468	$(22,261)	$(57,680)
Add (deduct) NAREIT-defined adjustments:
Real estate depreciation and amortization expense	25,093	31,846	30,765	108,191	129,116	126,890
(Gain) loss on real estate property dispositions	(5,580)	37	(9,518)	(74,306)	(21,108)	(13,588)
Impairment of real property	2,600	5,700	23,500	2,600	5,700	23,500
Noncontrolling interests’ share of net loss	(85)	(1,240)	(4,966)	4,002	(110)	(6,886)
Noncontrolling interests’ share of FFO	(1,687)	(2,099)	(891)	(7,739)	(8,486)	(6,999)

FFO attributable to common shares-basic	18,974	20,079	5,017	85,216	82,851	65,237
FFO attributable to dilutive OP units	1,431	1,608	371	6,575	6,947	4,810

FFO attributable to common shares-diluted	$20,405	$21,687	$5,388	$91,791	$89,798	$70,047

FFO per share-basic and diluted	0.11	0.11	0.03	0.48	0.46	0.35

Weighted average number of shares outstanding

Basic	177,548	179,605	183,619	178,196	181,982	183,813

Diluted	190,942	193,985	197,189	191,932	197,244	197,377

The following unaudited tables present a reconciliation of Company-Defined FFO to FFO for the three months and years ended December 31, 2013, 2012, and 2011 (amounts in thousands, except per share information).

	For the Three Months Ended, December 31,			For the Year Ended, December 31,
	2013	2012	2011	2013	2012	2011
Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$18,974	$20,079	$5,017	$85,216	$82,851	$65,237
Add (deduct) our adjustments:
Other-than-temporary impairment and related amortization on securities	—	—	280	—	—	3,495
Provision for loss on debt related investments	—	—	17,461	—	—	23,037
Acquisition-related expenses	337	2	2	337	325	610
(Gain) loss on derivatives	—	—	—	—	19	85
Loss on extinguishment of debt and financing commitments	1,808	1,766	75	2,507	5,675	95
Noncontrolling interests’ share of FFO	1,687	2,099	891	7,739	8,486	6,999
Noncontrolling interest share of Company-Defined FFO	(1,837)	(2,230)	(2,117)	(7,940)	(8,954)	(8,878)

Company-Defined FFO attributable to common shares-basic	20,969	21,716	21,609	87,859	88,402	90,680
Company-Defined FFO attributable to dilutive OP units	1,582	1,739	1,597	6,776	7,414	6,689

Company-Defined FFO attributable to common shares-diluted	$22,551	$23,455	$23,206	$94,635	$95,816	$97,369

Company-Defined FFO per share-basic and diluted	0.12	0.12	0.12	0.49	0.49	0.49

Weighted average number of shares outstanding

Basic	177,548	179,605	183,619	178,196	181,982	183,813

Diluted	190,942	193,985	197,189	191,932	197,244	197,377

Net Operating Income (“NOI”)

We also use NOI as a supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt related investments and excludes certain items that are not considered to be controllable in connection with the management of each property, such as other-than-temporary impairment, losses related to provisions for losses on debt related investments, gains or losses on derivatives, acquisition-related expenses, losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, asset management fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. We present NOI in the tables below, and include a reconciliation to GAAP in Note 13 to our financial statements beginning on page F-1 of this Supplement.

Our Operating Results

For the year ended December 31, 2013, we had net income attributable to common stockholders of $52.5 million. For the year ended December 31, 2012, we had a net loss attributable to common stockholders of $22.3 million. The results of our operations for the year ended December 31, 2013 were substantially different from our results for the same period in 2012, primarily as a result of (i) an increase in gains realized on the disposition of real properties and (ii) a decrease in interest expense and losses on extinguishment of debt and financing commitments during 2013, due primarily to our increased use of our corporate term loan and line of credit, instead of secured borrowings.

For the years ended December 31, 2012 and 2011, we had a net loss attributable to common stockholders of $22.3 million and $57.7 million, respectively. The results of our operations for the year ended December 31, 2012 were substantially different from our results for the same period in 2011, primarily as a result of (i) gains realized on the disposition of certain properties during 2012, (ii) impairment of real property and CMBS and CRE-CDO securities and provisions for loan losses related to non-performing loans recorded in 2011, and (iii) an overall decrease in asset management and advisory fees during 2012 as a result of the revised Advisory Agreement in connection with the effectiveness of this offering during 2012, partially offset by (i) an increase in interest expense as a result of increased borrowings during 2012, and (ii) a loss on extinguishment of debt and financing commitments as a result of the early repayment of certain of our outstanding borrowings during 2012.

The following series of tables and discussions describe in more detail our results of operations, including those items specifically mentioned above, for the year ended December 31, 2013 compared to the year ended December 31, 2012 and for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

The following table illustrates the changes in rental revenues, rental expenses, net operating income, other income and other expenses for the year ended December 31, 2013 compared to the year ended December 31, 2012. Our 2013 same store portfolio includes all operating properties that we owned for the entirety of both reporting periods, and includes certain properties that were disposed of subsequent to December 31, 2013. Our 2013 same store portfolio includes 81 properties acquired prior to January 1, 2012, and owned through December 31, 2013, comprising approximately 15.0 million square feet. A discussion of these changes follows the table (dollar amounts in thousands).

	For the Year Ended December 31,
	2013	2012	$ Change	% Change
Revenues
Base rental revenue-same store (1)	$185,567	$185,375	$192	0%
Other rental revenue- same store	36,039	36,287	(248)	-1%

Total rental revenue-same store	221,606	221,662	(56)	0%
Rental revenue - 2012/2013 acquisitions	1,577	—	1,577	100%
Less: rental revenue - assets held for sale	(15,855)	(14,746)	(1,109)	8%

Total continuing rental revenue	207,328	206,916	412	0%
Debt related income	10,449	9,409	1,040	11%

Total continuing revenues	217,777	216,325	1,452	1%
Rental Expenses
Same store	47,176	44,517	2,659	6%
2012/2013 acquisitions	720	—	720	100%
Less: Rental expenses - assets held for sale	(4,224)	(3,982)	(242)	6%

Total continuing rental expenses	43,672	40,535	3,137	8%
Net Operating Income
Real property - same store	174,430	177,145	(2,715)	-2%
Real property - 2012/2013 acquisitions	857	—	857	100%
Less: real property - assets held for sale	(11,631)	(10,764)	(867)	8%
Debt related income	10,449	9,409	1,040	11%

Total continuing net operating income (2)	$174,105	$175,790	$(1,685)	-1%

(1)	Base rental revenue represents contractual base rental revenue earned by us from our tenants and does not include the impact of certain GAAP adjustments to rental revenue, such as straight-line rent adjustments, amortization of above-market intangible lease assets or the amortization of below-market lease intangible liabilities. Such GAAP adjustments and other rental revenue such as expense recovery revenue are included in the line item, referred to as “other rental revenue.”
(2)	For a discussion as to why we view net operating income to be an appropriate supplemental performance measure, refer to “Net Operating Income” included above in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a reconciliation to GAAP, refer to Note 13 to our financial statements beginning on page F-1 of this Supplement.

Rental Revenue

The increase in continuing rental revenue is primarily attributable to our acquisition and continued ownership of an additional operating real property subsequent to December 31, 2011, partially offset by a slight decline in revenue in our same store portfolio. Our operating portfolio was approximately 93.6% leased as of December 31, 2013, compared to approximately 90.0% as of December 31, 2012.

Same store base rental revenue increased approximately $192,000 for the year ended December 31, 2013 compared to the same period in 2012. The increase comprises (i) a $312,000 increase in our same store retail portfolio, and (ii) a $141,000 increase in our same store office portfolio, partially offset by a $260,000 decrease in our same store industrial portfolio. At the total same store portfolio level, the increase is due to a 20 basis point year-over-year increase in our average leased square feet (from 95.3% to 95.5%), partially offset by a $0.02 year-over-year decrease in our average base rent per leased square foot (from $12.99 to $12.97), which resulted largely from a $0.06 decrease in the average base rent per leased square foot in our same store industrial portfolio, primarily due to certain lease renewals that included rent concessions.

The total increase in average leased square footage for our same store portfolio comprises increases in average leased square footage of approximately 31,000 square feet and 15,000 square feet in our same store industrial and retail portfolios, respectively, partially offset by a 16,000 square feet decrease in average leased square footage in our same store office portfolio. The $0.02 decrease in average base rent per leased square foot of the same store portfolio resulted from a decrease of $0.06 in our same store industrial portfolio, partially offset by increases of $0.11 and $0.03 in our same store office and retail portfolios, respectively.

Same store other rental revenue decreased for the year ended December 31, 2013 compared to the same period in 2012. Net amortization of above and below market lease assets and liabilities was the primary driver of the decrease, and the change was due to the expiration of off-market leases during the period. This decrease was partially offset by an increase in tenant rebill, late fee, and early termination income in certain same store properties.

Debt Related Income

Debt related income increased for the year ended December 31, 2013, compared to the same period in 2012. The increase was primarily attributable to additional investment of approximately $132.3 million new or increased principal balances subsequent to December 31, 2011, partially offset by the repayment of approximately $96.1 million in principal balances and the write-off or foreclosure of approximately $35 million in non-performing loans, subsequent to December 31, 2011.

Rental Expenses

Rental expenses increased for the year ended December 31, 2013, compared to the same period in 2012. This increase is primarily attributable to an increase in rental expenses in our same store portfolio and our acquisition and continued ownership of one additional operating real property subsequent to December 31, 2011.

Same store rental expenses increased for the year ended December 31, 2013, compared to the same period in 2012. This increase is due primarily to (i) an increase in engineering expense, primarily due to emergency repairs and union-related cost increases at one of our office properties located in the northeast, and (ii) severe winter weather during the year ended December 31, 2013 in certain markets resulting in an increase in snow removal costs during the year ended December 31, 2013 compared to the same period in 2012.

Other Operating Expenses

Depreciation and Amortization Expense

Depreciation and amortization expense decreased by approximately $4.0 million, or 4%, for the year ended December 31, 2013, compared to the same period in 2012. This decrease was primarily attributable to a large number of our acquired intangible lease assets becoming fully depreciated subsequent to December 31, 2011, partially offset by depreciation related to our acquisition and continued ownership of one additional operating real property subsequent to December 31, 2011.

General and Administrative Expenses

General and administrative expenses increased by approximately $2.7 million, or 38%, for the year ended December 31, 2013, compared to the same period in 2012. The revised fee structure pursuant to the amended and restated Advisory Agreement, entered into in connection with the effectiveness of this offering on July 12, 2012, caused us to directly incur payroll and overhead costs associated with our acquisition activities since we no longer pay our Advisor an acquisition fee. In addition, we record fees and costs associated with estimating our daily NAV per share (appraisal, fund accounting and valuation specialist fees, etc.) to general and administrative expense. We started to incur such fees in July 2012 when we began publishing a daily NAV per share.

Advisory Fees

Asset management fees paid to our Advisor decreased by approximately $2.5 million, or 14%, for the year ended December 31, 2013, compared to the same period in 2012. This decrease is attributable to the revised fee structure pursuant to the amended and restated Advisory Agreement, entered into in connection with the effectiveness of this offering on July 12, 2012, which reduced asset management and advisory fees overall.

Unrealized Loss on Real Property

During the year ended December 31, 2013, we recognized an impairment charge of approximately $2.6 million based on our estimate of future cash flow and fair value of a wholly-owned industrial property. During the year ended December 31, 2012, we recognized an impairment charge of approximately $5.7 million based on our estimate of future cash flow and fair value of an industrial property held through a joint venture in which we were not the managing partner. This property was disposed of during 2013, and accordingly, the impairment charge is included within discontinued operations. See Note 3 to our financial statements beginning on page F-1 of this Supplement for further discussion of these impairment charges.

Other Income (Expenses)

Interest Expense

Interest expense decreased for the year ended December 31, 2013, compared to the same period in 2012 due to lower overall borrowings and a lower weighted average interest rate during the current year period. The $620 million Facility we entered into in December 2012, and subsequently expanded, significantly changed the composition of our borrowings as we repaid senior secured mortgage notes and other secured borrowings using proceeds from the Facility. The lower cost of borrowing associated with the Facility and other repayments of borrowings related to disposition activity significantly decreased our interest on mortgage notes. Additionally, we repaid one of our repurchase facilities during 2013, which reduced the total interest expense associated with other secured borrowings. The following table further describes our interest expense by debt obligation, and includes amortization of deferred financing costs, amortization related to our derivatives, and amortization of discounts and premiums (amounts in thousands):

	For the Year Ended December 31,
Debt Obligation	2013	2012
Mortgage notes	$65,201	$85,253
Other secured borrowings	2,973	5,535
Line of credit and other unsecured borrowings	8,610	1,627
Financing obligations	1,205	1,199

Total interest expense	$77,989	$93,614

Loss on Extinguishment of Debt and Financing Commitments

Loss on extinguishment of debt and financing commitments was approximately $2.5 million and $5.7 million for the years ended December 31, 2013 and 2012, respectively. The loss in 2013 primarily resulted from (i) the recognition of derivative hedge losses previously included in our accumulated other comprehensive loss (“OCI”) related to loans that were assumed by the buyer of an industrial portfolio subsequent to December 31, 2013, and (ii) the accelerated amortization of deferred financing costs upon the repayment of borrowings under our repurchase facilities earlier than we had originally expected. The loss in 2012 resulted primarily from (i) the repurchase of our own debt at a premium, (ii) the recognition of derivative hedge losses previously included in OCI upon early repayment of the related debt, and (iii) the accelerated recognition of deferred financing costs related to early repayment of three mortgage notes, one mezzanine loan, and outstanding borrowings under the Facility.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

The following table illustrates the changes in revenues, rental expenses, and net operating income for the year ended December 31, 2012 compared to the year ended December 31, 2011. Our 2012 same store portfolio includes all operating properties that we owned for the entirety of the current and each of the prior year reporting periods, and includes certain properties disposed of subsequent to December 31, 2013. Our 2012 same store portfolio includes 79 properties acquired prior to January 1, 2011 and owned through December 31, 2013, comprising approximately 14.8 million square feet. A discussion of these changes follows the table (dollar amounts in thousands).

	For the Year Ended December 31,
	2012	2011	$ Change	% Change
Revenues
Base rental revenue-same store (1)	$183,652	$181,407	$2,245	1%
Other rental revenue- same store	35,529	39,020	(3,491)	-9%

Total rental revenue-same store	219,181	220,427	(1,246)	-1%
Rental revenue-2011/2012 acquisitions	2,481	1,989	492	25%
Less: rental revenue - assets held for sale	(14,746)	(14,666)	(80)	1%

Total continuing rental revenue	206,916	207,750	(834)	0%
Debt related income	9,409	11,107	(1,698)	-15%

Total continuing revenues	216,325	218,857	(2,532)	-1%
Rental Expenses
Same store	43,838	44,925	(1,087)	-2%
2011/2012 acquisitions	679	501	178	36%
Less: Rental expenses - assets held for sale	(3,982)	(3,628)	(354)	10%

Total continuing rental expenses	40,535	41,798	(1,263)	-3%
Net Operating Income
Real property - same store	175,343	175,502	(159)	0%
Real property - 2011/2012 acquisitions	1,802	1,488	314	21%
Less: real property - assets held for sale	(10,764)	(11,038)	274	-2%
Debt related income	9,409	11,107	(1,698)	-15%

Total continuing net operating income (2)	$175,790	$177,059	$(1,269)	-1%

(1)	Base rental revenue represents contractual base rental revenue earned by us from our tenants and does not include the impact of certain GAAP adjustments to rental revenue, such as straight-line rent adjustments, amortization of above-market intangible lease assets or the amortization of below-market lease intangible liabilities. Such GAAP adjustments and other rental revenue such as expense recovery revenue are included in the line item, referred to as “other rental revenue.”

(2)	For a discussion as to why we view net operating income to be an appropriate supplemental performance measure, refer to “Net Operating Income” included above in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” For a reconciliation to GAAP, refer to Note 13 to our financial statements beginning on page F-1 of this Supplement.

Rental Revenue

The decrease in continuing rental revenue is primarily attributable to a decline in rental revenue from our same store properties, partially offset by an increase in revenue due to our acquisition and continued ownership of two additional real properties subsequent to December 31, 2010. Leased square footage of our operating portfolio was approximately 90.0% as of December 31, 2012, compared to approximately 94.7% as of December 31, 2011.

Same store base rental revenue increased approximately $2.2 million for the year ended December 31, 2012 compared to the same period in 2011. The increase comprises (i) a $1.3 million increase in our same store industrial portfolio, (ii) a $556,000 increase in our same store retail portfolio, and (iii) a $374,000 increase in our same store office portfolio. At the total same store portfolio level, the increase is due to (i) an 80 basis point year-over-year increase in our average leased square feet (from 94.4% to 95.2%), and a $0.05 year-over-year increase in our average base rent per leased square foot (from $12.95 to $13.00).

The total increase in average leased square footage for our same store portfolio comprises an increase in average leased square footage of approximately 186,000 square feet in our same store industrial portfolio, partially offset by decreases in average leased square footage of 42,000 square feet and 26,000 square feet in our same store office and retail portfolios, respectively. The $0.05 increase in average base rent per leased square foot of the same store portfolio resulted from increases of $0.35, $0.30, and $0.06 in our same store retail, office and industrial portfolios, respectively.

Same store other rental revenue decreased for the year ended December 31, 2012, compared to the same period in 2011. This decrease was primarily attributable to a decrease in our straight line adjustments across the same store portfolio, related to the expiration of free rent periods.

Debt Related Income

Debt related income decreased for the year ended December 31, 2012, compared to the same period in 2011. The decrease was primarily attributable to the (i) repayment of approximately $123.8 million in debt related investments and (ii) the foreclosure of approximately $20.0 million in debt related investments subsequent to December 31, 2010, partially offset by investments in debt-related investments of approximately $120.1 million subsequent to December 31, 2010.

Rental Expenses

Rental expenses decreased for the year ended December 31, 2012, compared to the same period in 2011. This decrease is primarily attributable to a decrease in rental expenses within our same store portfolio.

Same store rental expenses decreased for the year ended December 31, 2012, compared to the same period in 2011, primarily due to lower averaged leased square footage. Recoverable same store rental expenses increased during 2012 compared to 2011 due primarily to higher property taxes, partially offset by lower snow removal costs during 2012 compared to 2011. Non-recoverable expenses decreased during 2012 compared to 2011, primarily due to collections efforts that reduced bad debt expense.

Other Operating Expenses

General and Administrative Expenses

General and administrative expenses increased by approximately $403,000, or 6%, for the year ended December 31, 2012, compared to the same period in 2011. This increase is primarily attributable to increases in payroll, appraisal and valuation fees, accounting costs, and legal fees, primarily related to the effectiveness of this offering during 2012.

Advisory Fees

Asset management fees paid to our Advisor decreased by approximately $3.2 million, or 15%, for the year ended December 31, 2012, compared to the same period in 2011. This decrease is attributable to the revised fee structure pursuant to the amended and restated Advisory Agreement, entered into in connection with the effectiveness of this offering on July 12, 2012, which reduced asset management and advisory fees overall.

Impairment of Real Estate Property

During the year ended December 31, 2012, we recognized an impairment charge of approximately $5.7 million based on our estimate of future cash flow and fair value of an industrial property held through a joint venture in which we were not the managing partner. This property was disposed of during 2013, and accordingly, the impairment charge is included within discontinued operations. During the year ended December 31, 2011, we recorded an impairment charge of $23.5 million on one office property located in the Silicon Valley, CA. This property was disposed of during 2012, and accordingly, the impairment charge is included within discontinued operations. See Note 3 to our financial statements beginning on page F-1 of this Supplement for further discussion of these impairment charges.

Provision for Loss on Debt Related Investments

We did not record any provision for loss on debt related investments during 2012. During the year ended December 31, 2011, we recorded $23.0 million in provision for loan losses related to two subordinate debt related investments in the Dallas, TX market.

Other Income (Expenses)

Interest and Other Income

Interest and other income decreased by approximately $1.6 million, or 66%, for the year ended December 31, 2012, compared to the same period in 2011. This decrease is primarily attributable to the continued deterioration in the performance of our CMBS and CRE-CDO securities portfolio.

Interest Expense

Interest expense increased by approximately $778,000, or 0.8%, for the year ended December 31, 2012, compared to the same period in 2011. This increase resulted primarily from expanded use of our line of credit and term loan and revolving credit facility during 2012 and additional repurchase facility borrowings during 2012 as compared to 2011. The increase from these borrowings was offset by a decrease in interest paid on mortgage notes as we disposed of properties and expanded use of our corporate borrowing capacity. The following table further describes our interest expense by debt obligation, including amortization of loan costs, amortization related to our derivatives, and amortization of discounts and premiums, for the years ended December 31, 2012 and 2011 (amounts in thousands).

	For the Year Ended December 31,
Debt Obligation	2012	2011
Mortgage notes	$85,253	$85,982
Other secured borrowings	5,535	3,988
Line of credit and other unsecured borrowings	1,627	186
Financing obligations	1,199	2,680

Total interest expense	$93,614	$92,836

Loss on Extinguishment of Debt and Financing Commitments

Loss on extinguishment of debt and financing commitments was approximately $5.7 million for the year ended December 31, 2012. This loss resulted primarily from (i) the repurchase of our own debt at a premium, (ii) the recognition of derivative hedge losses previously included in OCI upon early repayment of the related debt, and (iii) the accelerated recognition of deferred financing costs related to early repayment of three mortgage notes, one mezzanine loan, and outstanding borrowings under the Facility. We did not record a loss on extinguishment of debt and financing commitments during the year ended December 31, 2011.

Discontinued Operations

Results of operations and any gains or losses upon the disposition directly attributable to all properties sold or classified as held for sale as of December 31, 2013 are presented within Discontinued Operations for all periods presented. During the year ended December 31, 2013, we disposed of 13 operating properties and had classified a portfolio of 12 operating properties as held for sale as of December 31, 3013. During the year ended December 31, 2012, we disposed of three operating properties from our portfolio and included in our 2012 results a net gain realized from the sale of these properties. During the year ended December 31, 2011, we disposed of five operating properties from our portfolio, and included in our 2011 results the amount of the gain on a 2010 property sale where we financed the sale with a mortgage loan, related to which we participated in the profit upon the subsequent sale of the property during 2011.

Liquidity and Capital Resources

Liquidity Outlook

We believe our existing cash balance, our available credit under the Facility, cash from operations, additional proceeds from our Public Offerings, proceeds from the sale of existing investments, and prospective debt or equity issuances will be sufficient to meet our liquidity and capital needs for the foreseeable future, including the next 12 months. Our capital requirements over the next 12 months are anticipated to include, but are not limited to, operating expenses, distribution payments, debt service payments, including debt maturities of approximately $132.5 million, of which approximately $84.2 million are subject to certain extension options, redemption payments, acquisitions of real property and debt related investments.

In order to maintain a reasonable level of liquidity for redemptions of Class A, Class W and Class I shares pursuant to our Class A, Class W and Class I share redemption program, we intend to generally maintain under normal circumstances the following aggregate allocation to liquid assets: (1) 10% of the aggregate NAV of our outstanding Class A, Class W and Class I shares up to $1 billion of collective Class A, Class W and Class I share NAV, and (2) 5% of the aggregate NAV of our outstanding Class A, Class W and Class I shares in excess of $1 billion of collective Class A, Class W and Class I share NAV. However, our board of directors has the right to modify, suspend or terminate our Class A, Class W and Class I share redemption program if it deems such action to be in the best interest of our stockholders. As of December 31, 2013, the aggregate NAV of our outstanding Class A, Class W and Class I shares was approximately $32.9 million.

As of December 31, 2013, we had approximately $24.8 million of cash compared to $36.9 million as of December 31, 2012. The following discussion summarizes the sources and uses of our cash during the year ended December 31, 2013, which resulted in the net cash decrease of approximately $12.1 million.

Operating Activities

Net cash provided by operating activities decreased by approximately $7.9 million to $86.6 million for the year ended December 31, 2013, compared to net cash provided by operating activities of approximately $94.5 million for the same period in 2012. This decrease is primarily due to a decrease in net operating income from our real property portfolio, primarily due to disposition activity, partially offset by a decrease in cash paid for interest and an increase in debt related investment income.

Lease Expirations

Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our properties are generally leased to tenants for the longer term and as of December 31, 2013, the weighted average remaining term of our leases was approximately 7.1 years, based on contractual remaining base rent, and 4.7 years, based on leased square footage. The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of December 31, 2013 and assuming no exercise of lease renewal options (amounts in thousands).

	Lease Expirations
Year	Number of Leases Expiring	Annualized Base Rent (1)%		Square Feet	%
2014 (2)	118	$12,899	6.6%	1,878	13.2%
2015	97	16,969	8.6%	1,784	12.5%
2016	64	23,582	11.9%	1,514	10.6%
2017 (3)	52	53,054	26.9%	2,646	18.5%
2018	72	11,934	6.0%	1,367	9.6%
2019	55	24,246	12.3%	1,252	8.8%
2020	30	8,370	4.2%	471	3.3%
2021	14	12,440	6.3%	1,004	7.0%
2022	11	5,983	3.0%	431	3.0%
2023	19	16,042	8.1%	801	5.6%
Thereafter	20	11,994	6.1%	1,122	7.9%

Total	552	$197,513	100.0%	14,270	100.0%

(1)	Annualized base rent represents the annualized monthly base rent of leases executed as of December 31, 2013.
(2)	Includes leases that are on a month-to-month basis at annualized amounts.
(3)

Includes approximately $22.8 million annualized base rent and 594,000 square feet attributable to a lease with Charles Schwab & Co., Inc. (“Charles Schwab”) at one of our office properties located in New Jersey which expires in September 2017. Charles Schwab has subleased all of this area to various other sub-tenants. Approximately $7.9 million and 219,000 square feet are subject to lease agreements which expire subsequent to December 31, 2017. The leases with subtenants will become our direct tenants upon expiration of our lease with Charles Schwab.

During the year ended December 31, 2013, we signed new leases for approximately 1.1 million square feet and renewal leases for approximately 2.0 million square feet. Tenant improvements and leasing commissions related to these leases were approximately $10.6 million and $9.3 million, respectively, or $9.53 and $4.55 per square foot, respectively.

Investing Activities

Net cash provided by investing activities was approximately $72.8 million, compared to net cash used in investing activities of approximately $39.5 million for the year ended December 31, 2012. The majority of cash provided by investing activities in 2013 was due to our sale of 12 operating properties and the collection of principal repayments from four debt related investments. Net cash used in investing activities during 2012 was due to our investment in 15 debt related investments during the year and other capital expenditures, partially offset by cash provided from the sale of three operating properties during the year.

Real Estate Acquisition

During the year ended December 31, 2013, we acquired one operating real property for a purchase price of approximately $109.7 million. Related to this acquisition, we assumed a mortgage note with an unpaid principal balance of approximately $57.9 million at acquisition. The acquisition resulted in net cash used of approximately $48.2 million. We did not acquire any operating properties during the year ended December 31, 2012. See Note 3 to our financial statements, beginning on page F-1 of this Supplement for further discussion of this acquisition activity.

Capital Expenditures in Real Property

During the year ended December 31, 2013, cash used for capital expenditures in real property was approximately $25.4 million, comprising approximately $9.5 million in tenant improvements, $9.3 million in leasing costs, and $6.6 million in building improvements. During the year ended December 31, 2012, cash used for capital expenditures in real property was approximately $21.5 million, comprising $9.0 million in leasing costs, $6.4 million in tenant improvements, and $6.1 million in land and building improvements. The increase in cash used for tenant improvements during the year ended December 31, 2013, compared to the year ended December 31, 2012, primarily related to improvements for long-term leases at two properties that were disposed of during 2013.

Real Estate Dispositions

During the year ended December 31, 2013, we disposed of 13 operating real properties, 12 of which were sold for a total gross sales price of $267.0 million, from which we received net investing cash flows of approximately $133.5 million. During the year ended December 31, 2012, we disposed of three operating real properties for total net proceeds of approximately $10.8 million, from which we received net investing cash flows of approximately $7.1 million. See Note 3 to our financial statements, beginning on page F-1 of this Supplement for further discussion of this disposition activity.

Debt Related Investments

During the year ended December 31, 2013, we received full repayment of four debt investments, three of which were structured as mortgage notes and one of which was structured as a B-note. These repayments resulted in net cash proceeds of approximately $28.1 million, after the repayment of borrowings secured by the investments. Additionally, we invested approximately $12.3 million in two debt investments (one structured as a mortgage note and one as mezzanine financing) that we originated during 2012.

During the year ended December 31, 2012, we invested approximately $40.0 million to invest in 15 debt related investments, all of which were structured as mortgage notes, except for one which was structured as a mezzanine loan. Additionally, we received full repayment of three debt investments, all of which were structured as mortgage notes, during the year ended December 31, 2012 which resulted in net cash proceeds of approximately $5.9 million, after the repayment of borrowings secured by the investments.

See Note 4 to our financial statements, beginning on page F-1 of this Supplement for further discussion of this debt related investment activity.

Financing Activities

Net cash used in financing activities was approximately $171.5 million for the year ended December 31, 2013, compared to net cash used in financing activities of approximately $146.6 million during the same period in 2012. The majority of cash used for financing activities in both years comprised (i) principal repayments of outstanding mortgage notes and other secured borrowings, (ii) the redemption of common shares under our Class E share redemption program, and (iii) distributions to common stockholders and noncontrolling interests, partially offset by (i) borrowings on the Facility during 2012 and (ii) net proceeds from the issuance of common stock from this offering in 2013. During 2012, we paid down principal balances of outstanding mortgages and other secured borrowings of approximately $318.7 million, which was primarily funded by borrowings under the Facility.

We have offered and will continue to offer Class E shares of common stock through the Class E DRIP Offering. The amount raised under the Class E DRIP Offering decreased by approximately $13.0 million to approximately $21.5 million for the year ended December 31, 2013, from approximately $34.5 million for the same period in 2012. On July 12, 2012, we commenced this offering. As of December 31, 2013, we had raised gross proceeds of approximately $32.3 million from the sale of approximately 4.7 million shares in this offering, including approximately $121,000 through our distribution reinvestment plan, all of which was raised during the year ended December 31, 2013.

Distributions

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including, but not limited to, REIT requirements, the evaluation of existing assets within our portfolio, anticipated acquisitions, projected levels of additional capital to be raised, debt to be incurred in the future and the anticipated results of operations.

Distributions declared payable to common stockholders decreased approximately $22.0 million to approximately $62.3 million for the year ended December 31, 2013 from approximately $84.3 million for the same period in 2012. Such distributions were paid following the respective quarters for which they were declared. Approximately $41.1 million and $53.3 million, respectively, were paid in cash and approximately $21.2 million and $30.9 million, respectively, were reinvested in shares of our common stock pursuant to our distribution reinvestment plan during the years ended December 31, 2013 and 2012.

Redemptions

During the years ended December 31, 2013 and 2012, we redeemed approximately 10.0 million and 9.2 million Class E, A, W, and I shares, respectively, of common stock, the significant majority of which were redeemed pursuant to our Class E share redemption program. Cash used to redeem such shares increased approximately $3.6 million to $68.4 million during the year ended December 31, 2013, from $64.8 million for the same period in 2012.

In addition to the above-mentioned redemptions, during the years ended December 31, 2013 and 2012, we redeemed approximately 904,000 and 1.7 million OP Units from our OP Unit holders for approximately $6.2 million and $12.8 million in cash, respectively. Additionally, during the year ended December 31, 2012, we redeemed approximately 273,000 OP Units by issuing approximately 269,000 Class E shares.

Off-Balance Sheet Arrangements

As of December 31, 2013, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources. There are no lines of credit, side agreements, or any other derivative financial instruments related to or between our unconsolidated joint venture and us, and we believe we have no material exposure to financial guarantees.

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2013, specifically our obligations under mortgage note agreements and operating lease agreements (amounts in thousands).

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Borrowings (1)	$1,540,164	$201,691	$609,683	$537,746	$191,044
Financing Obligations (2)	7,057	1,164	2,621	2,624	648

Total	$1,547,221	$202,855	$612,304	$540,370	$191,692

(1)	Includes principal and interest payments due for our mortgage notes and other secured and unsecured borrowing obligations.
(2)	As of December 31, 2013, we had operating master lease obligations relating to one property, in connection with our Operating Partnership’s private placement offerings of fractional interests. These amounts represent rental payments due under the related master lease schedule.

Subsequent Events

Disposition of Industrial Portfolio

On January 22, 2014, we disposed of a portfolio of 12 industrial real properties aggregating 3.4 million square feet to an unrelated third party. The properties were located in the Atlanta, GA, Cincinnati, OH, Central Pennsylvania, Columbus, OH, Dallas, TX, Indianapolis, IN, and Minneapolis, MN markets.

The following information provides a summary snapshot of our real property portfolio as of January 31, 2014.

As of January 31, 2014, we held the majority ownership in 70 operating properties located in 25 geographic markets in the United States, aggregating approximately 11.9 million square feet. As of January 31, 2014, our real property portfolio was approximately 91.9% leased to approximately 450 tenants. As of January 31, 2014, these properties had an estimated fair value of approximately $2.4 billion (calculated in accordance with our valuation procedures), comprising:

•

26 office properties located in 16 geographic markets, aggregating approximately 5.1 million net rentable square feet, with an aggregate fair value amount of approximately $1.4 billion. Of these 26 properties, nine are considered “multi-tenant” properties and aggregate approximately 1.9 million net rentable square feet, with an aggregate fair value amount of approximately $611.1 million, and 17 are considered “single-tenant” properties and aggregate approximately 3.2 million net rentable square feet, with an aggregate fair value amount of approximately $763.4 million;

•	31 retail properties located in seven geographic markets, aggregating approximately 3.1 million net rentable square feet, with an aggregate fair value amount of approximately $718.2 million; and

•	13 industrial properties located in 9 geographic markets, aggregating approximately 3.7 million net rentable square feet, with an aggregate fair value amount of approximately $260.9 million.

The chart below shows the current allocations of our real property investments across geographic markets. Percentages in the chart correspond to our fair value as of January 31, 2014.

In addition, we own real property investments in the following markets, though the fair value of the investments in each market account for less than 1% of the total fair value of our real property investments: Denver, CO, Fayetteville, AR, Jacksonville, FL, Little Rock, AR, and Pittsburgh, PA

See Note 17 to our financial statements beginning on page F-1 of this Supplement for further discussion of this disposition.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of our leases provide for fixed base rent increases or indexed rent increases. We believe that inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense escalations in our leases. To date, we believe that inflation has not had a material impact to our operations or overall liquidity.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the financial statements and disclosures. Some of these estimates and assumptions require application of difficult, subjective, and/or complex judgment, often about the effect of matters that are inherently uncertain and that may change in subsequent periods. We are required to make such estimates and assumptions when applying the following accounting policies.

Principles of Consolidation

Due to our control of our Operating Partnership through our sole general partnership interest and the limited rights of the limited partners, we consolidate our Operating Partnership and limited partner interests not held by us and they are reflected as noncontrolling interests in the accompanying consolidated financial statements (herein referred to as “financial statements”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Our financial statements also include the accounts of our consolidated subsidiaries and joint ventures through which we are the primary beneficiary, when such subsidiaries and joint ventures are variable interest entities, or through which we have a controlling interest. In determining whether we have a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which we have the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses that could potentially be significant to the entity or the right to receive benefits that could potentially be significant to the entity.

All joint ventures in which we have investments are variable interest entities. All of our investments in joint ventures represent our interests in real estate partnerships, formed for the purpose of acquiring, leasing, managing, holding for investment, selling and otherwise dealing with real property investments. Our involvement with our joint ventures affects our financial position, financial performance and cash flows in ways similar to direct ownership of real property investment. We own a significantly disproportionate majority of the ownership interests of our joint ventures. In each of our joint ventures, our joint venture partner performs the day-to-day management of the real properties owned by the respective joint ventures. However, in each of our joint ventures, we approve the activities that most significantly impact the joint venture’s economic performance. Due to our substantive approval rights and our exposure to the economic returns and losses of each of the joint ventures, we are the primary beneficiary of each of our joint ventures. Based on these considerations, we consolidate all of our investments in joint ventures. See our consolidated balance sheets for disclosure of the amount of real property and mortgage note borrowings that we consolidated through our investments in variable interest entities as of December 31, 2013 and 2012.

Judgments made by us with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a variable interest entity involve consideration of various factors, including the form of our ownership interest, the size of our investment (including loans), our ability to direct the activities of the entity, and our obligation to absorb the losses of, or, our right to receive benefits from the entity. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our financial statements and, consequently, our financial position and specific items in our results of operations that are used by our stockholders, lenders and others in their evaluation of us. As of December 31, 2013 and 2012, we consolidated approximately $306.6 million and $654.0 million, respectively, in real property investments, before accumulated depreciation and amortization of approximately $81.2 million and $133.7 million, respectively, and approximately $141.1 million and $419.5 million, respectively, in mortgage note borrowings associated with our consolidated variable interest entities. The maximum risk of loss related to our investment in these consolidated variable interest entities is limited to our recorded investments in such entities. The creditors of the consolidated variable interest entities do not have recourse to our general credit.

Generally, we consolidate real estate partnerships and other entities that are not variable interest entities when we own, directly or indirectly, a majority voting interest in the entity.

Revenue Recognition — Real Property

We record rental revenue for the full term of each lease on a straight-line basis. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments increase during the term of the lease. Accordingly, we record a receivable from tenants for rent that we expect to collect over the remaining lease term rather than currently, which is recorded as straight-line rents receivable. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. For the years ended December 31, 2013, 2012 and 2011, the total increase to rental revenue due to straight-line rent adjustments was approximately $8.9 million, $8.1 million, and $9.9 million, respectively.

Tenant recovery income includes payments from tenants for real estate taxes, insurance and other property operating expenses and is recognized as rental revenue. Tenant recovery income recognized as rental revenue for the years ended December 31, 2013, 2012 and 2011 was approximately $33.0 million, $33.6 million, and $33.4 million, respectively.

Revenue Recognition — Debt Related Investments

Interest income on debt related investments is recognized over the life of the investment using the effective interest method and is recognized on an accrual basis. Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan. Anticipated exit fees, where collection is expected, are also recognized over the term of the debt related investment. A debt related investment is considered to be non-performing and is placed on non-accrual status when it becomes delinquent and management determines it is probable that it will be unable to collect all amounts due according to contractual terms. While on non-accrual status, debt related investments are accounted for on a cash basis, where interest income is recognized only upon actual receipt of cash. Non-accrual debt investments are returned to accrual status when they become contractually current and management believes it will collect all amounts contractually due.

Impairment — Real Property

We review our investments in real property individually on a quarterly basis, and more frequently when such an evaluation is warranted, to determine their appropriate classification, as well as whether there are indicators of impairment. The investments in real property are either classified as held for sale or held and used.

As of December 31, 2013, 70 of our properties are classified as held and used, and a portfolio of 12 properties are classified as held for sale. The held and used assets are reviewed for indicators of impairment, which may include, among others, vacancy, each tenant’s inability to make rent payments, operating losses or negative operating trends at the property level, notification by a tenant that it will not renew its lease, a decision to dispose of a property, including a change in estimated holding periods, or adverse changes in the fair value of any of our properties. If indicators of impairment exist on a held and used asset, we compare the future estimated undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. If the sum of the future estimated undiscounted cash flows is greater than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is less than its current net book value, we recognize an impairment loss for the difference between the net book value of the property and its estimated fair value. For our properties classified as held for sale, we recognize an impairment loss if the current net book value of the property exceeds its fair value less selling costs. If our assumptions, projections or estimates regarding a property change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of the property.

During the year ended December 31, 2013, we recorded a $2.6 million impairment related to a wholly-owned industrial property.

During the year ended December 31, 2012, we recorded a $5.7 million impairment related to an industrial property held in a joint venture in which we did not act as the managing partner. The property was sold subsequent to December 31, 2012, and thus the impairment charge is recorded within discontinued operations.

Impairment — Debt Related Investments

We review our debt related investments on a quarterly basis, and more frequently when such an evaluation is warranted, to determine if impairment exists. A debt related investment is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When a loan is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the loan’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued ASC Topic 310, Receivables (“ASC Topic 310”) which permits a creditor to measure impairment based on the fair value of the collateral of an impaired collateral-dependent loan or to measure impairment based on an observable market price for the impaired loan as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

We did not record any provisions for loan losses during the years ended December 31, 2013 or 2012.

During 2011, we recognized provision losses of approximately $23.0 million related to two of our debt related investments due to our determination that there has been or it is probable that there will be a disruption of cash flows, in timing or amount, and the resulting estimated discounted cash flows from our investments is less than our carrying value. During the year ended December 31, 2012, we wrote off the provision for loss on debt related investments of approximately $20.0 million related to a mezzanine debt investment that we foreclosed upon, as further discussed in Note 3 and Note 4 to our financial statements beginning on page F-1 of this Supplement.

Derivative Instruments and Hedging Activities

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We record all derivative instruments in the accompanying balance sheets at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. Derivative instruments used to hedge exposure to changes in the fair value of an asset, liability, or firm commitments attributable to a particular risk, such as interest rate risk, are considered “fair value” hedges. Derivative instruments used to hedge exposure to variability in expected future cash flows, such as future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges. We do not have any fair value hedges.

For derivative instruments designated as cash flow hedges, the changes in the fair value of the derivative instrument that represent changes in expected future cash flows that are effectively hedged by the derivative instrument are initially reported as other comprehensive income (loss) in the statement of equity until the derivative instrument is settled. Upon settlement, the effective portion of the hedge is recognized as other comprehensive income (loss) and amortized over the term of the designated cash flow or transaction the derivative instrument was intended to hedge. The change in value of any derivative instrument that is deemed to be ineffective is charged directly to earnings when the determination of ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For purposes of determining hedge ineffectiveness, management estimates the timing and potential amount of future fixed-rate debt issuances each quarter in order to estimate the cash flows of the designated hedged item or transaction. Management considers the likelihood of the timing and amount of entering into such forecasted transactions when determining the expected future fixed-rate debt issuances. We do not use derivative instruments for trading or speculative purposes. Additionally, we have an interest rate collar that is not designated as a hedge pursuant to the requirements of ASC Topic 815. This derivative is not speculative and is used to manage exposure to interest rate volatility. We classify cash paid to settle our forward starting swaps as financing activities in our statements of cash flows.

New Accounting Pronouncements

In February 2013, the FASB issued accounting standards update (“ASU”) 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date (“ASU 2013-04”), which provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. This will require an entity to measure those obligations as the sum of the amount the entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The amendments in this ASU are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is required. We do not believe that the adoption of ASU 2013-04 will have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, that requires disclosure of the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount is required under GAAP to be reclassified in its entirety to net income. Additionally, the update requires disclosure of changes in each component of other comprehensive income. The disclosure requirements were retroactively effective for us beginning January 1, 2013. As this guidance only requires expanded disclosure, the adoption did not have a significant impact on our consolidated financial statements.

CERTAIN HISTORICAL NAV INFORMATION

Net Asset Value Calculation

Our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV on a daily basis. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S., Inc., the Independent Valuation Firm approved by our board of directors, including a majority of our independent directors.

The following table sets forth the components of NAV for the Company as of December 31, 2013 and September 30, 2013 (amounts in thousands except per share information). As used below, “Fund Interests” means our Class E shares, Class A shares, Class W shares, and Class I shares, along with the Class E OP Units held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

	As of December 31, 2013	As of September 30, 2013
Real properties (1)	$2,525,375	$2,413,945
Debt related investments	123,935	127,055
Cash and other assets, net of other liabilities	3,904	21,132
Debt obligations	(1,325,286)	(1,240,881)
Outside investor’s interests	(16,004)	(15,751)

Aggregate Fund NAV	$1,311,924	$1,305,500
Total Fund Interests outstanding	189,280	190,163
NAV per Fund Interest	$6.93	$6.87

(1)	The NAV of real properties as of December 31, 2013 includes $1,378.1 million in office properties, $716.5 million in retail properties, and $430.8 million in industrial properties. The NAV of real properties as of September 30, 2013 includes $1,278.9 million in office properties, $713.3 million in retail properties, and $421.7 million in industrial properties.

When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the FASB Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. In the determination of our NAV, the value of certain of our assets and liabilities are generally determined based on their carrying amounts under GAAP; however, those principles are generally based upon historic cost and therefore may not be determined in accordance with ASC Topic 820. Readers should refer to our audited financial statements for our net book value determined in accordance with GAAP from which one can derive our net book value per share by dividing our stockholders’ equity by shares of our common stock outstanding as of the date of measurement.

Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm on a daily basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV, and, for purposes of determining our NAV, the assumption of a value of zero in certain instances where the balance of a loan exceeds the value of the underlying real estate properties, where GAAP net book value would reflect a negative equity value for such real estate properties, even if such loans are non-recourse. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from market value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to redeem shares under our share redemption programs and our ability to suspend or terminate our share redemption programs at any time. Our NAV does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Please note that our NAV is not a representation, warranty or guarantee that: (1) we would fully realize our NAV upon a sale of our assets; (2) shares of our common stock would trade at our per share NAV on a national securities exchange; or (3) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

The December 31, 2013 valuation for our real properties was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. The aggregate real property valuation of $2.53 billion compares to a GAAP basis of real properties (before accumulated amortization and depreciation and the impact of intangible lease liabilities) of $2.46 billion, representing an increase of approximately $68.4 million or 2.8%. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted averages by property type.

	Office	Industrial	Retail	Weighted Average Basis
Exit capitalization rate	7.09%	7.09%	6.77%	7.00%
Discount rate / internal rate of return (“IRR”)	7.73%	7.66%	7.29%	7.60%
Annual market rent growth rate	3.26%	3.03%	3.02%	3.15%
Average holding period	10.1	10.4	10.6	10.3

A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, an increase in the weighted-average annual discount rate/IRR and the exit capitalization rate of 0.25% would reduce the value of our real properties by approximately 1.83% and 1.95%, respectively.

The following table sets forth the quarterly changes to the components of NAV for the company and the reconciliation of NAV changes for each class of shares (amounts in thousands, except per share information):

	Total	Class E Common Stock	Class A Common Stock	Class W Common Stock	Class I Common Stock	Class E OP Units
NAV as of September 30, 2013	$1,305,500	$1,184,273	$84	$84	$28,899	$92,160
Fund level changes to NAV
Realized/unrealized gains (losses) on net assets	9,615	8,712	7	8	216	672
Income accrual	23,564	21,366	10	10	525	1,653
Net dividend accrual	(16,697)	(15,149)	(5)	(6)	(365)	(1,172)
Advisory fee	(3,806)	(3,451)	(1)	(2)	(85)	(267)
Performance based fee	(52)	(47)	*	*	(1)	(4)
Class specific changes to NAV
Dealer Manager fee	(9)	—	(1)	(1)	(7)	—
Distribution fee	(1)	—	(1)	—	—	—

NAV as of December 31, 2013 before share sale/redemption activity	$1,318,114	$1,195,704	$93	$93	$29,182	$93,042
Share sale/redemption activity
Shares sold	8,782	5,179	1,409	1,354	840	—
Shares redeemed	(14,972)	(13,887)	—	—	(30)	(1,055)

NAV as of December 31, 2013	$1,311,924	$1,186,996	$1,502	$1,447	$29,992	$91,987

Shares outstanding as of September 30, 2013	190,163	172,504	12	12	4,209	13,426
Shares sold	1,278	755	204	197	122	—
Shares redeemed	(2,161)	(2,004)	—	—	(4)	(153)

Shares outstanding as of December 31, 2013	189,280	171,255	216	209	4,327	13,273
NAV per share as of September 30, 2013		$6.87	$6.87	$6.87	$6.87	$6.87
Change in NAV per share		0.06	0.06	0.06	0.06	0.06

NAV per share as of December 31, 2013		$6.93	$6.93	$6.93	$6.93	$6.93

*	Includes an amount less than $500.

Certain Historical NAV Information

The following table shows our NAV per share at the end of each quarter since we commenced calculating our daily NAV on July 12, 2012.

Date	Class E	Class A	Class W	Class I
September 30, 2012	$6.64	$6.64	$6.64	$6.64
December 31, 2012	$6.70	$6.70	$6.70	$6.70
March 31, 2013	$6.79	$6.79	$6.79	$6.79
June 30, 2013	$6.83	$6.83	$6.83	$6.83
September 30, 2013	$6.87	$6.87	$6.87	$6.87
December 31, 2013	$6.93	$6.93	$6.93	$6.93

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1 through February 28, 2014:

Date	Class E	Class A	Class W	Class I
January 2, 2014	$6.93	$6.93	$6.93	$6.93
January 3, 2014	$6.94	$6.94	$6.94	$6.94
January 6, 2014	$6.94	$6.94	$6.94	$6.94
January 7, 2014	$6.94	$6.94	$6.94	$6.94
January 8, 2014	$6.94	$6.94	$6.94	$6.94
January 9, 2014	$6.94	$6.94	$6.94	$6.94
January 10, 2014	$6.94	$6.94	$6.94	$6.94
January 13, 2014	$6.94	$6.94	$6.94	$6.94
January 14, 2014	$6.94	$6.94	$6.94	$6.94
January 15, 2014	$6.94	$6.94	$6.94	$6.94
January 16, 2014	$6.94	$6.94	$6.94	$6.94
January 17, 2014	$6.93	$6.93	$6.93	$6.93
January 21, 2014	$6.93	$6.93	$6.93	$6.93
January 22, 2014	$6.94	$6.94	$6.94	$6.94
January 23, 2014	$6.94	$6.94	$6.94	$6.94
January 24, 2014	$6.94	$6.94	$6.94	$6.94
January 27, 2014	$6.94	$6.94	$6.94	$6.94
January 28, 2014	$6.95	$6.95	$6.95	$6.95
January 29, 2014	$6.95	$6.95	$6.95	$6.95
January 30, 2014	$6.95	$6.95	$6.95	$6.95
January 31, 2014	$6.95	$6.95	$6.95	$6.95
February 3, 2014	$6.95	$6.95	$6.95	$6.95
February 4, 2014	$6.95	$6.95	$6.95	$6.95
February 5, 2014	$6.94	$6.94	$6.94	$6.94
February 6, 2014	$6.94	$6.94	$6.94	$6.94
February 7, 2014	$6.94	$6.94	$6.94	$6.94
February 10, 2014	$6.95	$6.95	$6.95	$6.95
February 11, 2014	$6.95	$6.95	$6.95	$6.95
February 12, 2014	$6.95	$6.95	$6.95	$6.95
February 13, 2014	$6.95	$6.95	$6.95	$6.95
February 14, 2014	$6.95	$6.95	$6.95	$6.95
February 18, 2014	$6.95	$6.95	$6.95	$6.95
February 19, 2014	$6.95	$6.95	$6.95	$6.95
February 20, 2014	$6.96	$6.96	$6.96	$6.96
February 21, 2014	$6.96	$6.96	$6.96	$6.96
February 24, 2014	$6.96	$6.96	$6.96	$6.96
February 25, 2014	$6.96	$6.96	$6.96	$6.96
February 26, 2014	$6.95	$6.95	$6.95	$6.95
February 27, 2014	$6.95	$6.95	$6.95	$6.95
February 28, 2014	$6.95	$6.95	$6.95	$6.95

On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the adverse effect on the value of assets and liabilities that results from a change in the applicable market resulting from a variety of factors such as perceived risk, interest rate changes, inflation and overall general economic changes. Accordingly, we manage our market risk by matching projected cash inflows from operating, investing and financing activities with projected cash outflows for debt service, acquisitions, capital expenditures, distributions to stockholders and unit holders, and other cash requirements. Our debt-related investments are our financial instruments that are most significantly and directly impacted by changes in their respective market conditions. In addition, our outstanding borrowings are also directly impacted by changes in market conditions. This impact is largely mitigated by the fact that the majority of our outstanding borrowings have fixed interest rates, which minimize our exposure to the risk that fluctuating interest rates may pose to our operating results and liquidity.

As of December 31, 2013, the outstanding principal balance of variable rate debt investments indexed to LIBOR rates was $25.0 million. If the LIBOR rates relevant to our variable rate debt investments were to decrease 10%, we estimate that our annual interest income would decrease by approximately $4,000 based on the LIBOR rates and our outstanding floating-rate debt investments as of December 31, 2013.

As of December 31, 2013, the fair value of our fixed rate mortgage debt was $1,010.1 million and the carrying value of our fixed rate mortgage debt was $969.6 million. The fair value estimate of our fixed rate mortgage debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated as of December 31, 2013. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

As of December 31, 2013, we had approximately $108.6 million of unhedged variable rate borrowings outstanding indexed to LIBOR rates. If the LIBOR rates relevant to our remaining variable rate borrowings were to increase 10%, we estimate that our annual interest expense would increase by approximately $18,000 based on our outstanding floating-rate debt as of December 31, 2013.

We may seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on loans secured by our assets. We maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income (loss) and funds from operations from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes.

In addition to the above described risks, we are subject to additional credit risk. Credit risk refers to the ability of each individual borrower under our debt-related investments to make required interest and principal payments on the scheduled due dates. We seek to reduce credit risk by actively monitoring our debt-related investments and the underlying credit quality of our holdings. In the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may continue to increase and result in further credit losses that would continue to, or more severely, adversely affect our liquidity and operating results.

CORRECTION TO NET TANGIBLE BOOK VALUE

As of December 31, 2012, our net tangible book value per share (for each of our four classes of common stock) was $2.90, which is net of intangible lease assets and liabilities of $1.22 per share and accumulated depreciation of $2.51 per share. Please note that these figures correct those reported in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in the Prospectus.

EXPERTS

The consolidated financial statements and related financial statement schedule of Dividend Capital Diversified Property Fund Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included in this Supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements in included in this Supplement under the caption “Certain Historical NAV Information” relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions, have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information we filed with the Commission, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the Commission. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 19, 2013, including the information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2013 Annual Meeting of Stockholders;

•	Amendment No. 1 to our Annual Report on Form 10-K/A filed on March 22, 2013;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed on May 13, 2013;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed on August 12, 2013;

•	our Preliminary Proxy Statement on Schedule 14A filed on April 10, 2013;

•	Amendment No. 1 to our Preliminary Proxy Statement on Schedule 14A filed on April 29, 2013;

•	our Definitive Proxy Statement on Schedule 14A filed on April 29, 2013;

•	our Current Report on Form 8-K, filed on January 3, 2013;

•	our Current Report on Form 8-K, filed on February 1, 2013;

•	our Current Report on Form 8-K, filed on March 1, 2013;

•	our Current Report on Form 8-K, filed on March 25, 2013;

•	our Current Report on Form 8-K, filed on April 1, 2013;

•	our Current Report on Form 8-K, filed on May 1, 2013;

•	our Current Report on Form 8-K, filed on June 5, 2013,

•	our Current Report on Form 8-K, filed on June 27, 2013;

•	our Current Report on Form 8-K, filed on June 28, 2013;

•	our Current Report on Form 8-K, filed on August 1, 2013;

•	our Current Report on Form 8-K, filed on August 30, 2013; and

•	our Current Report on Form 8-K/A, filed on September 9, 2010.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or the from the Commission through the Commission’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.dividendcapitaldiversified.com:

Dividend Capital Diversified Property Fund Inc.

Investor Relations

518 17th Street, Suite 1700

Denver, Colorado 80202

Telephone: (303) 228-2200

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Dividend Capital Diversified Property Fund Inc.:

We have audited the accompanying consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income and loss, equity and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dividend Capital Diversified Property Fund Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

March 10, 2014

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and footnoted information)

	As of December 31
	2013	2012
ASSETS
Investments in real property	$2,376,864	$2,819,550
Accumulated depreciation and amortization	(452,222)	(482,782)

Total net investments in real property (1)	1,924,642	2,336,768
Debt related investments, net	123,935	187,321

Total net investments	2,048,577	2,524,089
Cash and cash equivalents	24,778	36,872
Restricted cash	25,550	32,968
Other assets, net	60,328	65,325
Assets held for sale (2)	146,176	—

Total Assets	$2,305,409	$2,659,254

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$45,769	$53,221
Mortgage notes and other secured borrowings (3)	943,045	1,319,452
Unsecured borrowings	300,000	300,000
Intangible lease liabilities, net	74,413	88,331
Other liabilities	50,503	56,723
Liabilities associated with assets held for sale (4)	86,668	—

Total Liabilities	1,500,398	1,817,727
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 176,006,755 and 178,127,559 shares issued and outstanding, as of December 31, 2013 and December 31, 2012, respectively (5)	1,760	1,781
Additional paid-in capital	1,582,886	1,610,996
Distributions in excess of earnings	(860,747)	(850,885)
Accumulated other comprehensive loss	(10,794)	(16,196)

Total stockholders’ equity	713,105	745,696
Noncontrolling interests	91,906	95,831

Total Equity	805,011	841,527

Total Liabilities and Equity	$2,305,409	$2,659,254

(1)	Includes approximately $82.4 million and $520.3 million, after accumulated depreciation and amortization, in consolidated real property variable interest entity investments as of December 31, 2013 and 2012, respectively.
(2)	Includes approximately $143.0 million, after accumulated depreciation and amortization, in consolidated real property variable interest investments as of December 31, 2013.
(3)	Includes approximately $60.7 million and $419.5 million in consolidated mortgage notes in variable interest entity investments as of December 31, 2013 and 2012, respectively.
(4)	Includes approximately $80.4 million in consolidated mortgage notes in variable interest entity investments as of December 31, 2013.
(5)	Includes 171,254,036 shares of Class E common stock, 216,745 shares of Class A common stock, 208,889 shares of Class W common stock, and 4,327,085 shares of Class I common stock issued and outstanding as of December 31, 2013, and 178,090,434 shares of Class E common stock, 12,375 shares of Class A common stock, 12,375 shares of Class W common stock, and 12,375 shares of Class I common stock issued and outstanding as of December 31, 2012.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and footnoted information)

	For the Year Ended December 31,
	2013	2012	2011
REVENUE:
Rental revenue	$207,328	$206,916	$207,750
Debt related income	10,449	9,409	11,107

Total Revenue	217,777	216,325	218,857

EXPENSES:
Rental expense	43,672	40,535	41,798
Real estate depreciation and amortization expense	87,174	91,127	93,407
General and administrative expenses	9,973	7,229	6,826
Advisory fees, related party	15,120	17,659	20,854
Acquisition-related expenses (1)	337	325	610
Impairment of real estate property	2,600	—	—
Provision for loss on debt related investments	—	—	23,037
Other-than-temporary impairment on securities	—	—	3,369

Total Operating Expenses	158,876	156,875	189,901

Other Income (Expenses):
Interest and other income (expense)	(153)	807	2,394
Interest expense	(65,325)	(69,844)	(74,406)
Loss on extinguishment of debt and financing commitments	(2,507)	(5,374)	—

Loss from continuing operations	(9,084)	(14,961)	(43,056)
Discontinued operations, net of taxes (2)	65,554	(7,410)	(21,510)

Net income (loss)	56,470	(22,371)	(64,566)

Net (income) loss attributable to noncontrolling interests	(4,002)	110	6,886

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$52,468	$(22,261)	$(57,680)

Net income (loss) per basic and diluted common share:
Continuing operations	$(0.05)	$(0.08)	$(0.22)
Discontinued operations	$0.34	$(0.04)	$(0.09)

NET LOSS PER BASIC AND DILUTED COMMON SHARE	$0.29	$(0.12)	$(0.31)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	178,196	181,982	183,813

Diluted	191,932	197,244	197,377

(1)	Includes approximately $218,000 paid to our Advisor for the year ended December 31, 2011. We did not pay any acquisition fees to our Advisor during the years ended December 31, 2013 and 2012.
(2)	Includes approximately $2.6 million, $101,000, and $1.6 million paid to our Advisor for fees associated with the disposition of real properties during the years ended December 31, 2013, 2012, and 2011, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND LOSS

(In thousands)

	For the Year Ended December 31,
	2013	2012	2011
Net Income (Loss)	$56,470	$(22,371)	$(64,566)

Other Comprehensive Income (Loss), net of tax:
Net unrealized change from available-for-sale securities	—	(1,426)	1,260
Unrealized change from cash flow hedging derivatives	4,975	3,963	2,837

Total Other Comprehensive Income, net of tax	4,975	2,537	4,097

Comprehensive income (loss)	61,445	(19,834)	(60,469)
Comprehensive (income) loss attributable to noncontrolling interests	(3,577)	(87)	6,605

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$57,868	$(19,921)	$(53,864)

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENT OF EQUITY

(In thousands)

	Stockholders’ Equity
	Common Stock		Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
	Shares	Amount
Balances, December 31, 2010	182,717	$1,827	$1,644,249	$(580,981)	$(22,352)	$114,231	$1,156,974
Comprehensive income (loss):
Net loss	—	—	—	(57,680)	—	(6,886)	(64,566)
Net unrealized change from available-for-sale securities	—	—	—	—	1,174	86	1,260
Unrealized change from cash flow hedging derivatives	—	—	—	—	2,642	195	2,837
Common stock:
Issuance of common stock, net of offering costs	5,274	53	45,749	—	—	—	45,802
Conversion of OP Units to common stock	118	1	977	—	—	(978)	—
Redemptions of common stock	(5,778)	(58)	(48,308)	—	—	—	(48,366)
Amortization of stock based compensation	—	—	22	—	—	—	22
Distributions declared on common stock	—	—	—	(105,704)	—	—	(105,704)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	28,065	28,065
Distributions to noncontrolling interests	—	—	—	—	—	(10,470)	(10,470)
Buyout of noncontrolling interest	—	—	(2,353)	—	—	(4,232)	(6,585)

Balances, December 31, 2011	182,331	$1,823	$1,640,336	$(744,365)	$(18,536)	$120,011	$999,269

Comprehensive income (loss):
Net loss	—	$—	$—	$(22,261)	$—	$(110)	$(22,371)
Net unrealized change from available-for-sale securities	—	—	—	—	(1,315)	(111)	(1,426)
Unrealized change from cash flow hedging derivatives	—	—	—	—	3,655	308	3,963
Common stock:
Issuance of common stock, net of offering costs	4,711	47	34,877	—	—	—	34,924
Conversion of OP Units to common stock	269	3	2,270	—	—	(2,273)	—
Redemptions of common stock	(9,183)	(92)	(65,066)	—	—	—	(65,158)
Amortization of stock based compensation	—	—	7	—	—	—	7
Distributions declared on common stock	—	—	—	(84,259)	—	—	(84,259)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	1,053	1,053
Distributions to noncontrolling interests	—	—	—	—	—	(8,617)	(8,617)
Redemptions of noncontrolling interests	—	—	—	—	—	(12,785)	(12,785)
Buyout of noncontrolling interest	—	—	(1,428)	—	—	(1,645)	(3,073)

Balances, December 31, 2012	178,128	$1,781	$1,610,996	$(850,885)	$(16,196)	$95,831	$841,527

Comprehensive income (loss):
Net income	—	$—	$—	$52,468	$—	$4,002	$56,470
Unrealized change from cash flow hedging derivatives	—	—	—	—	4,621	354	4,975
Common stock:
Issuance of common stock, net of offering costs	7,864	78	48,611	—	—	—	48,689
Redemptions of common stock	(9,985)	(99)	(68,432)	—	—	—	(68,531)
Distributions declared on common stock	—	—	—	(62,330)	—	—	(62,330)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	212	212
Distributions declared to noncontrolling interests	—	—	—	—	—	(5,446)	(5,446)
Redemptions of noncontrolling interests	—	—	(5,549)	—	781	(1,408)	(6,176)
Buyout of noncontrolling interest	—	—	(2,740)	—	—	(1,639)	(4,379)

Balances, December 31, 2013	176,007	$1,760	$1,582,886	$(860,747)	$(10,794)	$91,906	$805,011

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES:
Net income (loss)	$56,470	$(22,371)	$(64,566)
Adjustments to reconcile net loss to net cash provided by operating activities:
Real estate depreciation and amortization expense	108,191	129,116	126,890
Gain on disposition of real property	(74,306)	(21,144)	(13,588)
Unrealized impairment loss on real property	2,600	5,700	23,500
Provision for loss on debt related investments	—	—	23,037
Other adjustments to reconcile loss to net cash provided by operating activities	9,835	14,824	9,841
Changes in operating assets and liabilities	(16,201)	(11,638)	(10,772)

Net cash provided by operating activities	86,589	94,487	94,342

INVESTING ACTIVITIES:
Acquisition of real property	(48,228)	—	(21,456)
Capital expenditures in real property	(25,436)	(21,456)	(11,850)
Proceeds from disposition of real properties	133,485	7,081	81,651
Investment in debt related investments	(10,848)	(39,958)	—
Principal collections on debt related investments	29,018	7,300	43,605
Other investing activities	(5,144)	7,568	(2,493)

Net cash provided by (used in) investing activities	72,847	(39,465)	89,457

FINANCING ACTIVITIES:
Mortgage note proceeds	—	15,126	—
Mortgage note principal repayments	(29,046)	(291,281)	(11,109)
Net proceeds from revolving line of credit borrowings	—	30,000	—
Proceeds from term loan borrowings	—	270,000	—
Proceeds from other secured borrowings	—	—	19,162
Repayment of other secured borrowings	(44,256)	(27,461)	(471)
Redemption of common shares	(66,073)	(53,916)	(62,588)
Distributions on common stock	(41,050)	(57,005)	(64,458)
Proceeds from sale of common stock	30,917	567	—
Offering costs for issuance of common stock	(3,812)	(3,403)	(91)
Distributions to noncontrolling interest holders	(5,599)	(9,230)	(10,408)
Redemption of OP Unit holder interests	(6,405)	(11,944)	(824)
Other financing activities	(6,206)	(8,050)	(8,124)

Net cash used in financing activities	(171,530)	(146,597)	(138,911)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(12,094)	(91,575)	44,888

CASH AND CASH EQUIVALENTS, beginning of period	36,872	128,447	83,559
CASH AND CASH EQUIVALENTS, end of period	$24,778	$36,872	$128,447

Supplemental Disclosure of Cash Flow Information:
Assumed mortgage	$57,897	$124,800	$—
Cash paid for interest	$72,352	$87,935	$84,113
Amount issued pursuant to the distribution reinvestment plan	$21,473	$34,491	$45,732
Non-cash reduction of mortgage note and other secured borrowings	$239,573	$63,253	$120,029
Non-cash disposition of real property*	$193,066	$46,282	$—
Non-cash principal collection on debt related investments	$46,183	$17,778	$61,103
Non-cash origination of debt related investments	$—	$82,343	$—
Non-cash investment in real property	$—	$125,854	$—
Non-cash origination of repurchase facility	$—	$96,534	$—
Issuances of OP Units for beneficial interests	$—	$—	$28,597

*	Represents the amount of proceeds from the disposition of real property that we did not receive in cash, primarily due to the repayment or assumption of related mortgage note borrowings by the purchaser at closing.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013

1. ORGANIZATION

Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments. As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Diversified Property Fund Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.

We operate in a manner intended to qualify as a real estate investment trust (“REIT”) for federal income tax purposes and utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through our operating partnership, Dividend Capital Total Realty Operating Partnership, L.P. (our “Operating Partnership”). Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp. (the “TRS”), through which we have executed certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership.

We are the sole general partner of our Operating Partnership. In addition, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for partnership units (“OP Units”) representing our interest as a limited partner of the Operating Partnership.

Dividend Capital Total Advisors LLC (our “Advisor”), a related party, manages our day-to-day activities under the terms and conditions of an advisory agreement (as amended from time to time, the “Advisory Agreement”). Our Advisor and its affiliates receive various forms of compensation, reimbursements and fees for services relating to the investment and management of our real estate assets.

On July 12, 2012, the Securities and Exchange Commission (the “Commission”) declared effective our Registration Statement on Form S-11 (Registration Number 333-175989) (as amended, the “Registration Statement”). The Registration Statement applies to the offer and sale (the “Offering”) of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares are expected to be offered to the public in a primary offering and $750,000,000 of shares are expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In the Offering, we are offering to the public three classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. See Part II, Item 5, and Exhibit 99.1 of this Annual Report on Form 10-K for a description of our valuation procedures and valuation components, including important disclosure regarding real property valuations provided by Altus Group U.S., Inc., an independent valuation firm. Our independent registered public accounting firm does not audit our NAV. Selling commissions, dealer manager fees, and distribution fees are allocated to Class A shares, Class W shares, and Class I shares on a class-specific basis and differ for each class, even when the NAV of each class is the same. We are offering to sell any combination of Class A shares, Class W shares and Class I shares with a dollar value up to the maximum offering amount. We also sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636). In the event of a liquidation event, such assets, or the proceeds therefrom, will be distributed ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Other than differing allocable fees and expenses and liquidation rights, Class E shares, Class A shares, Class W shares, and Class I shares have identical rights and privileges.

As of December 31, 2013, we had raised gross proceeds of approximately $32.3 million from the sale of approximately 4.7 million shares in the Offering, including approximately $121,000 through our distribution reinvestment plan. As of December 31, 2013, approximately $2,967.7 million in shares remained available for sale pursuant to the Offering, including approximately $749.9 million in shares available for sale through our distribution reinvestment plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Due to our control of our Operating Partnership through our sole general partnership interest and the limited rights of the limited partners, we consolidate our Operating Partnership, and limited partner interests not held by us are reflected as noncontrolling interests in the accompanying consolidated financial statements (herein referred to as “financial statements”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Our financial statements also include the accounts of our consolidated subsidiaries and joint ventures through which we are the primary beneficiary, when such subsidiaries and joint ventures are variable interest entities, or through which we have a controlling interest. In determining whether we have a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which we have the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses that could potentially be significant to the entity or the right to receive benefits that could potentially be significant to the entity.

All joint ventures in which we have investments are variable interest entities. All of our investments in joint ventures represent our interests in real estate partnerships, formed for the purpose of acquiring, leasing, managing, holding for investment, selling and otherwise dealing with real property investments. Our involvement with our joint ventures affects our financial position, financial performance and cash flows in ways similar to direct ownership of real property investment. We own a significantly disproportionate majority of the ownership interests of our joint ventures. In each of our joint ventures, our joint venture partner performs the day-to-day management of the real properties owned by the respective joint ventures. However, in each of our joint ventures, we approve the activities that most significantly impact the joint venture’s economic performance. Due to our substantive approval rights and our exposure to the economic returns and losses of each of the joint ventures, we are the primary beneficiary of each of our joint ventures. Based on these considerations, we consolidate all of our investments in joint ventures. See our consolidated balance sheets for disclosure of the amount of real property and mortgage note borrowings that we consolidated through our investments in variable interest entities as of December 31, 2013 and 2012.

Judgments made by us with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a variable interest entity involve consideration of various factors, including the form of our ownership interest, the size of our investment (including loans), our ability to direct the activities of the entity, and our obligation to absorb the losses of, or, our right to receive benefits from the entity. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our financial statements and, consequently, our financial position and specific items in our results of operations that are used by our stockholders, lenders and others in their evaluation of us. The maximum risk of loss related to our investment in these consolidated variable interest entities is limited to our recorded investments in such entities. The creditors of the consolidated variable interest entities do not have recourse to our general credit.

Generally, we consolidate real estate partnerships and other entities that are not variable interest entities when we own, directly or indirectly, a majority voting interest in the entity.

Reclassifications

Certain amounts included in the accompanying financial statements for 2012 and 2011 have been reclassified to conform to the 2013 financial statement presentation. Balance sheet amounts for properties classified as held for sale have been reclassified as of December 31, 2013. Statement of operations amounts for properties disposed of or classified as held for sale have been reclassified to discontinued operations for all periods presented. Amounts in our segment and quarterly financial data disclosures in Notes 13 and 16 reflect the reclassification of amounts related to properties that have been disposed of or classified as held for sale as of December 31, 2013.

Investments

Real Property

Costs associated with the acquisition of real property, including acquisition fees paid to our Advisor, are expensed as incurred. In addition, we estimate the fair value of contingent consideration and contingencies related to acquisitions of real property in determining the total cost of the property acquired. Subsequent changes in the fair value of such contingent consideration are recorded either as a gain or loss in our statement of operations. Contingencies are subsequently adjusted through the statement of operations when new information becomes available indicating that settlement of a contingent liability is probable and can be estimated at an amount greater than the acquisition date fair value, or the contingency is resolved, in which case the contingent asset or liability is derecognized.

Costs associated with the development and improvement of our real property assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. During the land development and construction periods, we capitalize interest costs, insurance, real estate taxes and certain general and administrative costs if such costs are incremental and identifiable to a specific activity to get the asset ready for its intended use. The results of operations for acquired real property are included in our accompanying statements of operations from their respective acquisition dates.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities. The purchase price allocation of the total cost to land, building, building improvements, tenant improvements, intangible lease assets and intangible lease liabilities is based on our estimate of the property’s as-if vacant fair value. The as-if vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The difference between the fair value and the face value of debt assumed in an acquisition is recorded as an adjustment to the purchase price allocation. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other costs.

We record acquired “above-market” and “below-market” leases at their fair value equal to the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease plus the term of any below-market fixed-rate renewal option periods for below-market leases. In addition, we allocate a portion of the purchase price of an acquired property to the estimated value of customer relationships, if any. As of December 31, 2013, we had not recognized any estimated value to customer relationships.

Intangible in-place lease assets are amortized over the corresponding lease term. Above-market lease assets are amortized as a reduction in rental revenue over the corresponding lease term. Below-market lease liabilities are amortized as an increase in rental revenue over the corresponding lease term, plus any applicable below-market fixed-rate renewal option periods. The following table summarizes the amounts that we have incurred in amortization expense for intangible lease assets and adjustments to rental revenue for above-market lease assets and below-market lease liabilities for the years ended December 31, 2013, 2012 and 2011 (amounts in thousands).

	For the Year Ended December 31,
	2013	2012	2011
Above-market lease assets	$(7,293)	$(8,050)	$(8,393)
Below-market lease liabilities	7,537	9,567	9,756

Net increase to rental revenue	$244	$1,517	$1,363

Intangible lease asset amortization	$(62,325)	$(80,739)	$(77,452)

We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a tenant terminates a lease before the stated lease expiration date. We recorded an insignificant amount of adjustments related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations during the years ended December 31, 2013, 2012 and 2011.

Real property assets, including land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over their estimated useful lives as described in the following table.

Description	Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	5-20 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible in-place lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

The following table presents expected amortization during the next five years and thereafter related to the acquired above-market lease assets, below-market lease liabilities and acquired in-place lease intangibles, for properties owned (including properties classified as held for sale) as of December 31, 2013 (amounts in thousands).

	For the Year Ended December 31,
	2014	2015	2016	2017	2018	Thereafter	Total
Acquired below-market lease liabilities	$7,125	$5,895	$5,201	$4,975	$4,920	$49,433	$77,549
Acquired above-market lease assets	(6,716)	(6,315)	(6,248)	(3,711)	(1,418)	(1,897)	(26,305)

Net rental revenue increase (decrease)	$409	$(420)	$(1,047)	$1,264	$3,502	$47,536	$51,244

Acquired in-place lease intangible amortization	$47,544	$40,203	$37,527	$22,382	$12,099	$29,002	$188,757

Discontinued Operations and Held for Sale

Discontinued operations represent properties that we have either disposed of or have classified as held for sale if both the operations and cash flows of the property have been or will be eliminated from our ongoing operations as a result of the disposal transaction and if we will not have any significant continuing involvement in the operations of the property after the disposal transaction. The results of operations of properties that have been classified as discontinued operations are also reported as discontinued operations for all periods presented. We classify real property as held for sale when our management commits to a plan to sell the property, the plan has appropriate approvals, the sale of the property is probable, and certain other criteria are met. At such time, the respective assets and liabilities are presented separately on our balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the costs to sell the assets. We recognize an impairment loss if the current net book value of the property exceeds its fair value less selling costs. As of December 31, 2013 and 2012, 12 and zero of our properties were classified as held for sale, respectively.

Debt Related Investments

Debt related investments are considered to be held for investment, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts, repayments and unfunded commitments unless such loans or investments are deemed to be impaired.

Revenue Recognition

Revenue Recognition — Real Property

We record rental revenue for the full term of each lease on a straight-line basis. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments increase during the term of the lease. Accordingly, we record a receivable from tenants for rent that we expect to collect over the remaining lease term rather than currently, which is recorded as straight-line rents receivable. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Tenant recovery income includes payments from tenants for real estate taxes, insurance and other property operating expenses and is recognized as rental revenue.

The following table summarizes straight-line rental adjustments and tenant recovery income received from tenants for real estate taxes, insurance and other property operating expenses and recognized as rental revenue for the years ended December 31, 2013, 2012, and 2011 (amounts in thousands):

	For the Year Ended December 31,
	2013	2012	2011
Straight-line rent adjustments	$8,864	$8,107	$9,902
Tenant recovery income	$33,029	$33,585	$33,445

Revenue Recognition — Debt Related Investments

Interest income on debt related investments is recognized over the life of the investment using the effective interest method and is recognized on an accrual basis. Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan. Anticipated exit fees, where collection is expected, are also recognized over the term of the debt related investment. A debt related investment is considered to be non-performing and is placed on non-accrual status when it becomes delinquent and management determines it is probable that it will be unable to collect all amounts due according to contractual terms. While on non-accrual status, debt related investments are accounted for on a cash basis, where interest income is recognized only upon actual receipt of cash. Non-accrual debt investments are returned to accrual status when they become contractually current and management believes it will collect all amounts contractually due.

Impairment

Impairment — Real Property

We review our investments in real property that are classified as held and used individually on a quarterly basis, and more frequently when such an evaluation is warranted, to determine their appropriate classification, as well as whether there are indicators of impairment.

As of December 31, 2013, 70 of our properties are classified as held and used. These held and used assets are reviewed for indicators of impairment, which may include, among others, each tenant’s inability to make rent payments, operating losses or negative operating trends at the property level, notification by a tenant that it will not renew its lease, a decision to dispose of a property, including a change in estimated holding periods, or adverse changes in the fair value of any of our properties. If indicators of impairment exist on a held and used asset, we compare the future estimated undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. If the sum of the future estimated undiscounted cash flows is greater than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is less than its current net book value, we recognize an impairment loss for the difference between the net book value of the property and its estimated fair value. If our assumptions, projections or estimates regarding a property change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of the property. See Note 3 for a discussion of impairment charges relating to our real properties recorded during the years ended December 31, 2013, 2012, and 2011.

Impairment — Debt Related Investments

We review our debt related investments on a quarterly basis, and more frequently when such an evaluation is warranted, to determine if impairment exists. A debt related investment is impaired when, based on current information and events including economic, industry and geographical factors, it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When our investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, we may measure impairment based on the fair value of the collateral of an impaired collateral-dependent investment or to measure impairment based on an observable market price for the impaired investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, we measure impairment based on the fair value of the collateral when it is determined that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan. See Note 4 for a discussion of impairment charges relating to our debt related investments recorded during the years ended December 31, 2013, 2012, and 2011.

Impairment — Real Estate Securities

As of both December 31, 2013 and 2012, we held investments in real estate securities of approximately $0.5 million. Real estate securities are included in other assets, net, in the accompanying balance sheets.

During the years ended December 31, 2013, 2012, and 2011, we recorded approximately $0, $0 and $3.4 million, respectively, related to other-than-temporary impairment of our CMBS and CRE-CDO securities. Due to volatility with the credit market and its unpredictable impact for such securities, we determined that we cannot reliably predict the timing and amount of cash flows that we expect to receive related to the majority of our CMBS and CRE-CDO securities. Therefore, we account for such securities under the cost recovery method of accounting. The application of the cost recovery method of accounting requires that we cease recognizing interest income related to these securities until the amortized cost of each respective security is depleted or until we can reliably estimate cash flows. Once the amortized cost of each security is depleted or we can reasonably estimate cash flows, cash payments will be recorded to interest income. Under the cost recovery method of accounting, if the fair value of a security falls below the amortized cost of that security and we do not anticipate that the receipt of near term cash flows will sufficiently reduce the security’s amortized cost below its fair value, then we recognize an other-than-temporary impairment in an amount equal to the difference between that security’s fair value and its amortized cost.

Credit Losses

A credit loss represents the difference between the present value of expected future cash flows and the amortized cost basis of a debt security. As of both December 31, 2013 and 2012, we had recognized approximately $140.1 million of cumulative credit losses in other-than-temporary impairment related to our investments in debt securities. We recorded impairment losses of $0, $0, and $3.4 million for each of the years ended December 31, 2013, 2012, and 2011, respectively.

Derivative Instruments and Hedging Activities

We record all derivative instruments in the accompanying balance sheets at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. Derivative instruments used to hedge exposure to changes in the fair value of an asset, liability, or firm commitments attributable to a particular risk, such as interest rate risk, are considered “fair value” hedges. Derivative instruments used to hedge exposure to variability in expected future cash flows, such as future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges. We do not have any fair value hedges.

For derivative instruments designated as cash flow hedges, the changes in the fair value of the derivative instrument that represent changes in expected future cash flows, which are effectively hedged by the derivative instrument, are initially reported as other comprehensive income (loss) in the statement of equity until the derivative instrument is settled. Upon settlement, the effective portion of the hedge is recognized as other comprehensive income (loss) and amortized over the term of the designated cash flow or transaction the derivative instrument was intended to hedge. The change in value of any derivative instrument that is deemed to be ineffective is charged directly to earnings when the determination of hedge ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For purposes of determining hedge ineffectiveness, management estimates the timing and potential amount of future fixed-rate debt issuances each quarter in order to estimate the cash flows of the designated hedged item or transaction. Management considers the likelihood of the timing and amount of entering into such forecasted transactions when determining the expected future fixed-rate debt issuances. We do not use derivative instruments for trading or speculative purposes. We classify cash paid to settle our forward starting swaps as financing activities in our statements of cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less such as money market mutual funds or certificates of deposits. As of both December 31, 2013 and 2012, we have not realized any losses in such cash accounts or investments and believe that we are not exposed to any significant credit risk.

Restricted Cash

Restricted cash consists primarily of lender and property-related escrow accounts. As of both December 31, 2013 and 2012, we had not realized any losses in such restricted cash accounts or investments related to, and believe that we are not exposed to any significant credit risk.

Collectability of Receivables

We evaluate the collectability of our rent and other receivables on a regular basis based on factors including, among others, payment history, the financial strength of the tenant or borrower and any guarantors. Specifically with regards to our debt related investments, we evaluate the collectability of our receivables based on factors including, among others, the value of the underlying collateral, the operations and operating trends of the underlying collateral, if any, the asset type and current economic conditions. If our evaluation of these factors indicates we may not recover the full amount of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected. As of December 31, 2013 and 2012, we had allowances included in the caption other assets, net, in our accompanying balance sheets of approximately $251,000 and $510,000, respectively, related to our rent and other receivables. If our assumptions or estimates regarding the collectability of a receivable change in the future, we may have to record allowances to reduce or further reduce the carrying value of the receivable.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) as reported in the accompanying statements of equity primarily consists of the cumulative loss related to our derivatives of $8.8 million, before attribution to noncontrolling interests of $1.0 million, and cumulative gain related to our real estate securities of approximately $411,000, before attribution of a cumulative loss to noncontrolling interests of $1.3 million.

Basic and Diluted Net Income (Loss) per Common Share

Basic net income (loss) per common share is determined by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share includes the effects of potentially issuable common stock, but only if dilutive, including the presumed exchange of OP Units.

Income Taxes

We operate in a manner intended to qualify as a REIT for U.S. federal income tax purposes. As a REIT, we generally will not be subject to federal income taxes on net income that we distribute to our stockholders. We intend to make timely distributions sufficient to satisfy the annual distribution requirements. We believe we are organized and operate in such a manner and intend to operate in the foreseeable future in such a manner to qualify as a REIT for federal income tax purposes. We are, however, subject to certain state and local taxes. Our taxable REIT subsidiary, DCTRT Leasing Corporation, is also subject to federal, state, and local taxes.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the periods they are determined to be necessary.

New Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (the “FASB”) issued accounting standards update (“ASU”) 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date, (“ASU 2013-04”) which provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. This will require an entity to measure those obligations as the sum of the amount the entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The amendments in this ASU are effective for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is required. We do not believe that the adoption of ASU 2013-04 will have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, that requires disclosure of the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount is required under GAAP to be reclassified in its entirety to net income. Additionally, the update requires disclosure of changes in each component of other comprehensive income. The disclosure requirements were retroactively effective for us beginning January 1, 2013. As this guidance only requires expanded disclosure, the adoption did not have a significant impact on our consolidated financial statements.

3. INVESTMENTS IN REAL PROPERTY

Our consolidated investments in real property consist of investments in office, industrial and retail properties. The following tables summarize our consolidated investments in real property as of December 31, 2013 and 2012 (amounts in thousands):

Real Property	Land	Building and Improvements	Intangible Lease Assets	Total Investment Amount	Intangible Lease Liabilities	Net Investment Amount
As of December 31, 2013:
Office	$232,117	$769,654	$365,314	$1,367,085	$(15,861)	$1,351,224
Industrial (1)	51,678	359,800	66,877	478,355	(46,626)	431,729
Retail	227,218	420,070	77,752	725,040	(51,059)	673,981

Total gross book value	511,013	1,549,524	509,943	2,570,480	(113,546)	2,456,934
Accumulated depreciation/amortization	—	(207,966)	(294,881)	(502,847)	35,997	(466,850)

Total net book value	$511,013	$1,341,558	$215,062	$2,067,633	$(77,549)	$1,990,084

As of December 31, 2012:
Office	$218,738	$833,226	$457,754	$1,509,718	$(25,121)	$1,484,597
Industrial	71,725	436,340	79,610	587,675	(48,432)	539,243
Retail	227,218	416,971	77,968	722,157	(51,059)	671,098

Total gross book value	517,681	1,686,537	615,332	2,819,550	(124,612)	2,694,938
Accumulated depreciation/amortization	—	(189,740)	(293,042)	(482,782)	36,281	(446,501)

Total net book value	$517,681	$1,496,797	$322,290	$2,336,768	$(88,331)	$2,248,437

(1)	Includes $21.1 million in land, $157.7 million in building and improvements, $14.9 million in intangible lease assets, and $5.6 million in intangible lease liabilities, before accumulated depreciation on assets of $50.6 million and accumulated amortization of intangible lease liabilities of $2.5 million, related to 12 industrial properties classified as held for sale in the accompanying balance sheet as of December 31, 2013.

Acquisitions

On November 7, 2013, we acquired 100% of a 269,000 square foot office property in San Francisco, CA (“655 Montgomery”). 655 Montgomery was subject to a mortgage note with a principal balance of $57.9 million as of the acquisition date bearing interest at 6.0%, which matures in June 2016. As of December 31, 2013, the unpaid principal balance of this mortgage note was $57.8 million.

As of December 31, 2013, we have made an allocation of the fair value of the acquired assets and liabilities of 655 Montgomery to land, building, improvements and intangible lease assets and liabilities. Based on this allocation of the $109.7 million in estimated fair value of the acquired assets and liabilities of 655 Montgomery, we attributed approximately $32.6 million to land, approximately $67.8 million to building and improvements, approximately $15.9 million to intangible lease assets, approximately $1.5 million to intangible lease liabilities, and approximately $3.1 million to other liabilities and the mark-to-market adjustment on the mortgage assumed at acquisition. The weighted-average amortization periods for the intangible lease assets and intangible lease liabilities were approximately 4.4 years and 2.3 years, respectively, at the acquisition date. We have also recognized the assumed mortgage note based on an estimate of fair value of $61.7 million as of the acquisition date. We have not made any material adjustments related to this acquisition since the acquisition date.

For the year ended December 31, 2013, our consolidated statement of operations includes aggregate revenue of $1.6 million and net operating income (as defined in Note 13) of $857,000 attributable to 655 Montgomery.

Real Property Impairment

During the year ended December 31, 2013, we determined that one of our wholly-owned industrial properties, located in the Silicon Valley, CA market, was unlikely to generate cash flows during our estimated investment period sufficient to recover our net book basis as of December 31, 2013. The primary factor leading to this determination was our determination that the market rental rate we could obtain, and the low demand for industrial space in the particular sub market in which the building is located, did not support our recorded carrying value. As a result of our review and based on our estimate of future cash flow and fair value of the office property, we recognized an impairment charge of approximately $2.6 million to adjust the carrying value to our estimate of fair value as of December 31, 2013.

During the year ended December 31, 2012, we recorded a $5.7 million impairment related to an industrial property held in a joint venture in which we do not act as the managing partner. This property is included in a portfolio of industrial properties held in the same joint venture that serves as collateral for a cross-collateralized senior mortgage note. During the year ended December 31, 2012 we began to consider possible disposition opportunities for this portfolio of industrial properties. Such disposition opportunities caused us to significantly reduce our estimated holding period for these properties, triggering impairment recognition based on our estimate of future cash flows from the operation and disposition of these properties. We disposed of this property during the year ended December 31, 2013, and accordingly, the impairment charge is included within discontinued operations.

During the year ended December 31, 2011, we determined that one of our office properties held through a joint venture in which we were not the managing partner, located in the Silicon Valley, CA market, was unlikely to generate cash flows during our estimated investment period sufficient to recover our net book basis as of December 31, 2011. The primary factor leading to this determination was our determination that the market rental rate we could obtain, and the low demand for office space in the particular sub market in which the building is located, did not support our recorded carrying value. As a result of our review and based on our estimate of future cash flow and fair value of the office property, we recognized an impairment charge of approximately $23.5 million to adjust the carrying value to our estimate of fair value as of December 31, 2011. We disposed of that property during the year ended December 31, 2012, and accordingly, the impairment charge is included within discontinued operations.

Discontinued Operations

During 2013, 2012, and 2011 we disposed of or classified as held for sale the following properties (dollar amounts and square footage in thousands):

Type of Property	Market	DPF Ownership	Square Feet	Disposition Date	Gain (Loss)
2013 Dispositions:
Office	Dallas, TX	100.0%	62	January 13, 2013	$1,217
Industrial Portfolio	Various (1)	96.4%	1,918	May 10, 2013	(311)
Office (2)	Dallas, TX	100.0%	1,509	May 31, 2013	15,462
Office	Boston, MA	100.0%	132	June 6, 2013	6,734
Office	Denver, CO	100.0%	257	July 31, 2013	35,371
Office	Denver, CO	100.0%	133	September 13, 2013	10,233
Office	Chicago, IL	100.0%	100	October 15, 2013	5,580

Total			4,111		$74,286

2012 Dispositions:
Retail	Boston, MA	100.0%	19	February 27, 2012	$(328)
Office	Silicon Valley, CA	90.0%	427	July 31, 2012	19,584
Industrial	Louisville, KY	90.0%	164	June 5, 2012	1,857

Total			610		$21,113

Type of Property	Market	DPF Ownership	Square Feet	Disposition Date	Gain (Loss)
2011 Dispositions:
Office	Silicon Valley, CA	97.5%	52	September 23, 2011	$1,187
Industrial	Cincinnati, OH	95.6%	604	October 17, 2011	(1,046)
Office	Silicon Valley, CA	100.0%	187	November 18, 2011	8,305
Industrial	Kansas City, MO	88.6%	180	November 21, 2011	70
Retail	Boston, MA	100.0%	46	December 21, 2011	2,266

Total			1,069		$10,782

Assets held for sale
Industrial Portfolio	Various (3)	92.5%	3,387	January 22, 2014

Total			3,387

(1)	Industrial portfolio included seven properties located in the following markets: Philadelphia, PA, Sacramento, CA, Central Pennsylvania, Charlotte, NC, Atlanta, GA, and Chicago, IL.
(2)	During the year ended December 31, 2012, we became the 100% owner of the titleholder of a 1.5 million square foot office property in the Dallas, TX market (“Comerica Bank Tower”), as the result of our foreclosure of a non-performing mezzanine loan for which such ownership interest had served as collateral. Comerica Bank Tower was subject to a mortgage note with a principal balance of $179.8 million as of the acquisition date bearing interest at 5.8%, which matures in January 2017. On September 10, 2012, we were notified that a receiver (the “Receiver”) had been appointed for the Comerica Bank Tower. As of March 31, 2013, the unpaid principal balance of this mortgage note was $177.4 million. On May 31, 2013, Comerica Bank Tower was sold by the Receiver pursuant to court order to a purchaser unaffiliated with us. Because of the outstanding principal balance of the mortgage note, we did not receive any proceeds from the sale of Comerica Bank Tower.
(3)	Industrial portfolio included 12 properties located in the following markets: Atlanta, GA, Central Pennsylvania, Cincinnati, OH, Columbus, OH, Dallas, TX, Indianapolis, IN, and Minneapolis/St. Paul, MN.

Assets Held for Sale

As of December 31, 2013, we had agreed to dispose of a portfolio of 12 industrial properties to an unrelated third party. Accordingly, the assets and liabilities related to properties in this portfolio are classified as held for sale in the accompanying balance sheet as of December 31, 2013. We sold the properties on January 22, 2014. See Note 17 for additional discussion of this disposition.

We present the results of operations of disposed properties and properties held for sale and their respective aggregate net gains (losses), collectively, as discontinued operations in our accompanying statements of operations when the operations and cash flows have been (or will be) eliminated from our ongoing operations and we will not have any significant continuing involvement. Interest expense is included in discontinued operations only if it is directly attributable to these operations or properties. The following table summarizes amounts recorded as discontinued operations (amounts in thousands):

	For the Year Ended December 31,
	2013	2012	2011 (1)
Revenues	$39,023	$61,461	$53,603
Rental expense	(14,020)	(21,731)	(12,709)
Real estate depreciation and amortization expense	(21,017)	(37,989)	(33,483)
Impairment of real estate property	—	(5,700)	(23,500)
Interest expense	(12,662)	(23,771)	(18,429)
Other expenses	(56)	(793)	(625)

Income (loss) from discontinued operations, net of taxes	(8,732)	(28,523)	(35,143)

Gain (Loss) on disposition, net of taxes	74,286	21,113	13,633

Discontinued operations, net of taxes	$65,554	$(7,410)	$(21,510)

(1)	Gain on disposition, net of taxes for the year ended December 31, 2011, includes profit participation related to a property that we sold during the year ended December 31, 2010, of approximately $2.9 million.

Future Minimum Rentals

Future minimum rentals to be received under non-cancelable operating and ground leases in effect as of December 31, 2013, are as follows (amounts in thousands):

For the Years Ended December 31,	Future Minimum Rentals
2014	$192,551
2015	181,583
2016	174,497
2017	129,026
2018	95,009
Thereafter	283,661

Total	$1,056,327

The table above does not reflect future rental revenues from the potential renewal or replacement of existing and future leases and excludes property operating expense reimbursements and assumes no early termination of leases.

Concentration of Credit Risk

Concentration of credit risk with respect to accounts receivable currently exists due to a number of tenants whose rental payments to us make up a relatively high percentage of our rental revenue. The following is a summary, as of December 31, 2013, of the top five tenants as a percentage of consolidated annual base rent and square feet (dollar amounts and square feet in thousands):

Tenant	Locations	Industry	Annualized Rental Revenue (1)	% of Total Annualized Rental Revenue	Square Feet	% of Total Portfolio Square Feet
Charles Schwab & Co, Inc	1	Securities, Commodities, Fin. Inv./Rel. Activites	$22,761	11.5%	594	4.2%
Northrop Grumman	2	Professional, Scientific and Technical Services	17,532	8.9%	699	4.9%
Sybase	1	Publishing Information (except Internet)	17,283	8.8%	405	2.8%
Stop & Shop	15	Food and Beverage Stores	13,828	7.0%	872	6.1%
CEVA Freight/Logistics	3	Truck Transportation	5,198	2.6%	790	5.5%

Total	22		$76,602	38.8%	3,360	23.5%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2013.

Rental revenue from our lease with Charles Schwab & Co., Inc., as master tenant of one of our office properties, represented approximately $25.5 million, or 11.7%, of our total revenue from continuing operations for the year ended December 31, 2013. Our properties in California, New Jersey, Massachusetts, and Texas accounted for approximately 20%, 16%, 16%, and 12%, respectively, of our total gross investment in real property portfolio as of December 31, 2013. A deterioration of general economic or other relevant conditions, changes in governmental laws and regulations, acts of nature, demographics or other factors in any of those states or the geographical region in which they are located could result in the loss of a tenant, a decrease in the demand for our properties and a decrease in our revenues from those markets, which in turn may have a disproportionate and material adverse effect on our results of operations and financial condition.

4. DEBT RELATED INVESTMENTS

As of December 31, 2013 and 2012, we had invested in 14 and 19 debt related investments, respectively. The weighted average maturity of our debt investments as of December 31, 2013 was 2.5 years, based on our recorded net investment. The following table describes our debt related income for the years ended December 31, 2013, 2012, and 2011 (dollar amounts in thousands):

	For the Year Ended December 31,			Weighted Average Yield as of
Investment Type	2013	2012	2011	December 31, 2013 (1)
Mortgage notes (2)	$8,726	$8,732	$6,890	5.7%
B-notes	51	433	2,371	0.0%
Mezzanine debt	1,672	244	1,846	16.7%

Total	$10,449	$9,409	$11,107	7.1%

(1)

Weighted average yield is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment for each investment type as of December 31, 2013. Yields for LIBOR-based, floating-rate investments have been calculated using the one-month LIBOR rate as of December 31, 2013 for purposes of this table. As of December 31, 2013, we had one debt related investment with a net investment amount of $25.0 million that bears interest at a floating rate indexed to LIBOR. All of our remaining debt related investments bear interest at fixed rates. We have assumed a yield of zero on the one debt related investment for which we have recognized a full allowance for loss as of December 31, 2013.
(2)	We had four and three debt related investments repaid in full during the years ended December 31, 2013 and 2012, respectively. Amounts recorded include an early repayment fee received and accelerated amortization of origination fees offset by accelerated amortization of deferred due diligence costs related to these repayments.

The following table describes our debt investment activity for the years ended December 31, 2013 and 2012 (amounts in thousands).

	Year Ended December 31,
	2013	2012
Investment in debt related investments:
Balance at January 1,	$187,321	$92,247
Investments	12,323	121,842
Principal repayments	(75,702)	(25,093)
Amortization of deferred fees, costs, and discounts/premiums	(7)	(1,675)
Provision for loan loss	—	—

Balance at December 31,	$123,935	$187,321

Debt Related Investment and Repayment Activity

As of December 31, 2013, two of our 14 debt related investments require interest only payments. 13 of the 14 debt related investments were not subject to any delinquent principal or interest payments. Two of our debt related investments (those structured as mezzanine debt or B-notes) are subordinate to more senior positions with respect to the underlying collateral. The following table summarizes our debt related investments as of December 31, 2013 (dollar amounts in thousands).

Description	Region	Interest Rate Fixed or Variable	Interest Rate as of December 31, 2013 (1)	Maturity Date (2)	Face Amount of Debt (3)	Amount of Debt Related Investments
Mortgage note	Pacific	Fixed	7.5%	10/8/2014	$17,000	$17,098
Mortgage note	West North Central	Fixed	7.8%	4/1/2015	9,074	9,389
Mortgage note	Mountain	Fixed	7.7%	4/1/2015	9,083	9,175
Mortgage note	Southeast	Fixed	6.3%	2/1/2018	9,213	9,570
Mortgage note	East North Central	Fixed	6.1%	4/1/2018	7,746	7,354
Mortgage note	Northeast	Fixed	6.2%	11/1/2017	3,841	3,903
Mortgage note	Mountain	Fixed	6.2%	9/1/2016	2,966	3,011
Mortgage note	Southeast	Fixed	7.0%	3/1/2019	9,170	9,331
Mortgage note	West North Central	Fixed	6.0%	7/1/2018	6,930	6,887
Mortgage note	Southwest	Fixed	5.8%	6/1/2014	3,675	3,677
Mortgage note	Mountain	Fixed	5.2%	3/1/2021	3,450	3,429
Mortgage note	Northeast	Variable	5.2%	6/7/2015	25,000	25,211
B-note (4)	Pacific	Fixed	0.0%	1/1/2011	3,000	—
Mezzanine debt	Mid-Atlantic	Fixed	17.0%	7/1/2016	15,665	15,900

Total/weighted average			7.6%		$125,813	$123,935

(1)	Rates for LIBOR-based, floating-rate investments have been calculated using the one-month LIBOR rate as of December 31, 2013 for purposes of this table.
(2)	Reflects the initial maturity of the investment or any exercised options to extend and does not consider any future options to extend that are at the discretion of the borrower.
(3)	Reflects the principal amount of the debt investment outstanding, which is net of principal repayments.
(4)	We have recorded a provision for loan loss of $3.0 million related to this B-note investment as of December 31, 2013, and we have assumed a yield of 0%.

Repayments

During the year ended December 31, 2013, we received full repayment of four debt investments, three of which were structured as mortgage notes and one of which was structured as a B-note. We received cash proceeds from the repayments of approximately $28.1 million, which comprised (i) principal repayment of $73.7 million, and (ii) a prepayment fee of approximately $435,000, partially offset by the repayment of borrowings secured by the debt related investments of approximately $46.2 million.

During the year ended December 31, 2012, we received full repayment of three debt investments, all of which were structured as mortgage notes. We received cash proceeds from the repayments of approximately $5.9 million, which comprised (i) principal repayment of $22.3 million, and (ii) a prepayment fee of approximately $1.4 million, partially offset by the repayment of borrowings secured by the debt related investments of approximately $17.8 million.

Restructure of B-note

One of our B-note investments had been scheduled to mature in August of 2011. During the year ended December 31, 2011, we restructured the terms of that investment, which resulted in (i) an extension of the scheduled maturity to October 2012, and (ii) a change in the payment schedule that includes monthly principal amortization which equals the difference between actual LIBOR and a 4% LIBOR floor on the outstanding balance. This restructuring qualified as a troubled debt restructuring, and therefore, this B-note investment is considered an impaired investment, as further discussed below. We record interest revenue on this debt investment at LIBOR + 3.25%. As of December 31, 2012 we had recorded an asset of $12.1 million related to this debt investment. In January 2013, the borrower repaid the outstanding principal of the loan, all interest owed to us, and a return of the collateral we had posted during 2011 to maintain our controlling interest holder position on the final property sale in the portfolio.

Impairment

During year ended December 31, 2011, we recognized approximately $23.0 million in provision losses in the accompanying statements of operations. We did not record any provision for loan loss during the years ended December 31, 2013 and 2012. However, during the years ended December 31, 2013 and 2012, we wrote off the provision for loss on debt related investments of approximately $15.0 million and $20.0 million, respectively. The loss written off in 2013 related to one B-note debt investment loan restructuring. The loss written off in 2012 related to a mezzanine debt investment that we foreclosed upon. See Note 3 for additional discussion of this foreclosure. The table below presents a reconciliation of the beginning and ending balances, between December 31, 2012 and December 31, 2013, of our allowance for loan loss (amounts in thousands):

Allowance for Loan Loss
Beginning balance as of December 31, 2012:	$18,000
Direct write offs	(15,000)

Ending balance as of December 31, 2013:	$3,000

We had one and two B-note debt investments on non-accrual status as of December 31, 2013 and December 31, 2012, respectively. One of our B-note debt investments that was on non-accrual status as of December 31, 2012 was written off upon our borrower’s completion of a loan restructuring during the year ended December 31, 2013. We have recorded a complete allowance for loan loss related to our remaining debt related investment on non-accrual status. When a debt investment is on non-accrual status, we record income on the investment using the cash basis of accounting. The amount of income recorded on the cash basis of accounting was not significant during the years ended December 31, 2013, 2012, or 2011. All of our debt related investments that were past due 90 days or more were on non-accrual status as of December 31, 2013 and 2012.

As of December 31, 2013 and 2012, we had one and three impaired debt related investments with an unpaid principal balance of approximately $3.0 million and $30.1 million, respectively. The following table describes our recorded investment in debt related investments before allowance for loan loss, and the related allowance for loan loss (amounts in thousands):

	Debt Investments Individually Evaluated for Impairment as of December 31,
	2013	2012
Debt investments	$126,935	$205,321
Less: Allowance for loan losses	(3,000)	(18,000)

Total	$123,935	$187,321

All impaired debt investments are subordinate debt investments. The following table describes our gross recorded investment in impaired debt related investments, the related allowance for loan loss, and the total amount of impaired loans for which we have not recorded an allowance for loan loss (amounts in thousands):

As of:	Recorded Investment	Related Allowance	Amount of Impaired Loans With No Allowance Recorded
December 31, 2013	$3,000	$(3,000)	$—
December 31, 2012	$30,135	$(18,000)	$12,135

The following table describes our average recorded net investment in the impaired debt related investments and the related interest income recorded (amounts in thousands):

For the Year Ended December 31,	Average Recorded Investment	Interest Income Recognized
2013	$6,067	$51
2012	12,930	433
2011	25,314	3,060

5. DEBT OBLIGATIONS

The following table describes our borrowings as of December 31, 2013 and 2012 (dollar amounts in thousands):

	Weighted Average Stated Interest Rate as of December 31,		Outstanding Balance as of December 31, (1)		Gross Investment Amount Securing Borrowings as of December 31, (2)
	2013	2012	2013	2012	2013	2012
Fixed-rate mortgages (3)	5.8%	5.8%	$969,622	$1,160,042	$1,898,946	$2,061,757
Floating-rate mortgages (4)	3.9%	3.5%	8,580	23,701	15,571	42,609

Total mortgage notes	5.8%	5.7%	978,202	1,183,743	1,914,517	2,104,366
Repurchase facilities (5)	2.8%	3.0%	45,270	135,709	65,726	198,389

Total other secured borrowings	2.8%	3.0%	45,270	135,709	65,726	198,389

Total secured borrowings	5.6%	5.4%	1,023,472	1,319,452	1,980,243	2,302,755

Line of credit	1.9%	2.2%	30,000	30,000	N/A	N/A
Term loan (6)	2.2%	2.2%	270,000	270,000	N/A	N/A

Total unsecured borrowings	2.2%	2.2%	300,000	300,000	N/A	N/A

Total borrowings	4.9%	4.8%	$1,323,472	$1,619,452	$1,980,243	$2,302,755

(1)	Amounts presented are net of (i) fair value adjustment to mortgages carried at fair value of $0 and $55.0 million as of December 31, 2013 and 2012, respectively, (ii) unamortized premiums (discounts) to the face value of our outstanding fixed-rate mortgages of $2.7 million and ($2.7) million as of December 31, 2013 and 2012, respectively, and (iii) GAAP principal amortization related to troubled debt restructurings of $1.5 million and $718,000 as of December 31, 2013 and 2012, respectively.
(2)	“Gross Investment Amount” as used here and throughout this document represents the allocated gross basis of real property and debt related investments, after certain adjustments. Gross Investment Amount for real property (i) includes the effect of intangible lease liabilities, (ii) excludes accumulated depreciation and amortization, and (iii) includes the impact of impairments. Amounts reported for debt related investments represent our net accounting basis of the debt investments, which includes (i) unpaid principal balances, (ii) unamortized discounts, premiums, and deferred charges, and (iii) allowances for loan loss.
(3)	Fixed-rate mortgages presented include outstanding balances included within liabilities related to assets held for sale as of December 31, 2013 of approximately $80.4 million at a weighted average interest rate of 6.1% secured by gross investments of approximately $170.3 million.
(4)	As of December 31, 2013, our floating-rate mortgage note was subject to an interest rate spread of 3.75% over one-month LIBOR. As of December 31, 2012, our floating-rate mortgage notes were subject to interest rates at spreads ranging from 2.9% to 3.75% over one-month LIBOR.
(5)	As of December 31, 2013, borrowings under our repurchase facility were subject to interest at a floating rate of 2.25% over one-month LIBOR. However, we had effectively fixed the interest rate of the borrowings using an interest rate swap, resulting in a fixed interest rate of 2.84% for the term of the borrowings (provided that our borrowing balance does not exceed our derivative instrument notional during that term). As of December 31, 2012, borrowings under our repurchase facilities were subject to interest at floating rates at spreads ranging from 2.25% to 3% over one-month LIBOR. As of December 31, 2012, we had effectively fixed the interest rate of approximately $79.1 million of the total of $135.7 million in borrowings using interest rate swaps at 3.14%, resulting in a weighted average interest rate on the total repurchase facility of 3.04%.
(6)

As of December 31, 2013, borrowings under our term loan were subject to interest at a floating rate of 1.70% over one-month LIBOR. However, we had effectively fixed the interest rate for $200.0 million of the total of $270.0 million in borrowings using interest rate swaps at 2.34%, resulting in a weighted average interest rate on the total term loan of 2.21%. As of December 31, 2012, borrowings of $270.0 million under our term loan were subject to interest at a floating rate of 1.95% over one-month LIBOR, resulting in a weighted average interest rate on the total term loan of 2.16%.

As of December 31, 2013, 12 mortgage notes were interest-only and 20 mortgage notes were fully amortizing with outstanding principal balances of approximately $341.4 million and $635.6 million, respectively. None of our mortgage notes are recourse to us.

As of December 31, 2013, we had outstanding borrowings of $270.0 million and $30.0 million, respectively, under our term loan and revolving credit facility components of our senior unsecured term loan and revolving line of credit (collectively, the “Facility”). As of December 31, 2013, the unused portion of the revolving credit facility component of the Facility was approximately $320.0 million, of which approximately $86.1 million was available. As of December 31, 2012, we had outstanding borrowings of $270.0 million and $30.0 million under the term loan and revolving credit facility components of the Facility, respectively, and $150.0 million was available for us to borrow under the revolving credit facility component of the Facility.

Borrowing Activity

Assumption of Mortgage Note

In connection with our acquisition of 655 Montgomery discussed in Note 3, we assumed a mortgage note secured by 655 Montgomery with an unpaid principal balance of approximately $57.9 million at acquisition. The mortgage note is amortizing and bears interest at a fixed rate of 6.01%. The mortgage note matures in June 2016 and does not include any extension options.

Repayments of Mortgage Notes and Other Secured Borrowings

During the year ended December 31, 2013, we repaid one mortgage note borrowing of approximately $14.5 million before its scheduled maturity. The note was secured by an office property in the Dallas, TX market. The note was originally scheduled to mature during 2013. We recognized a loss on financing commitments and early repayment of debt of approximately $233,000 relating to this repayment. Additionally, during the year ended December 31, 2013, we repaid one of our repurchase facilities in full at initial maturity and repaid a portion of our other repurchase facility before contractual maturity. Related to these repayments, we recognized a loss on financing commitments and early repayment of debt of approximately $479,000 during the year ended December 31, 2013.

As discussed in Note 3, during the year ended December 31, 2013, Comerica Bank Tower was sold by the Receiver pursuant to a court order to a purchaser unrelated to us. Comerica Bank Tower was subject to a mortgage note with an outstanding principal balance as of the date of the disposition of $177.3 million. We had carried the loan at fair value, which was $123.0 million as of December 31, 2012.

Additionally, as discussed in Note 3, during the year ended December 31, 2013, we sold 12 properties, eight of which were subject to mortgage notes at disposition. In total, the buyers of these eight properties assumed mortgage note balances of approximately $117.6 million from us.

Subsequent to December 31, 2013, as discussed in Note 3, we sold a portfolio of 12 properties, 11 of which were subject to mortgage notes at disposition. In total, the buyer of this portfolio assumed mortgage note balances of approximately $80.4 million. Related to this disposition, we recognized a loss on financing commitments and early repayment of debt during the year ended December 31, 2013, of approximately $1.8 million upon the discontinuation of hedge accounting and the reclassification of accumulated other comprehensive loss on cash flow hedges relating to these mortgages.

Debt Maturities

The following table reflects our contractual debt maturities as of December 31, 2013, specifically our obligations under secured borrowings and unsecured borrowings (dollar amounts in thousands):

	As of December 31, 2013
	Mortgage Notes and Other Secured Borrowings		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Balance (1)(2)(3)	Number of Borrowings Maturing	Outstanding Balance (4)	Outstanding Balance (5)(6)
2014	4	$145,190	0	$—	$145,190
2015	5	127,206	0	—	127,206
2016	13	347,496	1	30,000	377,496
2017	7	223,371	0	—	223,371
2018	0	4,999	1	270,000	274,999
2019	0	5,292	0	—	5,292
2020	1	157,944	0	—	157,944
2021	0	1,707	0	—	1,707
2022	1	1,663	0	—	1,663
2023	0	978	0	—	978
Thereafter	2	6,431	0	—	6,431

Total	33	$1,022,277	2	$300,000	$1,322,277

(1)	Three of our mortgage notes and one of our repurchase facilities with an aggregate outstanding principal balance as of December 31, 2013 of approximately $132.5 million have initial maturities before December 31, 2014. One of these mortgage notes with an outstanding balance of $38.9 million, and the repurchase facility with an outstanding balance of $45.3 million have extension options beyond December 31, 2014. Borrowings that are subject to extension options are also subject to certain lender covenants and restrictions that we must meet to extend the initial maturity date. We currently believe that we will qualify for these extension options. However, we cannot guarantee that we will meet the requirements to extend the notes upon initial maturity. In the event that we do not qualify to extend the notes, we expect to repay them with proceeds from new borrowings or available proceeds from our revolving credit facility.
(2)	Three of our mortgage notes with outstanding balances of $39.7 million, $30.9 million, and $9.8 million, maturing in 2014, 2015, and 2016, respectively, were classified within liabilities associated with assets held for sale in the accompanying balance sheet as of December 31, 2013. These mortgages were assumed by the purchaser of the related portfolio of real properties subsequent to December 31, 2013.
(3)	Secured borrowings presented include (i) mortgage note borrowings of approximately $977.0 million with maturities ranging from 2014 to 2029, and (ii) borrowings under our repurchase facility of approximately $45.3 million, which matures in 2014 and is subject to three one-year extension options.
(4)	Unsecured borrowings presented include (i) borrowings under our revolving credit facility of $30.0 million, which matures in 2016, subject to two one-year extension options, and (ii) term loan borrowings of $270.0 million which mature in 2018.
(5)	Outstanding balance represents expected cash outflows for contractual amortization and scheduled balloon payment maturities and does not include the mark-to-market adjustment on assumed debt of $2.7 million as of December 31, 2013, partially offset by the GAAP principal amortization of our restructured mortgage note of approximately $1.5 million that does not reduce the contractual amount due of the related mortgage note as of December 31, 2013.
(6)	As of December 31, 2013, our mortgage notes and secured borrowings are secured by interests in real properties and debt investments totaling approximately $2.0 billion.

6. HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

We maintain risk management control systems to monitor interest rate risk attributable to both our outstanding and forecasted debt obligations. We generally seek to limit the impact of interest rate changes on earnings and cash flows by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on loans secured by our assets. While this hedging strategy is designed to minimize the impact on our net income (loss) and cash provided by operating activities from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes to achieve these risk management objectives.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium payment. Additionally, we have entered into and plan to enter into certain interest rate derivatives with the goal of mitigating our exposure to adverse fluctuations in the interest payments on our one-month LIBOR-indexed debt. Certain of our floating rate borrowings are not hedged and therefore, to an extent, we have ongoing exposure to interest rate movements.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges under ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”) is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the next 12 months, we estimate that approximately $1.8 million will be reclassified as an increase to interest expense related to effective forward started interest rate swaps where the hedging instrument has been terminated, and we estimate that approximately $1.0 million will be reclassified as an increase to interest expense related to active effective hedges of floating-rate debt issuances. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The table below presents a reconciliation of the beginning and ending balances, between December 31, 2012 and December 31, 2013, of our accumulated other comprehensive loss (“OCI”), net of amounts attributable to noncontrolling interests related to the effective portion of our cash flow hedges as presented on our financial statements, as well as amounts related to our available-for-sale securities (amounts in thousands):

	Gains and Losses on Cash Flow Hedges	Unrealized Gains and Losses on Available-For- Sale Securities	Accumulated Other Comprehensive Income
Beginning balance as of December 31, 2012:	$(14,710)	$(1,486)	$(16,196)
Other comprehensive income:
Amortization of OCI into interest expense (net of tax benefit of $0)	2,726	—	2,726
Change in fair value recognized in OCI (net of tax benefit of $0)	352	—	352
Amounts reclassified from accumulated other comprehensive income:
Losses reclassified into loss on extinguishment of debt and financing commitments upon discontinuance of cash flow hedges (net of tax benefit of $0)	1,897	—	1,897

Net current-period other comprehensive income	4,975	—	4,975
Attribution of and other adjustments to OCI attributable to noncontrolling interests	(141)	568	427

Ending balance as of December 31, 2013	$(9,876)	$(918)	$(10,794)

Fair Values of Derivative Instruments

The table below presents the gross fair value of our derivative financial instruments as well as their classification on our accompanying balance sheet as of December 31, 2013 and 2012 (amounts in thousands):

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	As of December 31, 2013 Fair Value	As of December 31, 2012 Fair Value	Balance Sheet Location	As of December 31, 2013 Fair Value	As of December 31, 2012 Fair Value

Derivatives designated as hedging instruments under ASC Topic 815
Interest rate contracts	Other assets, net (1)	$748	$—	Other liabilities (1)	$(43)	$(403)

Total derivatives designated as hedging instruments under ASC Topic 815		748	—		(43)	(403)
Derivatives not designated as hedging instruments under ASC Topic 815
Interest rate contracts	Other assets, net (1)	—	—	Other liabilities (1)	—	(13)

Total derivatives not designated as hedging instruments under ASC Topic 815		—	—		—	(13)

Total derivatives		$748	$—		$(43)	$(416)

(1)	Although our derivative contracts are subject to master netting arrangements which serve as credit mitigants to both us and our counterparties under certain situations, we do not net our derivative fair values or any existing rights or obligations to cash collateral on the consolidated balance sheet.

The majority of the inputs used to value our derivative instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with our derivative instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of potential default by us and our counterparties. As of December 31, 2013, we had assessed the significance of the impact of the credit valuation adjustments and had determined that it was not significant to the overall valuation of our derivative instruments. As a result, we have determined that the significant inputs for all of our derivative valuations are classified in Level 2 of the fair value hierarchy.

Designated Hedges

As of December 31, 2013, we had seven outstanding interest rate swaps that were designated as cash flow hedges of interest rate risk, with a total notional amount of $255.4 million. As of December 31, 2012, we had two outstanding interest rate caps and two outstanding interest rate swaps that were designated as cash flow hedges of interest rate risk, with a total notional amount of $90.0 million.

Undesignated Hedges

Derivatives not designated as hedges are not speculative and are used to hedge our exposure to interest rate movements and other identified risks but do not meet hedge accounting requirements. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in a loss of approximately $0, $19,000, and $85,000 for the years ended December 31, 2013, 2012, and 2011, respectively. As of December 31, 2013 we did not have any outstanding derivatives that were not designated as hedges. As of December 31, 2012, we had two outstanding interest rate caps and one interest rate swap that were not designated as hedges with a total notional amount of approximately $230.4 million.

Effect of Derivative Instruments on the Statements of Comprehensive Income (Loss)

The table below presents the effect of our derivative financial instruments on our accompanying financial statements for the years ended December 31, 2013, 2012, and 2011 (amounts in thousands):

	For the Year Ended December 31,
	2013	2012	2011
Derivatives Designated as Hedging Instruments
Derivative type	Interest rate contracts	Interest rate contracts	Interest rate contracts
Amount of gain (loss) recognized in OCI (effective portion)	$352	$(436)	$(625)
Location of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Interest expense	Interest expense	Interest expense
Amount of loss reclassified from accumulated OCI into income (effective portion)	$(2,726)	$(2,648)	$(2,862)
Location of gain or (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)	Loss on financing commitments	Loss on financing commitments, Discontinued operations, net of taxes	Discontinued operations, net of taxes
Amount of loss recognized in income due to missed forecast (ineffective portion and amount excluded from effectiveness testing)	$(1,897)	$(1,751)	$(600)
Derivatives Not Designated as Hedging Instruments
Derivative type	Interest rate contracts	Interest rate contracts	Interest rate contracts
Location of gain or (loss) recognized in income	Interest and other income	Interest and other income	Interest and other income
Amount of loss recognized in income	$—	$(19)	$(85)

7. FAIR VALUE DISCLOSURES

ASC Topic 820, Fair Value Measurement and Disclosures (“ASC Topic 820”), defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liabilities, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The table below presents certain of our assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2012, aggregated by the level in the fair value hierarchy within which those measurements fall as defined above (amounts in thousands). There were no changes between fair value hierarchy levels during the years ended December 31, 2013 and 2012.

	Level 1	Level 2	Level 3	Total
As of December 31, 2013:
Assets
Real estate securities	$—	$—	$461	$461
Derivative instruments	—	748	—	748

Total assets	$—	$748	$461	$1,209

Liabilities
Derivative instruments	$—	$(43)	$—	$(43)

Total liabilities	$—	$(43)	$—	$(43)

As of December 31, 2012:
Assets
Real estate securities	$—	$—	$461	$461

Total assets	$—	$—	$461	$461

Liabilities
Mortgage notes carried at fair value	$—	$—	$(122,995)	$(122,995)
Derivative instruments	$—	$(416)	$—	$(416)

Total liabilities	$—	$(416)	$(122,995)	$(123,411)

We review our fair value hierarchy classifications on a quarterly basis. Transfers into or out of Level 3 are made if the significant inputs used in measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current market environment. When assets and liabilities are transferred between levels, we recognize the transfer at the beginning of the period. The table below presents a reconciliation of the beginning and ending balances of certain of our assets and liabilities having fair value measurements based on significant unobservable inputs (Level 3), and our derivative instruments, between December 31, 2012 and December 31, 2013 (amounts in thousands).

	Mortgage Notes Carried at Fair Value	Real Estate Securities	Derivative Instruments
Beginning balance as of December 31, 2012	$(122,995)	$461	$(416)
Total net gains (losses) included in:
Net income (other income and expense)	—	—	(8)
Other comprehensive income (Unrealized change from cash flow hedging derivatives)	—	—	352

Total change in fair value	—	—	344
Settlements	122,995	—	777
Transfers in and/or out of Level 3	—	—	—

Ending balance as of December 31, 2013	$—	$461	$705

Fair Value Estimates of Investments in Real Estate Securities

We estimate the fair value of our CMBS and CRE-CDO securities using a combination of observable market information and unobservable market assumptions. Observable market information considered in these fair market valuations include benchmark interest rates, interest rate curves, credit market indexes and swap curves. Unobservable market assumptions considered in the determination of the fair market valuations of our CMBS and CRE-CDO investments include market assumptions related to discount rates, default rates, prepayment rates, reviews of trustee or investor reports and non-binding broker quotes and pricing services in what is currently an inactive market. Additionally, we consider security-specific characteristics in determining the fair values of our CMBS and CRE-CDO investments, which include consideration of credit enhancements, the underlying collateral’s average default rates, the average delinquency rate and loan-to-value and several other characteristics. Management periodically reviews the fair value of our CMBS and CRE-CDO securities. As a result, both Level 2 and Level 3 inputs are used in arriving at the valuation of our investments in CMBS and CRE-CDOs. We consider the Level 3 inputs used in determining the fair value of its investments in CMBS and CRE-CDO securities to be significant. As such, all investments in CMBS and CRE-CDO securities fall under the Level 3 category of the fair value hierarchy. Using the above assumptions, expectations of future cash flows primarily drive our fair value estimate of our CMBS and CRE-CDO securities. Deterioration in possible cash flows from our CMBS and CRE-CDO securities will likely reduce the fair value of these securities to zero within the next 12 to 24 months.

Fair Value Estimates of Derivative Instruments

We have used interest rate swaps, zero cost collars and purchased interest rate caps to manage interest rate risk. The values of these instruments are determined by a third party valuation specialist based on assumptions provided be us using widely accepted valuation techniques, including discounted cash flow analysis of the expected cash flows of each derivative. Management reviews the fair value analyses prepared by the third party valuation specialist which reflect the contractual terms of the derivatives, including the period to maturity, and use observable market-based inputs, including interest rate curves and implied volatilities. The valuation methodologies are segregated into two categories of derivatives: (i) interest rate swaps and (ii) zero cost collars/ purchased interest rate caps.

Interest Rate Swaps — Both spot starting and forward starting swaps are considered and measured at fair value similarly. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (i.e. forward curves) derived from observable market interest rate curves.

Zero Cost Collars/Interest Rate Caps (Interest Rate Options) — Zero cost collars and interest rate caps are considered and measured at fair value as interest rate options. The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates fell below or rose above the strike rate of the caps or outside of the applicable collar rates. The variable interest rates used in the calculation of projected receipts on the cap or collar rates are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of “netting” and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

The majority of the inputs used to value our derivative instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with our derivative instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of potential default by us and our counterparties. As of December 31, 2013, we had assessed the significance of the impact of the credit valuation adjustments and had determined that it was not significant to the overall valuation of our derivative instruments. As a result, we have determined that all of our derivative valuations are appropriately classified in Level 2 of the fair value hierarchy.

Nonrecurring Fair Value Measurements

During the year ended December 31, 2013, we recognized an impairment loss related to a wholly-owned industrial property in the accompanying statements of operations. The impairment was based on a reduction of our estimated holding period for this property, triggering impairment recognition with the related fair value measurement based on our estimate of future cash flows from the operation and disposition of this property. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The fair value used in determining impairment for this property was $14.5 million as of December 31, 2013. The key assumption used in determining the fair value of this property is the discount rate of 8.5%, which was applied to the future cash flows we expect to receive from operating and disposing of the property. Our expectations of the future cash flows are derived from assumptions about market rents, operating expenses, and the terminal value of the property, some of which are developed by a third-party appraisal firm that we engage.

During the year ended December 31, 2012, we recognized an impairment loss related to an industrial property in the accompanying statements of operations. The impairment was based on a reduction of our estimated holding period for this property, triggering impairment recognition based on our estimate of future cash flows from the operation and disposition of this property. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy.

During the year ended December 31, 2011, we recognized an impairment loss related to an office property in the accompanying statements of income (loss). The impairment was based on our determination that future cash flows from the property were highly uncertain and insufficient to cover the carrying amount of the property as of December 31, 2011. We consider the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

We are required to disclose the fair value of our financial instruments for which it is practicable to estimate the value. The fair value of a financial instrument is the amount at which such financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, we derive our estimated fair value using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise and changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In that regard, the fair value estimates may not be substantiated by comparison to independent markets, and in many cases, may not be realized in immediate settlement of the instrument.

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liabilities, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The fair values estimated below are indicative of certain interest rate and other assumptions as of December 31, 2013 and 2012, and may not take into consideration the effects of subsequent interest rate or other assumption fluctuations, or changes in the values of underlying collateral. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued expenses approximate their carrying values because of the short-term nature of these instruments.

The carrying amounts and estimated fair values of our other financial instruments, including instruments classified as held for sale, as of December 31, 2013 and 2012 were as follows (amounts in thousands):

	As of December 31, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Investments in real estate securities	$461	$461	$461	$461
Fixed-rate debt related investments, net	98,724	101,012	108,482	110,796
Floating-rate debt related investments, net	25,211	24,504	78,839	79,803
Derivative instruments	748	748	—	—
Liabilities:
Fixed-rate mortgage notes carried at amortized cost	$969,622	$1,010,085	$1,037,047	$1,091,425
Fixed-rate mortgage notes carried at fair value	—	—	122,995	122,995
Floating-rate mortgage notes	8,580	8,582	23,701	23,738
Floating-rate other secured borrowings	45,270	45,270	135,709	135,931
Floating-rate unsecured borrowings	300,000	301,690	300,000	300,000
Derivative liabilities	43	43	416	416

The methodologies used and key assumptions made to estimate fair values of the other financial instruments described in the above table are as follows:

Debt Related Investments—The fair value of our performing debt investments are estimated using a discounted cash flow methodology. This method discounts estimated future cash flows using rates management determines best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. Credit spreads and market interest rates used to determine the fair value of these instruments are based on unobservable Level 3 inputs which management has determined to be its best estimate of current market values.

Mortgage Notes, Other Secured Borrowings, and Unsecured Borrowings Carried at Amortized Cost—The fair value of our mortgage notes, other secured borrowings, and unsecured borrowings are estimated using a discounted cash flow analysis, based on our estimate of market interest rates. Credit spreads relating to the underlying instruments are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market spreads of similar instruments.

9. NONCONTROLLING INTERESTS

Our noncontrolling interests consist of two components: (i) OP Units held by third parties and (ii) joint venture partnership interests held by our partners. The following table summarizes changes to noncontrolling interest balances between December 31, 2012 and December 31, 2013 in terms of cumulative contributions, distributions and cumulative allocations of net income (loss) and redemptions and buyouts of the interests (amounts in thousands).

	OP Units:	Joint Venture Partner Interests:	Noncontrolling Interests
Beginning balance as of December 31, 2012:	$88,259	$7,572	$95,831
Comprehensive Income and Loss
Net income	4,010	(8)	4,002
Unrealized change from cash flow hedging derivatives	354	—	354
Contributions, Distributions and Redemptions
Contributions from noncontrolling interest holders	—	212	212
Distributions to noncontrolling interest holders	(4,807)	(639)	(5,446)
Redemption and buyout of noncontrolling interests, net	(1,408)	(1,639)	(3,047)

Ending balance as of December 31, 2013	$86,408	$5,498	$91,906

OP Units

Securities that are redeemable for cash or other assets at the option of the holder, not solely within the control of the issuer, are classified as redeemable noncontrolling interests outside of permanent equity in our accompanying balance sheets. We have evaluated our ability to deliver shares of common stock to satisfy redemption requests from holders of our OP Units and we have concluded that we have the right to satisfy the redemption requirements of holders of our OP Units by delivering unregistered shares of our common stock. Each outstanding OP Unit is exchangeable for one share of our common stock, and the OP Unit holder cannot require redemption in cash or other assets. As a result, we classify our OP Units held by third parties as noncontrolling interests.

We are the sole general partner of our Operating Partnership and currently own, in our capacity as the general partner, 200 OP Units for which we contributed $2,000. Subsequent to that initial investment, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of December 31, 2013 and 2012, we owned approximately 93.0% and 92.6% of the outstanding limited partnership interests in our Operating Partnership, respectively, and the remaining limited partnership interests in our Operating Partnership were owned by third-party investors.

Our Operating Partnership has classes of OP Units that correspond to our four classes of common stock: Class E OP Units, Class A OP Units, Class W OP Units and Class I OP Units. After a period of one year from the date of issuance, holders of Class E OP Units (other than us) may request the Operating Partnership to redeem their Class E OP Units. We have the option of redeeming the Class E OP Units with cash for an amount based on our NAV per share as of the effective date of the redemption, shares of our common stock on a one-for-one basis, or with a combination of cash and Class E shares of common stock. During the years ended December 31, 2013 and 2012, we issued approximately 0 and 269,000 Class E shares of our common stock in redemption of approximately 0 and 273,000 Class E OP Units, respectively, in accordance with this option. During the years ended December 31, 2013 and 2012, we redeemed approximately 904,000 and 1.7 million Class E OP Units for approximately $6.2 million and $12.8 million in cash, respectively.

As of December 31, 2013 and 2012, our Operating Partnership had issued and outstanding approximately 13.3 million and 14.2 million Class E OP Units, respectively, to third-party investors in connection with its private placement offerings. Such units had a maximum approximate redemption value of $92.0 million and $95.0 million, as of December 31, 2013 and December 31, 2012, respectively, based on our December 31, 2013 and December 31, 2012 NAV per share, respectively.

Joint Venture Partner Interests

Certain of our joint ventures are consolidated by us in the accompanying financial statements. Our joint venture partners’ interests in our consolidated partnerships are not redeemable. As a result, we classify our joint venture partners’ interests as noncontrolling interests. During the year ended December 31, 2013, we purchased one of our joint venture partners’ interest in two office properties and and two industrial properties for approximately $4.4 million, which resulted in a net decrease in noncontrolling interest of $1.6 million. During the year ended December 31, 2012, we purchased one of our joint venture partners’ interest in an office property for approximately $3.0 million, which resulted in a net decrease in noncontrolling interest of $1.6 million.

10. STOCKHOLDERS’ EQUITY

Common Stock

On May 27, 2005, we filed a Registration Statement on Form S-11 with the Commission in connection with an initial public offering of our Class E shares of common stock, which was declared effective on January 27, 2006. On June 11, 2007, we filed a Registration Statement on Form S-11 with the Commission in connection with a follow-on public offering of our Class E common stock, which was declared effective on January 22, 2008. As of the close of business on September 30, 2009, we terminated the primary portion of our public offerings of Class E shares of our common stock and ceased accepting new subscriptions to purchase shares of our common stock. On October 23, 2009, we filed a Registration Statement for the sale of up to $237,500,000 in Class E shares of our common stock pursuant to our distribution reinvestment plan. This distribution reinvestment plan offering is ongoing.

On July 12, 2012, the Commission declared effective our Registration Statement on Form S-11 which applies to the offer and sale of shares of Class A, Class W, and Class I common stock to the public through a primary offering and a restated distribution reinvestment plan with NAV-based pricing. The following table describes the changes in each class of common shares during each of the years ended December 31, 2013, 2012, and 2011 (shares and dollar amounts in thousands).

	Class E Common Stock		Class A Common Stock		Class W Common Stock		Class I Common Stock		Total Proceeds
	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)
Balances, December 31, 2010	182,717	$1,806,652	—	$—	—	$—	—	$—	182,717	$1,806,652
Common stock:
Issuance of common stock and OP Units:
Distribution Reinvestment Plan	5,274	43,540	—	—	—	—	—	—	5,274	43,540
Conversion of OP Units to common stock	118	978	—	—	—	—	—	—	118	978
Redemptions of common stock	(5,778)	(48,205)	—	—	—	—	—	—	(5,778)	(48,205)

Balances, December 31, 2011	182,331	$1,802,965	—	$—	—	$—	—	$—	182,331	$1,802,965

Issuance of common stock:
Shares Sold	65	317	12	83	12	83	12	83	101	566
Distribution Reinvestment Plan	4,610	34,449	—	—	—	—	—	—	4,610	34,449
Conversion of OP Units to common stock	269	2,273	—	—	—	—	—	—	269	2,273
Redemptions of common stock	(9,183)	(64,808)	—	—	—	—	—	—	(9,183)	(64,808)

Balances, December 31, 2012	178,092	$1,775,196	12	$83	12	$83	12	$83	178,128	$1,775,445

Issuance of common stock:
Shares Sold	—	—	205	1,451	197	1,354	4,301	29,333	4,703	32,138
Distribution Reinvestment Plan	3,143	21,352	—	—	—	—	18	121	3,161	21,473
Redemptions of common stock	(9,981)	(68,402)	—	—	—	—	(4)	(30)	(9,985)	(68,432)

Balances, December 31, 2013	171,254	$1,728,146	217	$1,534	209	$1,437	4,327	$29,507	176,007	$1,760,624

(1)	Dollar amounts presented in this table represent the gross amount of proceeds from the sale of common shares, or the amount paid to stockholders to redeem common shares, and do not include other costs and expenses accounted for within additional paid-in capital, such as selling commissions, dealer manager and distribution fees, offering and organizational costs, and other costs associated with our distribution reinvestment plans and share redemption programs.

Redemptions

We have adopted a Class E Share Redemption Program (the “Class E SRP”), whereby Class E stockholders may request that we redeem all or any portion of their Class E shares subject to certain conditions and limitations. We also have a separate Class A, W and I Share Redemption Program (“Class AWI SRP”) for holders of our Class A, Class W or Class I shares. Our board of directors may modify, suspend or terminate our share redemption programs if it deems such action to be in the best interest of our stockholders. Our board of directors may from time to time, but is not obligated to, authorize funds for redemptions of Class E shares in greater or lower amounts.

During the years ended December 31, 2013 and 2012, we redeemed approximately 10.0 million and 9.2 million Class E shares, respectively, pursuant to our Class E SRP for approximately $68.4 million and $64.8 million, respectively. During the years ended December 31, 2013 and 2012, our board of directors authorized an additional $32.8 million and $25.0 million, respectively, in addition to the amounts calculated in accordance with our Class E SRP, related to these redemptions.

During the year ended December 31, 2013, we redeemed a negligible amount of Class I shares pursuant to our Class AWI SRP. We did not redeem any shares pursuant to our Class AWI SRP during the year ended December 31, 2012.

Distributions

We accrue distributions on a daily basis and pay distributions on a quarterly basis. Historically, each quarter, our board of directors has authorized the following quarter’s daily distribution accrual. We calculate individual payments of distributions to each stockholder or OP Unit holder based upon daily record dates during each quarter, so that investors are eligible to earn distributions immediately upon purchasing shares of our common stock or upon purchasing OP Units. The following table describes our total distributions declared on our common stock for the year ended December 31, 2013, 2012 and 2011, and the portion of each distribution that was paid in cash and reinvested in shares (dollar amounts in thousands).

	For the Year Ended December 31,
	2013	% of Total Distributions	2012	% of Total Distributions	2011	% of Total Distributions
Distributions:
Paid in cash	$41,123	66.0%	$53,311	63.3%	$62,575	59.2%
Reinvested in shares	21,207	34.0%	30,948	36.7%	43,129	40.8%

Total distributions	$62,330	100.0%	$84,259	100.0%	$105,704	100.0%

The following table sets forth the distributions that have been paid and/or authorized as of December 31, 2013, subject to class-specific adjustments.

	Amount Declared per Share (1)
Quarter	Class E Shares	Class A Shares	Class W Shares	Class I Shares	Weighted Average	Payment Date
2012
1st Quarter 2012	$0.1250	N/A	N/A	N/A	$0.1250	April 16, 2012
2nd Quarter 2012	$0.1250	N/A	N/A	N/A	$0.1250	July 24, 2012
3rd Quarter 2012	$0.1250	$0.0938	$0.1012	$0.1086	$0.1250	October 16, 2012
4th Quarter 2012	$0.0875	$0.0691	$0.0775	$0.0858	$0.0875	January 16, 2013

2013
1st Quarter 2013	$0.0875	$0.0692	$0.0775	$0.0858	$0.0875	April 16, 2013
2nd Quarter 2013	$0.0875	$0.0689	$0.0774	$0.0858	$0.0875	July 16, 2013
3rd Quarter 2013	$0.0875	$0.0685	$0.0771	$0.0858	$0.0875	October 16, 2013
4th Quarter 2013	$0.0875	$0.0684	$0.0771	$0.0858	$0.0874	January 16, 2014

2014
1st Quarter 2014 (2)	$0.0875	$0.0875	$0.0875	$0.0875	$0.0875	April 16, 2014 (3)

(1)	Assumes ownership of share or unit for the entire quarter.
(2)	The distribution amount herein for the first quarter of 2014 does not reflect class-specific adjustments made to our Class A, Class W, and Class I shares, which have not yet been determined.
(3)	Expected payment date.

Distribution Tax Characterization

Our distributions to stockholders are characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed our current and accumulated tax earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ common shares. We elected to classify our fourth quarter 2013 distribution as a 2014 distribution as part of our overall tax and REIT compliance strategy, resulting in a lower amount of reported distributions than were declared for the period. This election increased the percentage of total distributions that are taxable, however, it did not increase the actual dollar amount that is taxed. We notify stockholders of the taxability of distributions paid during the preceding year on an annual basis. The following table summarizes the information reported to investors regarding the taxability of distributions on common shares for the years ended December 31, 2013, 2012 and 2011.

	For the Year Ended December 31,
	2013		2012		2011
Per Common Share	Per Share Amount	Percentage	Per Share Amount	Percentage	Per Share Amount	Percentage
Ordinary income	$0.11	40.98%	$0.01	1.49%	$0.19	32.53%
Non-taxable return of capital	0.15	59.02%	0.45	98.51%	0.39	67.47%

Total	$0.26	100.00%	$0.46	100.00%	$0.58	100.00%

11. RELATED PARTY TRANSACTIONS

Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement. Our Advisor is considered to be a related party as certain indirect owners and employees of our Advisor serve as two of our directors and all of our executive officers. The responsibilities of our Advisor cover all facets of our business, and include the selection and underwriting of our real property and debt related investments, the negotiations for these investments, the asset management and financing of these investments and the oversight of real property dispositions.

In connection with the Offering, we entered into an Eighth Amended and Restated Advisory Agreement (the “Advisory Agreement”) with our Advisor, effective July 12, 2012, which modified the fees and expense reimbursements payable to our Advisor. The Advisory Agreement may be renewed for an unlimited number of successive one-year terms. The current term of the Advisory Agreement expires on June 30, 2014. Per the Advisory Agreement, in consideration for asset management services performed, we pay our Advisor an advisory fee comprised of two separate components: (1) a fixed amount equal to 1.15% annually of the “Aggregate Fund NAV” (defined as the aggregate NAV of our Class E shares, Class A shares, Class W shares and Class I shares, along with the Class E OP Units held by third parties) for each day, and (2) a performance component that is based on the annual non-compounded investment return provided to holders of “Fund Interests” (defined as our Class E shares, Class A shares, Class W shares, Class I shares, and Class E OP Units held by third parties) such that the Advisor will receive 25% of the overall return in excess of 6%; provided that in no event may the performance condition exceed 10% of the overall return for such year, and subject to certain other limitations. Additionally, the Advisor will provide us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 per share or unit, the benefit of which will be shared among all holders of Fund Interests. We will also pay our Advisor a development management fee equal to 4% of the cost to develop, construct, or improve real property assets. In addition, we will pay our Advisor a fee of 1% of the sales price of individual real property assets upon disposition of such assets. Further, for a substantial amount of services in connection with the sale of a property, as determined by a majority of our independent directors, we will pay our Advisor up to 50% of the reasonable, customary and competitive commission paid for the sale of a comparable real property, provided that such amount shall not exceed 1% of the contract price of the property sold and, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

In addition, pursuant to the Advisory Agreement, we will pay directly, or reimburse our Advisor and the Dealer Manager (defined below) if they pay on our behalf any organizational and offering expenses (other than selling commissions, the dealer manager fee, distribution fees and non-transaction based compensation allocated to sales-related activities of employees of the Dealer Manager in connection with the offering) relating to any public offerings as and when incurred. After the termination of the primary portion of the offering and again after termination of the distribution reinvestment plan portion of the offering, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee and distribution fees) that we incur exceed 15% of our gross proceeds from the applicable offering.

Subject to certain limitations, we will reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, including, without limitation, our allocable share of the Advisor’s overhead, which includes but is not limited to the Advisor’s rent, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee.

In connection with the Offering, effective July 12, 2012, we also entered into a dealer manager agreement with Dividend Capital Securities LLC (the “Dealer Manager”), which is an entity related to our Advisor. Pursuant to this agreement, we pay (i) selling commissions up to 3% of the NAV per Class A share sold in the primary portion of the offering, (ii) a dealer manager fee which accrues daily in an amount equal to 1/365th of 0.6% of our NAV per share of Class A and Class W shares outstanding and an amount equal to 1/365th of 0.1% of our NAV per share of Class I shares outstanding on such day on a continuous basis, and (iii) a distribution fee which accrues daily in an amount equal to 1/365th of 0.5% of our NAV per share of Class A shares outstanding on such day on a continuous basis. We will cease paying the dealer manager fee and distribution fee with respect to shares sold in the Offering on the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange, (ii) following the completion of the Offering, total underwriting compensation in this offering equaling 10% of the gross proceeds from the primary portion of the Offering, or (iii) such shares no longer being outstanding.

On May 31, 2013, the Company and the Dealer Manager entered into Amendment No. 1 to the Dealer Manager Agreement (“Amendment No. 1”). Amendment No. 1 provided that the Company will pay to the Dealer Manager a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares sold in the Company’s primary public offering, provided that (i) the sales are all made before July 31, 2013 (unless extended by the Company, through written notice to the Dealer Manager) and (ii) the total gross proceeds raised with respect to which the primary dealer fee will apply may not exceed $300 million. The Dealer Manager will retain 0.5% of such gross proceeds and reallow the remainder of the primary dealer fee to the participating broker-dealers involved in selling such Class I shares based on the portion of the gross proceeds raised from their customers. The primary dealer fee will be considered underwriting compensation (as defined in accordance with, and subject to the underwriting compensation limits of, applicable Financial Industry Regulatory Authority, Inc. rules).

As of December 31, 2013 and December 31, 2012, we owed approximately $1.6 million and $1.4 million, respectively, to our Advisor and affiliates of our Advisor for such services and reimbursement of certain expenses. Pursuant to the amended Advisory Agreement, we accrue the advisory fee on a daily basis and pay our Advisor amounts due subsequent to each month-end.

The following table summarizes fees and other amounts earned by our Advisor and its related parties in connection with services performed for us during the years ended December 31, 2013 and 2012 (amounts in thousands):

	For the Year Ended December 31,
	2013	2012	2011
Acquisition fees	$—	$1,534	$218
Advisory fees	15,120	17,659	20,854
Development management fee	223	133	—
Other reimbursements	6,234	3,253	1,940
Asset management fees related to the disposition of real properties	2,639	101	1,599
Dealer manager and distribution fees	1,415	—	—

Total	$25,631	$22,680	$24,611

Acquisition Fees

Prior to entering into the Eighth Amended and Restated Advisory Agreement with our Advisor on July 12, 2012, pursuant to the previous advisory agreement in effect, we paid certain acquisition fees to our Advisor. For each real property acquired in the operating stage, the acquisition fee was an amount equal to 1.0% of our proportional interest in the purchase price of the property. For each real property acquired prior to or during the development or construction stage, the acquisition fee was an amount not to exceed 4.0% of the total project cost (which was the amount actually paid or allocated to the purchase, development, construction or improvement of a property exclusive of acquisition fees and acquisition expenses). Our Advisor also was entitled to receive an acquisition fee of 1.0% of the principal amount in connection with the origination or acquisition of any type of debt investment including, but not limited to, the origination of mortgage loans, B-notes, mezzanine debt, participating debt (including with equity-like features), non-traded preferred securities, convertible debt, hybrid instruments, equity instruments and other related investments. However, to the extent that such debt investments were originated or acquired pursuant to our agreement with our debt advisor, (defined below) such acquisitions fees may have differed. See the section below titled “The Debt Advisor” for further discussion of these fees. Subsequent to entering into the Eighth Amended and Restated Advisory Agreement with our Advisor on July 12, 2012, we no longer pay acquisition fees to our Advisor.

Asset Management Fees

Prior to entering into the Eighth Amended and Restated Advisory Agreement with our Advisor on July 12, 2012, pursuant to the previous advisory agreement in effect, we paid certain asset management fees to our Advisor in connection with the asset and portfolio management of real property, debt related investments and real estate securities. Our Advisor’s asset management fee was payable as follows:

For Direct Real Properties (as defined below), the asset management fee consisted of (i) a monthly fee of one-twelfth of 0.50% of the aggregate cost (before noncash reserves and depreciation) of Direct Real Properties and (ii) a monthly fee of 6.00% of the aggregate monthly net operating income derived from all Direct Real Properties provided; however, that the aggregate monthly fee to be paid to our Advisor pursuant to these sub clauses (i) and (ii) in aggregate would not exceed one-twelfth of 0.75% of the aggregate cost (before noncash reserves and depreciation) of all Direct Real Properties.

For Product Specialist Real Properties (as defined below), the asset management fee consisted of (i) a monthly fee of one-twelfth of 0.50% of the aggregate cost (before noncash reserves and depreciation) of Product Specialist Real Properties and (ii) a monthly fee of 6.00% of the aggregate monthly net operating income derived from all Product Specialist Real Properties.

“Direct Real Properties”: shall mean those real properties acquired directly by us without the advice or participation of a product specialist engaged by our Advisor.

“Product Specialist Real Properties”: shall mean those real properties acquired by us pursuant to the advice or participation of a product specialist engaged by our Advisor pursuant to a contractual arrangement.

In addition, the asset management fee for all real property assets included a fee of 1.00% of the sales price of individual real property assets upon disposition.

For debt related investments, other than Debt Advisor (defined below) debt related investments, and securities investments, the asset management fee consisted of a monthly fee equal to one-twelfth of 1.00% of (i) the amount invested in the case of our debt related assets within our portfolio and (ii) the aggregate value, determined at least quarterly, of our real estate-related securities.

We also agreed to pay our Advisor certain acquisition and asset management fees that differed from the fee structure discussed above to facilitate the acquisition and management of certain debt investments that we acquired pursuant to a product specialist agreement that our Advisor entered into with the Debt Advisor (defined below). See the section below entitled “The Debt Advisor” for additional details of this agreement and the corresponding fee structure. As of July 12, 2012, we are no longer subject to this fee structure.

Product Specialists

In addition to utilizing its own management team, our Advisor has formed strategic alliances with recognized leaders in the real estate and investment management industries. These alliances are intended to allow our Advisor to leverage the organizational infrastructure of experienced real estate developers, operators and investment managers and to potentially give us access to a greater number of real property, debt related and real estate securities investment opportunities. The use of product specialists or other service providers does not eliminate or reduce our Advisor’s fiduciary duty to us. Our Advisor retains ultimate responsibility for the performance of all of the matters entrusted to it under the Advisory Agreement.

Our Advisor’s product specialists are and will be compensated through a combination of (i) reallowance of acquisition, disposition, asset management and/or other fees paid by us to our Advisor and (ii) potential profit participation in connection with specific portfolio asset(s) identified by them and invested in by us. We may enter into joint ventures or other arrangements with affiliates of our Advisor to acquire, develop and/or manage real properties. Our Advisor had previously entered into joint venture and/or product specialist arrangements with three additional affiliates (Dividend Capital Investments LLC, Hudson River Partners Real Estate Investment Management L.P., and FundCore LLC), as discussed below in more detail. The agreements with these three affiliates were terminated prior to December 31, 2012.

BCG TRT Advisors LLC

During the year ended December 31, 2012, our Advisor entered into a product specialist agreement with BCG TRT Advisors LLC (“BCG”), in connection with advisory services related to our investments in real estate securities assets. Pursuant to this agreement, a portion of the asset management fee that our Advisor receives from us related to real estate securities investments is reallowed to BCG in exchange for services provided. Approximately $58,000 and $25,000 were incurred related to services provided by BCG during the years ended December 31, 2013 and 2012, respectively.

The Debt Advisor

In August 2009, our Advisor entered into a product specialist agreement (the “Debt Advisor PSA”) with FundCore Finance Group LLC (the “Debt Advisor”), an entity formed by affiliates of Hudson River Partners Real Estate Investment Management L.P. (“HRP”) and certain affiliates of our Advisor. Pursuant to the Debt

Advisor PSA, the Debt Advisor had the right to perform acquisition and asset management services with respect to up to $130 million (plus any available leverage) of certain debt investments to be made by us. On August 5, 2009, our Advisor also entered into another product specialist agreement (the “HRP PSA”) with HRP. Pursuant to the HRP PSA, HRP had the right to perform the acquisition and asset management services with respect to up to $20 million (plus any available leverage) of certain debt investments to be made by us.

The fees payable to the Advisor and its affiliates related to the acquisition and management of debt investments prior to the effectiveness of the Offering were replaced by the advisory fees as stated in the Eighth Amended and Restated Advisory Agreement, as discussed above. Accordingly, the Debt Advisor and HRP PSA agreements were terminated on July 12, 2012, in connection with the effectiveness of the Offering.

The following is a summary of fees that were paid to our Advisor and its affiliates related to the acquisition and management of such debt investments prior to entering into the Eighth Amended and Restated Advisory Agreement in connection with the effectiveness of the Offering on July 12, 2012.

Debt Investment Advisory Fees

For debt investments acquired pursuant to the Debt Advisor PSA discussed above, our Advisor received an acquisition fee equal to the sum of:

(i)	1.0% of the relevant debt investment amount;

(ii)	any origination or similar fees paid by the applicable borrower at the time the debt investment is made (not to exceed 1.50% of the net debt investment amount); and

(iii)	an amount equal to the discounted present value (using a discount rate of 15%) of 1.0% per annum of the net debt investment amount (taking into account any anticipated principal amortization) for a period of time equal to the lesser of the term of the debt investment (excluding extension option years) or four years (collectively referred to as the “Initial Term”). This fee was reduced by the amount payable by borrowers pursuant to clause (ii) above.

The total acquisition fee and acquisition expenses would not exceed 6.0% of the net debt investment amount. The acquisition fee was payable on the closing date of the relevant debt investment and was reallowed in full by our Advisor to the Debt Advisor pursuant to the Debt Advisor PSA.

Debt Investment Asset Management Fees

For debt investments acquired pursuant to the Debt Advisor PSA discussed above, our Advisor received asset management fees pursuant to the following:

(i)	during the first 12 months after the closing of the respective debt investment, our Advisor received a monthly asset management fee consisting of one-twelfth of the total amount, if any, by which the sum of the total acquisition fees and expenses exceeded 6.0% of the relevant net debt investment amount;

(ii)	during the balance of the Initial Term, zero; and

(iii)	during any period following the Initial Term during which the relevant debt investment was outstanding, the asset management fee consisted of a monthly fee of one-twelfth of 1.0% of the net debt investment amount.

During the year ended December 31, 2012, we acquired one debt related investment pursuant to our arrangement with the Debt Advisor with an investment amount of approximately $22.5 million and paid an acquisition fee of approximately $619,000 to our Advisor, which was fully reallowed to FundCore LLC. We did not acquire any investments pursuant to our arrangement with the Debt Advisor during the years ended December 31, 2013 or 2011.

12. NET INCOME (LOSS) PER COMMON SHARE

Reconciliations of the numerator and denominator used to calculate basic net loss per common share to the numerator and denominator used to calculate diluted net loss per common share for the years ended December 31, 2013, 2012 and 2011 are described in the following table (amounts in thousands, except per share information):

	For the Year Ended December 31,
	2013	2012	2011
Numerator
Loss from continuing operations	$(9,084)	$(14,961)	$(43,056)
Loss from continuing operations attributable to noncontrolling interests	558	1,081	2,997

Loss from continuing operations attributable to common stockholders	(8,526)	(13,880)	(40,059)
Dilutive noncontrolling interests share of loss from continuing operations	(652)	(1,160)	(2,959)

Numerator for diluted earnings per share – adjusted loss from continuing operations	(9,178)	(15,040)	(43,018)

Income (loss) from discontinued operations	65,554	(7,410)	(21,510)
(Income) loss from discontinued operations attributable to noncontrolling interests	(4,560)	(971)	3,889

Income (loss) from discontinued operations attributable to common stockholders	60,994	(8,381)	(17,621)
Dilutive noncontrolling interests share of income (loss) from discontinued operations	4,662	(701)	(1,301)

Numerator for diluted earnings per share – adjusted income (loss) from discontinued operations	$65,656	$(9,082)	$(18,922)

Denominator
Weighted average shares outstanding-basic	178,196	181,982	183,813
Incremental weighted average shares effect of conversion of OP units	13,736	15,262	13,564

Weighted average shares outstanding-diluted	191,932	197,244	197,377

INCOME (LOSS) PER COMMON SHARE-BASIC AND DILUTED
Net loss from continuing operations	$(0.05)	$(0.08)	$(0.22)
Net income (loss) from discontinued operations	0.34	(0.04)	(0.09)

Net income (loss)	$0.29	$(0.12)	$(0.31)

13. SEGMENT INFORMATION

We have four reportable operating segments, which include our three real property operating sectors (office, industrial, and retail) and debt related investments. We organize and analyze the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment, and investment strategies and objectives. For example, the physical characteristics of our buildings, the related operating characteristics, the geographic markets, and the type of tenants are inherently different for each of our segments. During the year ended December 31, 2013, we reclassified amounts relating to four properties that we had previously classified within our office segment into our industrial segment for all periods presented.

The following table sets forth revenue and the components of net operating income (“NOI”) of our segments for the years ended December 31, 2013, 2012, and 2011 (amounts in thousands).

	For the Year Ended December 31,
	Revenues			NOI
	2013	2012	2011	2013	2012	2011
Real property (1)
Office	$123,838	$122,264	$124,438	$95,618	$95,625	$97,551
Industrial (2)	26,108	26,715	26,305	23,893	24,782	24,416
Retail	57,382	57,937	57,007	44,145	45,974	43,985
Debt related investments	10,449	9,409	11,107	10,449	9,409	11,107

Total	$217,777	$216,325	$218,857	$174,105	$175,790	$177,059

(1)	Excludes results of operations of real properties categorized as discontinued operations.
(2)	Amounts reported for our industrial segment for the years ended December 31, 2013, 2012 and 2011 include revenue of approximately $13.0 million, $13.7 million, and $13.6 million, respectively, and NOI of approximately $11.6 million, $12.5 million, and $12.4 million, respectively, relating to four properties that we reclassified from our office segment into our industrial segment during 2013.

We consider NOI to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt related investments, and excludes certain items that are not considered to be controllable in connection with the management of each property, such as depreciation and amortization, general and administrative expenses, asset management fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it excludes such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our NOI to our reported net income (loss) attributable to common stockholders for the years ended December 31, 2013, 2012, and 2011 (amounts in thousands).

	For the Year Ended December 31,
	2013	2012	2011
Net operating income	$174,105	$175,790	$177,059
Interest and other income (expense)	(153)	807	2,394
Real estate depreciation and amortization expense	(87,174)	(91,127)	(93,407)
General and administrative expenses	(9,973)	(7,229)	(6,826)
Advisory fees, related party	(15,120)	(17,659)	(20,854)
Acquisition-related expenses	(337)	(325)	(610)
Interest expense	(65,325)	(69,844)	(74,406)
Impairment of real estate property	(2,600)	—	—
Loss on extinguishment of debt and financing commitments	(2,507)	(5,374)	—
Other-than-temporary impairment on securities	—	—	(3,369)
Provision for loss on debt related investments	—	—	(23,037)
Discontinued operations, net of taxes	65,554	(7,410)	(21,510)
Net (income) loss attributable to noncontrolling interests	(4,002)	110	6,886

Net (income) loss attributable to common stockholders	$52,468	$(22,261)	$(57,680)

The following table reflects our total assets by business segment as of December 31, 2013 and December 31, 2012 (amounts in thousands).

	As of December 31,
	2013	2012
Segment assets:
Net investments in real property
Office	$1,092,351	$1,245,346
Industrial (1)	229,786	475,525
Retail	602,505	615,897
Debt related investments, net	123,935	187,321

Total segment assets, net	2,048,577	2,524,089

Non-segment assets:
Cash and cash equivalents	24,778	36,872
Other non-segment assets (2)	85,878	98,293
Assets held for sale	146,176	—

Total assets	$2,305,409	$2,659,254

(1)	Amounts reported for our industrial segment as of December 31, 2013 and December 31, 2012 include net investments in real property of approximately $116.9 million and $125.0 million, respectively, relating to properties that we had previously classified within our office segment.
(2)	Other non-segment assets primarily consist of corporate assets including restricted cash and receivables, including straight-line rent receivable.

14. INCOME TAXES

We operate in a manner intended to qualify for treatment as a REIT for U.S. federal income tax purposes. As a REIT, we generally will not be subject to federal income taxation at the corporate level to the extent we distribute 100% of our REIT taxable income annually, as defined in the Code, to our stockholders and satisfy other requirements. To continue to qualify as a REIT for federal tax purposes, we must distribute at least 90% of our REIT taxable income annually. No material provisions have been made for federal income taxes in the accompanying financial statements. We had a gross deferred tax asset of approximately $4.4 million and $4.0 million as of December 31, 2013 and 2012, respectively, which is offset by a full valuation allowance. The tax years 2009 through 2013 remain open to examination by the major taxing jurisdictions to which we are subject.

15. COMMITMENTS AND CONTINGENCIES

Environmental Matters

A majority of the properties we acquire are subjected to environmental reviews either by us or the previous owners. In addition, we may incur environmental remediation costs associated with certain land parcels we may acquire in connection with the development of the land. We have acquired certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous materials. We may purchase various environmental insurance policies to mitigate our exposure to environmental liabilities. Due to the uncertainty regarding our exposure to environmental liabilities and the timing and nature of settlement of any such liabilities, we cannot estimate the effect of such potential environmental remediation on our business, financial condition, or results of operations.

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents selected unaudited quarterly financial data for each quarter during the years ended December 31, 2013 and 2012 (amounts in thousands, except per share information). Certain reclassifications have been made to prior period results to conform to the current presentation. The following disclosures exclude the results from discontinued operations.

					For the
	For the Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2013	2013	2013	2013	2013
Rental revenue	$50,636	$51,199	$52,113	$53,380	$207,328
Debt related income	2,735	2,615	2,309	2,790	10,449

Total revenue	53,371	53,814	54,422	56,170	217,777
Total operating expenses	(38,199)	(37,512)	(38,180)	(44,985)	(158,876)
Other income (expenses)	(16,923)	(16,599)	(16,314)	(18,149)	(67,985)

Loss from continuing operations	(1,751)	(297)	(72)	(6,964)	(9,084)
Discontinued operations, net of taxes	$(4,115)	$18,754	$45,403	$5,512	65,554
Net income (loss)	(5,866)	18,457	45,331	(1,452)	56,470
Net (income) loss attributable to noncontrolling interests	499	(1,329)	(3,257)	85	(4,002)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,367)	$17,128	$42,074	$(1,367)	$52,468

Net loss per basic and diluted common share
Continuing operations	$(0.01)	$(0.00)	$(0.00)	$(0.04)	$(0.05)
Discontinued operations	$(0.02)	$0.10	$0.24	$0.02	$0.34

NET LOSS PER BASIC AND DILUTED COMMON SHARE	$(0.03)	$0.10	$0.24	$(0.02)	$0.29

					For the
	For the Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2012	2012	2012	2012	2012
Rental revenue	$51,953	$51,282	$51,590	$52,091	$206,916
Debt related income	1,884	1,759	3,019	2,747	9,409

Total revenue	53,837	53,041	54,609	54,838	216,325
Total operating expenses	(40,388)	(38,900)	(38,812)	(38,775)	(156,875)
Other income (expenses)	(18,507)	(19,817)	(17,398)	(18,689)	(74,411)

Loss from continuing operations	(5,058)	(5,676)	(1,601)	(2,626)	(14,961)
Discontinued operations, net of taxes	(4,281)	$(3,896)	$13,545	(12,778)	(7,410)
Net income (loss)	(9,339)	(9,572)	11,944	(15,404)	(22,371)
Net (income) loss attributable to noncontrolling interests	849	701	(2,680)	1,240	110

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(8,490)	$(8,871)	$9,264	$(14,164)	$(22,261)

Net loss per basic and diluted common share
Continuing operations	$(0.03)	$(0.03)	$(0.01)	$(0.01)	$(0.08)
Discontinued operations	$(0.02)	$(0.02)	$0.06	$(0.06)	$(0.04)

NET LOSS PER BASIC AND DILUTED COMMON SHARE	$(0.05)	$(0.05)	$0.05	$(0.07)	$(0.12)

17. SUBSEQUENT EVENTS

We have evaluated subsequent events for the period from December 31, 2013, the date of these financial statements, through the date these financial statements are issued.

Disposition of Real Property

On January 22, 2014, we disposed of a portfolio of 12 industrial properties aggregating 3.4 million square feet to an unrelated third party. The properties were located in the Atlanta, GA, Cincinnati, OH, Central Pennsylvania, Columbus, OH, Dallas, TX, Indianapolis, IN, and Minneapolis, MN markets. We sold the properties, which had a net basis of approximately $139.9 million as of December 31, 2013, for a total sales price of $175.0 million.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Dividend Capital Diversified Property Fund Inc.:

Under date of March 10, 2014, we reported on the consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income and loss, equity and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule III — Real Estate and Accumulated Depreciation (Schedule III). Schedule III is the responsibility of the Company’s management. Our responsibility is to express an opinion on Schedule III based on our audits.

In our opinion, Schedule III — Real Estate and Accumulated Depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Denver, Colorado

March 10, 2014

Dividend Capital Diversified Property Fund Inc.

Schedule III — Real Estate and Accumulated Depreciation

As of December 31, 2013

(dollar amounts in thousands)

				Initial Cost to Company				Gross Amount Carried at December 31, 2013
Property	Market	No. of Buildings	Encumb- rances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improve- ments (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Office Properties:
Jay Street	Silicon Valley, CA	3	$23,500	$13,859	$21,974	$35,833	$4,063	$13,859	$26,037	$39,896	$7,139	6/28/06	3-40
Bala Pointe	Philadelphia, PA	1	24,000	10,115	27,516	37,631	3,418	10,115	30,934	41,049	10,430	8/28/06	3-40
40 Boulevard	Chicago, IL	1	8,580	2,611	7,797	10,408	5,163	2,611	12,960	15,571	5,767	1/24/07	1-35
Washington Commons	Chicago, IL	10	21,300	9,019	16,622	25,641	4,634	9,019	21,256	30,275	8,402	2/1/07	2-40
Shackleford	Little Rock, AR	1	13,650	2,900	18,792	21,692	323	2,900	19,115	22,015	4,523	3/20/07	5-40
Joyce Blvd	Fayetteville, AR	1	—	2,699	8,996	11,695	—	2,699	8,996	11,695	2,188	9/28/07	10-40
DeGuigne	Silicon Valley, CA	1	7,498	5,841	13,861	19,702	1,038	5,841	14,899	20,740	5,318	11/21/07	5-40
Eden Prairie (ATK)	Minneapolis/St Paul, MN	1	—	3,538	25,865	29,403	38	3,538	25,903	29,441	4,908	10/3/08	15-40
Austin-Mueller Healthcare	Austin, TX	1	19,786	2,663	42,315	44,978	—	2,663	42,315	44,978	8,108	12/23/08	11-40
1300 Connecticut	Washington, DC	1	46,421	25,177	41,250	66,427	2,928	25,177	44,178	69,355	14,373	3/10/09	5-40
Campus Road Office Center	Princeton, NJ	1	34,227	5,302	45,773	51,075	88	5,302	45,861	51,163	7,690	11/3/09	5-40
Preston Sherry Plaza	Dallas, TX	1	22,807	7,500	22,303	29,803	4,688	7,500	26,991	34,491	7,746	12/16/09	3-40
Park Place	Dallas, TX	1	—	4,075	19,625	23,700	5,383	4,075	25,008	29,083	8,895	12/16/09	3-40
Doolittle Drive	Los Angeles, CA	1	10,243	9,700	13,142	22,842	410	9,700	13,552	23,252	7,431	6/25/10	4-40
South Havana Street	Denver, CO	1	—	3,925	8,607	12,532	2	3,925	8,609	12,534	6,072	6/25/10	4-40
Sheila Street	Los Angeles, CA	1	8,907	6,150	17,536	23,686	(1)	6,150	17,535	23,685	4,647	6/25/10	10-40
Corporate Center Drive	Los Angeles, CA	1	12,469	6,700	21,303	28,003	1,957	6,700	23,260	29,960	11,238	6/25/10	10-40
Harborside Plaza	Northern New Jersey	1	114,424	16,800	193,742	210,542	1,415	16,800	195,157	211,957	42,153	6/25/10	7-40
Colshire Drive	Washington, DC	1	—	21,100	157,983	179,083	(5)	21,100	157,978	179,078	38,513	6/25/10	7-40
Sylvan Way	Northern New Jersey	1	16,344	5,200	32,439	37,639	(1)	5,200	32,438	37,638	4,794	6/25/10	13-40
Sunset Hills Road	Washington, DC	1	13,984	2,700	31,915	34,615	36	2,700	31,951	34,651	9,949	6/25/10	5-40
Shadelands Drive	East Bay, CA	1	—	2,500	3,562	6,062	33	2,500	3,595	6,095	3,416	6/25/10	3-40
Sybase Drive	East Bay, CA	1	—	8,400	136,797	145,197	45	8,400	136,842	145,242	34,463	6/25/10	7-40
1600 SW 80th Street	Miami, FL	1	19,372	12,700	35,483	48,183	49	12,700	35,532	48,232	6,247	6/25/10	12-40
Connection Drive	Dallas, TX	1	23,870	3,110	50,121	53,231	112	3,110	50,233	53,343	9,233	6/25/10	9-40
655 Montgomery	San Francisco, CA	1	57,827	32,632	82,195	114,827	1,486	32,632	83,681	116,313	1,089	11/7/13	1-40

Total Office Properties		37	499,209	226,916	1,097,514	1,324,430	37,302	226,916	1,134,816	1,361,732	274,732

				Initial Cost to Company				Gross Amount Carried at December 31, 2013
Property	Market	No. of Buildings	Encumb- rances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)

Industrial Properties:
Lundy Avenue	Silicon Valley, CA	3	$14,250	$5,982	$15,459	$21,441	$(2,452)	$5,117	$13,872	$18,989	$5,752	9/28/06	19-40
Shiloh Road	Dallas, TX	3	22,700	5,162	30,192	35,354	79	5,162	30,271	35,433	9,389	12/21/06	10-40
Rickenbacker	Columbus, OH	1	6,926	1,249	13,308	14,557	699	1,249	14,007	15,256	4,562	10/16/06	3-40
Park West Q	Cincinnati, OH	1	5,164	1,653	9,597	11,250	805	1,653	10,402	12,055	3,872	10/16/06	5-40
Eagle Creek East	Minneapolis/St Paul, MN	1	4,298	1,644	7,676	9,320	392	1,644	8,068	9,712	2,827	10/16/06	5-40
Park West L	Cincinnati, OH	1	3,587	902	7,393	8,295	333	902	7,726	8,628	2,380	10/31/06	2-40
Eagle Creek West	Minneapolis/St Paul, MN	1	4,869	1,910	8,474	10,384	506	1,910	8,980	10,890	2,801	10/31/06	3-40
Minnesota Valley III	Minneapolis/St Paul, MN	1	6,091	2,223	12,462	14,685	1,107	2,223	13,569	15,792	4,223	10/31/06	10-40
Plainfield III	Indianapolis, IN	1	12,000	2,101	18,424	20,525	2,469	2,101	20,893	22,994	5,769	3/28/07	9-40
Patriot Drive I	Dallas, TX	1	4,625	1,034	5,548	6,582	1,186	1,034	6,734	7,768	2,003	3/28/07	3-40
Patriot Drive II	Dallas, TX	1	18,375	3,166	23,072	26,238	5,137	3,166	28,209	31,375	7,645	3/28/07	5-40
Creekside V	Columbus, OH	1	4,725	764	5,628	6,392	18	764	5,646	6,410	2,029	6/15/07	8-40
Greenwood Parkway	Atlanta, GA	1	—	2,040	20,830	22,870	402	2,040	21,232	23,272	6,098	10/29/07	10-40
Westport	Central PA	1	9,767	2,376	27,081	29,457	7	2,376	27,088	29,464	6,417	1/9/08	10-40
6900 Riverport	Louisville, KY	1	1,645	751	4,131	4,882	103	751	4,234	4,985	981	9/17/08	10-40
7000 Riverport	Louisville, KY	1	2,593	1,124	6,821	7,945	429	1,124	7,250	8,374	1,971	9/17/08	3-40
7050 Riverport	Louisville, KY	1	1,424	672	3,862	4,534	252	672	4,114	4,786	1,254	9/17/08	5-40
7201 Riverport	Louisville, KY	1	2,636	1,130	6,614	7,744	225	1,130	6,839	7,969	1,769	9/17/08	3-40
East Maple Avenue	Los Angeles, CA	1	16,924	6,400	71,761	78,161	(1)	6,400	71,760	78,160	7,063	6/25/10	16-40
N. Glenville Drive	Dallas, TX	1	3,563	1,580	6,610	8,190	(1)	1,580	6,609	8,189	1,709	6/25/10	6-40
South Columbia	Central Kentucky	1	11,579	730	25,092	25,822	(2)	730	25,090	25,820	8,682	6/25/10	4-40
Columbia Road	Cleveland, OH	1	8,684	2,525	17,337	19,862	3,943	2,525	21,280	23,805	3,423	6/25/10	6-40
200 Corporate Drive	Chicago, IL	1	8,907	925	18,937	19,862	798	925	19,735	20,660	4,097	6/25/10	8-40
Vickery Drive	Houston, TX	1	18,537	3,700	37,639	41,339	(1)	3,700	37,638	41,338	7,514	6/25/10	8-40
East 28th Avenue	Denver, CO	1	2,794	800	5,431	6,231	1	800	5,432	6,232	1,348	6/25/10	8-40

Total Industrial Properties		29	196,663	52,543	409,379	461,922	16,434	51,678	426,678	478,356	105,578

				Initial Cost to Company				Gross Amount Carried at December 31, 2013
Property	Market	No. of Buildings	Encumb- rances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Retail Properties:
Bandera Road	San Antonio, TX	1	$21,500	$8,221	$23,472	$31,693	$367	$8,221	$23,839	$32,060	$5,883	2/1/07	5-45
Beaver Creek	Raleigh, NC	1	26,200	13,017	31,375	44,392	792	13,017	32,167	45,184	7,386	5/11/07	3-40
Centerton Square	Philadelphia, PA	1	67,800	26,488	76,838	103,326	831	26,488	77,669	104,157	19,359	5/11/07	4-57
Mt. Nebo	Pittsburgh, PA	1	16,000	9,371	16,214	25,585	(1,117)	9,502	14,966	24,468	1,984	5/11/07	4-40
CB Square	Jacksonville, FL	1	—	3,768	16,660	20,428	(929)	3,768	15,731	19,499	3,149	6/27/07	7-40
Braintree	Boston	1	—	9,270	31,266	40,536	520	9,270	31,786	41,056	8,328	8/1/07	5-40
Holbrook	Boston	1	—	4,590	14,724	19,314	191	4,590	14,915	19,505	4,511	8/1/07	5-40
Kingston	Boston	1	10,574	8,580	12,494	21,074	742	8,580	13,236	21,816	4,109	8/1/07	5-40
Manomet	Boston	1	—	1,890	6,480	8,370	353	1,890	6,833	8,723	1,949	8/1/07	5-40
Orleans	Boston	1	14,070	8,780	23,683	32,463	178	8,780	23,861	32,641	5,321	8/1/07	4-40
Sandwich	Boston	1	15,825	7,380	25,778	33,158	65	7,380	25,843	33,223	5,515	8/1/07	3-40
Wareham	Boston	1	24,400	13,130	27,030	40,160	1,658	13,130	28,688	41,818	6,904	8/1/07	2-40
Abington	Boston	1	4,817	14,396	594	14,990	—	14,396	594	14,990	497	8/1/07	8-63
Hyannis	Boston	1	4,770	10,405	917	11,322	—	10,405	917	11,322	319	8/1/07	18-68
Rockland 201 Market	Boston	1	—	2,417	86	2,503	—	2,417	86	2,503	86	8/1/07	35
Mansfield	Boston	1	8,600	5,340	16,490	21,830	—	5,340	16,490	21,830	3,247	8/1/07	16-86
Meriden	Boston	1	—	6,560	22,013	28,573	—	6,560	22,013	28,573	4,570	8/1/07	13-43
Weymouth	Boston	1	—	5,170	19,396	24,566	(257)	4,913	19,396	24,309	4,958	8/1/07	19-40
Whitman 475 Bedford Street	Boston	1	7,459	3,610	11,682	15,292	—	3,610	11,682	15,292	2,377	8/1/07	16-56
Brockton Eastway Plaza	Boston	1	—	2,530	2,074	4,604	214	2,530	2,288	4,818	1,076	8/1/07	3-40
Cohasset	Boston	1	—	3,920	7,765	11,685	433	3,920	8,198	12,118	2,165	8/1/07	3-40
Cranston	Boston	1	—	1,810	4,233	6,043	109	1,810	4,342	6,152	1,884	8/1/07	2-40
Hanover	Boston	1	—	1,490	5,084	6,574	388	1,490	5,472	6,962	1,394	8/1/07	5-40
Rockland 360-372 Market	Boston	1	—	1,200	2,437	3,637	—	1,200	2,437	3,637	944	8/1/07	6-40
Brockton Westgate Plaza	Boston	1	—	3,650	6,507	10,157	5	3,650	6,512	10,162	2,066	8/1/07	11-40
Harwich	Boston	1	5,896	5,290	8,814	14,104	—	5,290	8,814	14,104	1,696	10/18/07	21-40
New Bedford	Boston	1	8,237	3,790	11,152	14,942	—	3,790	11,152	14,942	2,055	10/18/07	22-40
Norwell	Boston	1	6,061	5,850	14,547	20,397	—	5,850	14,547	20,397	2,868	10/18/07	15-65
Greater DC Retail	Washington, DC	1	38,926	19,779	42,515	62,294	330	19,781	42,843	62,624	12,866	4/6/09	5-40
Springdale	Boston	1	—	8,850	—	8,850	3,744	11,867	727	12,594	187	2/18/11	6-62

				Initial Cost to Company				Gross Amount Carried at December 31, 2013
Property	Market	No. of Buildings	Encumb- rances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Saugus	Boston	1	—	3,783	9,677	13,460	100	3,783	9,777	13,560	2,884	3/17/11	3-40

Total Retail Properties		31	281,135	224,325	491,997	716,322	8,717	227,218	497,821	725,039	122,537

Land held
Inverness land	Denver, CO	0	—	5,200	0	5,200	0	5,200	153	5,353	—	6/25/10	N/A

Total land held		0	—	5,200	0	5,200	0	5,200	153	5,353	—

Grand Total		97	977,007	$508,984	$1,998,890	$2,507,874	$62,453	$511,013	$2,059,467	$2,570,480	$502,847

(1)	Encumbrances represents mortgage debt principal balances encumbering each property as of December 31, 2013.
(2)	Building and improvements include intangible lease assets.
(3)	As of December 31, 2013, the aggregate cost for federal income tax purposes of investments in real property was approximately $2.2 billion (unaudited).
(4)	Amount is presented net of impairments and other write-offs of tenant-related assets that were recorded at acquisition as part of our purchase price accounting. Such write-offs are the results of lease expirations and terminations.

The following table summarizes activity for real estate and accumulated depreciation for the years ended December 31, 2013, 2012, and 2011. The balance of investments in real estate at the end of the year ended December 31, 2013 includes amounts related to properties classified as held for sale (amounts in thousands):

	For the Year Ended December 31,
	2013	2012	2011
Investments in real estate:
Balance at the beginning of the year	$2,819,550	$2,724,684	$2,858,307
Acquisitions of operating properties	114,827	128,258	21,825
Improvements	26,680	18,405	18,944
Basis of operating properties disposed of	(387,977)	(46,097)	(150,892)
Impairment of real property	(2,600)	(5,700)	(23,500)

Balance at the end of the year	$2,570,480	$2,819,550	$2,724,684

Accumulated depreciation:
Balance at the beginning of the year	$482,782	$361,357	$247,608
Net additions charged to costs and expenses	20,065	121,425	113,749

Balance at the end of the year	$502,847	$482,782	$361,357